   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000

                                                      REGISTRATION NO. 333-47566
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          NEXTRON COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA*                            7371                            77-0392855
 (STATE OF INCORPORATION OR OTHER     (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER IDENTIFICATION
 JURISDICTION OF INCORPORATION OR            CLASSIFICATION                        NUMBER)
          ORGANIZATION)                       CODE NUMBER)

                          NEXTRON COMMUNICATIONS, INC.
                          6830 VIA DEL ORO, SUITE 240
                           SAN JOSE, CALIFORNIA 95119
                                 (408) 574-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                           -------------------------

                               JEFFREY M. TABLAK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          NEXTRON COMMUNICATIONS, INC.
                          6830 VIA DEL ORO, SUITE 240
                           SAN JOSE, CALIFORNIA 95119
                                 (408) 574-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:


     N. JEFFERY KLAUDER, ESQ.             ARMAN PAHLAVAN, ESQ.           ALLISON LEOPOLD TILLEY, ESQ.
   SAFEGUARD SCIENTIFICS, INC.            PAUL G. PRINCE, ESQ.            JOSEPH R. TIFFANY II, ESQ.
    800 THE SAFEGUARD BUILDING          GEORGOPOULOS PAHLAVAN &         PILLSBURY MADISON & SUTRO LLP
       435 DEVON PARK DRIVE                   PRINCE, LLP                    2550 HANOVER STREET
    WAYNE, PENNSYLVANIA 19087             935 HAMILTON AVENUE                PALO ALTO, CA 94304
          (610) 293-0600              MENLO PARK, CALIFORNIA 94025              (650) 233-4500
                                             (650) 473-9001


                           -------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

* The Registrant intends to reincorporate in Delaware prior to the effective date of this Registration Statement.
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       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 2000


                                                  SHARES

                                 [NEXTRON LOGO]

                          NEXTRON COMMUNICATIONS, INC.

                                  COMMON STOCK
                           -------------------------

     Nextron Communications, Inc. is offering                shares of its
common stock.


     This is our initial public offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "NXTR." The initial public offering price will be between $ and $ per
share. As part of this offering, we are offering                shares of our
common stock at the public offering price to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders, that owned at least 100
shares of common stock of Safeguard as of             , 2001.


     Safeguard or its designees will purchase the shares of our common stock that are not purchased by Safeguard stockholders under the Safeguard Subscription Program. See "Plan of Distribution -- Safeguard Subscription Program." After this offering, Safeguard will have the power to vote
approximately      % of our outstanding voting stock.

     SAFEGUARD IS AN UNDERWRITER WITH RESPECT TO THE SHARES OF COMMON STOCK OFFERED TO THE STOCKHOLDERS OF SAFEGUARD. SAFEGUARD IS NOT AN UNDERWRITER WITH RESPECT TO ANY OTHER SHARES OFFERED AND IS NOT INCLUDED IN THE TERM UNDERWRITER AS USED ELSEWHERE IN THIS PROSPECTUS.

            INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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UNDERWRITTEN PUBLIC OFFERING:                                    PER SHARE                TOTAL
-------------------------------------------------------------------------------------------------------
Public Offering Price.....................................  $                      $
Underwriting Discounts and Commissions....................  $                      $
Proceeds to Nextron.......................................  $                      $
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SAFEGUARD SUBSCRIPTION PROGRAM:                                  PER SHARE                TOTAL
-------------------------------------------------------------------------------------------------------
Public Offering Price.....................................  $                      $
Management Fee............................................  $                      $
Proceeds to Nextron.......................................  $                      $
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AGGREGATE OFFERING PROCEEDS:                                                              TOTAL
-------------------------------------------------------------------------------------------------------
Proceeds to Nextron (before expenses) from Underwritten
  Public Offering and Safeguard Subscription Program......                         $
-------------------------------------------------------------------------------------------------------
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     The underwriters have an option to purchase up to an additional shares of our common stock from us to cover over-allotments. The underwriters expect to deliver the shares to purchasers on or about
            , 2001.


                                  ING BARINGS


                The date of this prospectus is                , 2001.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. Unless the context requires otherwise, references in this prospectus to "we," "us," "our," "the Company" and "Nextron" refer to Nextron Communications, Inc.

                          NEXTRON COMMUNICATIONS, INC.

     We develop, market and sell a software platform, applications and services that enable our customers such as Internet service providers, telecommunication companies, and other major corporations to provide web content management products and services for their small and medium enterprise, or SME, subscribers. Web content management gives companies a structured process for developing, deploying and updating web and wireless applications.

     We deliver our Nextron Phase 4 software platform and applications on a turnkey basis. Our customers integrate our web content management solutions into their portfolio of products and services. Our products are designed to help our customers create, administer and manage large numbers of websites for their SME subscribers on a cost-effective basis. In addition, our Nextron Phase 4 software utilizes an open architecture which facilitates integration with legacy systems and applications of other vendors. Our web content management solution allows our customers to penetrate new markets and realize additional revenue opportunities by delivering integrated applications to their SME subscribers. In addition, SMEs can benefit from our products and services as we provide tools that enable their implementation of wired and wireless Internet business applications such as customer relationship management. We seek to establish our Nextron Phase 4 software and related applications as leading industry standards for providing wired and wireless web content management to the SME market.

     The SME market consists of more than 30 million enterprises worldwide and because of its diversity, it lacks a common Internet delivery platform. According to a recent survey of Andersen Consulting Market Research, 50% of the SME respondents plan to use the Internet as a means for growth in the next 12 months. To serve the fragmented SME market, our customers must be prepared to offer a simple, low-cost and reliable solution that helps them create websites and manage web content for thousands of their SME subscribers.

     Because many major corporations are already providing services to the SME market, we believe that they will become the predominant service providers in assisting SMEs establish and expand their Internet presence. We are targeting entities with significant SME penetration for the distribution of our products. Our customers include corporations such as Verizon and Pages Jaunes, a wholly owned subsidiary of France Telecom, in the telecommunications industry, Verio in the Internet service provider industry and Principal Life Insurance Company in the financial services industry. As of September 30, 2000, we licensed our products to our customers for use to over 46,000 SME subscribers and have built over 20,000 websites for SME subscribers across industry sectors. We are headquartered in San Jose, California and have international sales offices in Switzerland, Belgium, the United Kingdom and Argentina.
                           -------------------------

     We were incorporated in California in December 1994. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 6830 Via Del Oro, Suite 240, San Jose, California 95119. Our telephone number at that location is (408) 574-0200.
                           -------------------------


     Nextron, Nextron Communications, Nextron Phase 4, Nextron StoreFront, Nextron ePromote, Nextron eOps, Nextron Mobilize, ImpulseSale and our logo are trademarks of Nextron Communications, Inc. Trade names and trademarks of other companies appearing in this prospective are the property of the respective holders.

                                  THE OFFERING

Common stock offered by us......                  shares

Common stock to be outstanding
after this offering.............                  shares

Use of proceeds.................   For repayment of debt, working capital and
                                   general corporate purposes. See "Use of
                                   Proceeds."

Nasdaq National Market symbol...   NXTR


     The number of shares of our common stock to be outstanding upon completion of this offering is based on 2,828,118 shares outstanding as of September 30, 2000 and assumes that the underwriters' over-allotment option is not exercised. The outstanding share information also includes:



     - the issuance of 500,000 shares of series D preferred stock issued to Safeguard in October 2000 upon conversion of a promissory note;


     - the issuance of 500,000 shares of series D preferred stock issued to Safeguard in October 2000;

     - the assumed issuance of 666,667 shares of series B preferred stock issuable upon exercise of a warrant that expires if not exercised before this offering is completed; and

     - the assumed conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

     This table excludes:


     - 2,755,001 shares of common stock issuable upon the exercise of options outstanding at September 30, 2000 at a weighted average exercise price of $1.76 per share;



     - 1,526,672 additional shares of common stock reserved for future issuance under our stock plans as of September 30, 2000; and



     - 2,355,000 shares of our common stock issuable on the exercise of warrants outstanding at September 30, 2000 at a weighted average exercise price of $5.76 per share.

                           -------------------------

     Except as otherwise indicated, information in this prospectus assumes:


     - the automatic conversion of all outstanding shares of preferred stock into 8,381,183 shares of common stock upon completion of this offering;


     - no exercise of the underwriters' over-allotment option; and

     - our reincorporation in Delaware prior to completion of this offering.

                         SAFEGUARD SUBSCRIPTION PROGRAM


     As part of this offering, we are offering shares of our common stock to stockholders of Safeguard that owned at least 100 common shares of Safeguard on
            , 2001 in the Safeguard Subscription Program. The program is described in greater detail in "Plan of Distribution -- Safeguard Subscription Program."


     The references to Safeguard in this prospectus refer to Safeguard Scientifics, Inc. and its affiliates, collectively. The information throughout this prospectus assumes that all of the shares offered in the Safeguard Subscription Program are purchased by Safeguard stockholders. Safeguard will purchase the shares of our common stock that are not purchased by Safeguard stockholders under the Safeguard Subscription Program.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                           PRO FORMA
                                                                                                  ----------------------------
                                                                                                                     NINE
                                                                               NINE MONTHS         YEAR ENDED       MONTHS
                                   YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,    DECEMBER 31,       ENDED
                        -----------------------------------------------   ---------------------   ------------   SEPTEMBER 30,
                         1995      1996      1997      1998      1999        1999        2000         1999           2000
                        -------   -------   -------   -------   -------   -----------   -------   ------------   -------------
                           (UNAUDITED)                                    (UNAUDITED)                     (UNAUDITED)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenue:
  License and
    maintenance.......  $    --   $    --   $    --   $   295   $ 1,685     $1,025      $ 2,960     $ 1,685        $  2,960
  Service.............       22       115        65       787     1,776      1,170        1,454       1,776           1,454
                        -------   -------   -------   -------   -------     ------      -------     -------        --------
    Total revenue.....       22       115        65     1,082     3,461      2,195        4,414       3,461           4,414
Gross profit (loss)...       22      (756)     (109)       62     1,044        656        2,613       1,044           2,613
Total operating
  expenses............    1,221     2,366     2,699     3,720     7,960      3,536       14,729       8,206          15,313
Loss from continuing
  operations..........   (1,199)   (3,471)   (3,430)   (4,577)   (8,185)    (3,868)     (12,389)     (8,431)        (12,973)
Net loss..............   (1,199)   (4,462)   (3,440)   (4,017)   (8,185)    (3,868)     (12,389)     (8,431)        (12,973)
Basic and diluted net
  loss per share......  $ (0.82)  $ (3.04)  $ (2.34)  $ (2.68)  $ (5.05)    $(2.52)     $ (5.42)    $ (4.29)       $  (4.93)
                        -------   -------   -------   -------   -------     ------      -------     -------        --------
Shares used in
  computing basic and
  diluted net loss per
  share...............    1,467     1,467     1,472     1,498     1,620      1,535        2,286       1,965           2,632
                        -------   -------   -------   -------   -------     ------      -------     -------        --------



     The unaudited pro forma combined statement of operations data give effect to our acquisition of ImpulseSale in August 2000 as if the acquisition had occurred on October 18, 1999, ImpulseSale's inception, and do not give effect to
(a) the issuance of 500,000 shares of series D preferred stock to Safeguard in October 2000 upon conversion of a promissory note; (b) the issuance of 500,000 shares of series D preferred stock to Safeguard in October 2000; (c) the assumed issuance of 666,667 shares of series B preferred stock issuable upon exercise of a warrant that expires if not exercised before this offering is completed; and
(d) the automatic conversion of all outstanding shares of preferred stock into 8,381,183 shares of common stock upon the closing of this offering and changes to our authorized capital stock upon completion of this offering.

     The following table presents the consolidated balance sheet data as of September 30, 2000:


     - on an actual basis;


     - on a pro forma basis, after giving effect to (a) the issuance of 500,000 shares of series D preferred stock to Safeguard in October 2000 upon conversion of a promissory note; (b) the issuance of 500,000 shares of series D preferred stock to Safeguard in October 2000; (c) the assumed issuance of 666,667 shares of series B preferred stock issuable upon exercise of a warrant that expires if not exercised before this offering is completed; and (d) the automatic conversion of all outstanding shares of preferred stock into 8,381,183 shares of common stock upon the closing of this offering and changes to our authorized capital stock upon completion of this offering; and


     - on the same pro forma basis as adjusted to give effect to our sale of shares of common stock in this offering at an assumed
       initial public offering price of $          per share, after deducting
       the estimated underwriting discounts and commissions and estimated offering expenses.

     This table excludes:


     - 2,755,001 shares of common stock issuable upon the exercise of options outstanding at September 30, 2000 at a weighted average exercise price of $1.76 per share;



     - 1,526,672 additional shares of common stock reserved for future issuance under our stock plans as of September 30, 2000; and



     - 2,355,000 shares of our common stock issuable on the exercise of warrants outstanding at September 30, 2000 at a weighted average exercise price of $5.76 per share.



                                                                    AT SEPTEMBER 30, 2000
                                                            --------------------------------------
                                                                             PRO        PRO FORMA
                                                              ACTUAL        FORMA      AS ADJUSTED
                                                            -----------    --------    -----------
                                                                         (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................    $ 4,146       11,813
Total assets..............................................     15,246       22,913
Long term obligations.....................................          5            5
Total liabilities.........................................     13,598        8,598
Total stockholders' equity................................      1,648       14,315

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in our common stock. The factors discussed below may harm our business, financial condition or results of operations and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.


     We have incurred significant net losses since inception. We had a net loss of $8.2 million for the year ended December 31, 1999 and $12.4 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $33.8 million. Our operating expenses have increased significantly in each year of our operation, and we anticipate that these expenses will continue to increase over the next several years as we expand our operations. We expect to continue to incur significant losses for the foreseeable future. We may not become profitable within the timeframe expected by investors. If we continue to incur losses, we will not be able to expand our business.


OUR QUARTERLY OPERATING RESULTS FLUCTUATE. THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS.

     Our lack of significant operating history makes an evaluation of our business and prospects very difficult. Our long-term success will depend on our ability to execute our business strategy effectively. Our revenue and operating results have varied from quarter to quarter. We expect them to continue to vary in the future. Our quarterly operating results may not meet the expectations of securities analysts or investors, which could cause the price of our common stock to decline. You should not rely on our historical results as an indication of future results. The factors that affect our quarterly operating results include:

     - ability to retain existing customers and attract new customers;

     - placement, size and timing of significant customers' orders;

     - ability to sell new applications to our existing customers;

     - ability to develop and market new and enhanced web content management products and services on a timely basis; and

     - changes in our operating expenses and our ability to manage costs.

     In addition, a number of factors that are beyond our control will also affect our quarterly operating results, such as:

     - demand for our products and services;

     - increased price competition;

     - introduction of new products and services by our competitors; and

     - significant downturns in our targeted markets.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. LOSS OF ANY OF THESE CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUE.


     Our current business depends on a limited number of significant customers. The loss of any significant customer, a significant decrease in business from any of these customers or the failure to obtain new customers would cause our revenue to decline and may result in loss of market share. We had four customers as of December 31, 1999 and five customers as of September 30, 2000. Revenue derived from our three largest customers accounted for approximately 72% of total revenue in 1999 and 77% of total revenue in the first nine months of 2000. Our three largest customers represented 86% of accounts receivable balances as of December 31, 1999 and 85% of accounts receivable balances as of September 30, 2000. We derive a substantial portion of our revenue from repeat business with established customers, but our customers have no obligation to purchase additional products or services. Therefore, we may not continue to generate significant revenue from our existing customers.


     We have a limited number of significant customers. Our future success will depend on our ability to increase our number of customers. The growth of our customer base, however, could be adversely affected by:

     - customers' willingness to use our competitors' web content management products;

     - new product introductions by our competitors;

     - failure of our products to perform as intended; or

     - difficulty in meeting customers' delivery requirements.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE.

     Many of our current or potential competitors have longer operating histories, larger customer bases, substantially greater financial, technical, sales, marketing and other resources and greater name recognition than we do. Competitors have established, and may in the future establish, cooperative relationships in order to enhance their ability to address the needs of prospective customers. New competitors or alliances among competitors may emerge and rapidly acquire a significant market share. Competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their products. We may be unable to compete successfully with existing competitors or new entrants to our market.

     The market for our products is highly competitive, and we expect that the level of competition will increase. Our future growth depends substantially on further acceptance of our web content management solutions by SMEs. If we do not compete effectively, we may lose our market share or may be unable to expand our market share and may be unable to expand our business.

     We compete with in-house software departments of our customers and potential customers, independent providers of comprehensive information systems, software vendors that sell products designed for particular aspects of information systems, systems integrators and companies that offer software systems in combination with the sale of network equipment. Some of the companies with which we compete include Net Objects, Website Pros, Web Interactive, Netopia, Kinzan and Innuity. We may also compete with companies which may offer similar products for different markets.

OUR FAILURE TO ESTABLISH AND EXPAND OUR DISTRIBUTION ALLIANCES WOULD HARM OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCTS.

     If we fail to establish or maintain distribution alliances, our ability to achieve market acceptance of our web content management products will suffer and we will be unable to grow our business. Failure to successfully establish and maintain these relationships could also harm our ability to increase our revenue and achieve profitability. Specifically, we must establish and expand existing distribution relationships.

CONSOLIDATION OF OUR CUSTOMERS AND POTENTIAL CUSTOMERS COULD REDUCE OUR MARKET SHARE.

     There is considerable market consolidation among our customers and potential customers. For example, GTE and Bell Atlantic recently merged to form Verizon. Because of this consolidation, we may lose significant customers that are acquired by larger companies that purchase web content management products from our competitors or potential competitors or who will perform in house the services we would otherwise provide.

MANY OF OUR CUSTOMERS SELL OUR PRODUCTS TO NEW BUSINESSES WITH LIMITED OPERATING HISTORIES AND UNPROVEN BUSINESS MODELS. OUR CUSTOMERS MAY HAVE DIFFICULTY IN COLLECTING FEES FROM THEIR CUSTOMERS WHICH MAY HARM OUR BUSINESS.

     We sell our products and services to major corporations. Our customers in turn sell our products to their customers, which are primarily SMEs. The SMEs may be more likely than other companies to be acquired, experience financial difficulties or cease operations. If our customers experience greater than expected customer loss or cannot collect fees from their SME customers in a timely manner, they may discontinue that line of business and our customers may cancel their contracts with us. If our customers cancel contracts with us our future revenue could be seriously harmed.

WE DEPEND ON KEY EMPLOYEES FOR OUR SUCCESS. THE LOSS OF ANY OF THESE EMPLOYEES COULD SUBSTANTIALLY HARM OUR ABILITY TO COMPETE.

     Our success depends on the experience of certain key employees. Our key employees include Jeffrey Tablak, our President and Chief Executive Officer, and Scott Jensen, our Chief Technology Officer. We do not have long-term employment agreements with our key employees and do not maintain key-person life insurance. The loss of services of any key employees could disrupt our operations and negatively impact investors' perception of us.

     Because personnel relationships are a critical element of obtaining and maintaining customer engagements, the loss of one or more key employees could adversely effect our future sales. Also, if any of our key employees joins a competitor or forms a competing company, some of our customers might choose to use the services of that competitor or a new company instead of our own. Customers or other companies seeking to develop in-house capabilities may hire away some of our key employees, resulting in the loss of a customer relationship or a new business opportunity.

WE MAY BE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL.

     Our performance and future success also depend on our ability to attract, retain and motivate additional qualified officers and employees. Qualified personnel are in short supply, particularly in the Silicon Valley, where our headquarters are located. This shortage is likely to continue. The shortage has caused the price of hiring and retaining qualified employees to increase. We may be unable to retain our employees or to attract and retain other qualified employees with relevant skills in the future on salaries that are commercially reasonable. Also, prospective employees may perceive the stock option component of our compensation as less valuable after this offering. If we fail to attract, retain and motivate qualified employees, our business will be harmed.

WE MUST CONTINUALLY ENHANCE OUR PRODUCTS AND SERVICES TO ADJUST TO TECHNOLOGICAL CHANGES AND EVOLVING DEMANDS OF THE MARKET TO COMPETE EFFECTIVELY.

     Our future success depends significantly on our ability to improve our existing products and introduce new products and applications that satisfy the changing requirements of customers in a rapidly developing and evolving Internet market. We may need to adjust our operations, including developing new products, offering new services and revising and updating our existing products and services, to adjust to technological advances and changing demand. If we cannot adjust our operations in response to technological advances or changes in the market, our sales may decline and our competitive position in the market may weaken.

WE MAY NEED ADDITIONAL FUNDING FOR PRODUCT DEVELOPMENT, INCREASING OUR SALES AND MARKETING CAPABILITIES AND OTHER OPERATING AND EXPANSION PURPOSES. ADDITIONAL FUNDING MAY NOT BE AVAILABLE TO US ON COMMERCIALLY REASONABLE TERMS, IF AT ALL.

     We may need additional funding for product development, increasing our sales and marketing capabilities, promoting brand identity, acquiring complementary companies, technologies and assets, working capital requirements and other operating and general corporate purposes. Future financing strategies may include debt or additional equity offerings, which could dilute the ownership interests of existing stockholders. Funding may not be available to us on commercially reasonable terms, if at all. The amount and timing of our need to raise additional funds will depend primarily on our ability to generate revenue from the sale of our products and services. We generated only $3.5 million in 1999 and $4.4 million in the first nine months of 2000. We anticipate that the proceeds from this offering will support our efforts for at least 12 months. If we are not able to obtain additional funding on commercially reasonable terms when we need it, we may be forced to limit our sales and marketing and product development and other efforts. This could harm our ability to generate revenue or sustain or increase our rate of growth.


WE INTEND TO CONTINUE TO EXPAND OUR BUSINESS IN INTERNATIONAL MARKETS. OUR INTERNATIONAL EXPANSION MAY NOT BE SUCCESSFUL, WHICH COULD HARM OUR ABILITY TO COMPETE AND DAMAGE OUR REPUTATION.

     We intend to continue to expand internationally through website creation and custom application development in markets within North and South America, the Pacific Rim and Europe. International expansion will require significant management attention, which could negatively impact our business. We may also incur significant costs to expand our international operations. Our business could be harmed because of:

     - complex or unstable laws and regulations of jurisdictions other than the United States relating to the Internet and our business;

     - underdeveloped Internet infrastructure in some countries;

     - difficulty in tailoring our products to international markets; and

     - difficulty in enforcing contractual obligations and intellectual property rights in countries other than the United States.

     As we continue to expand into international markets, our business and our results of operations could be harmed because of:

     - fluctuations in currency exchange rates or rates of inflation;

     - difficulties in collecting accounts receivable and longer payment schedules;

     - recessions in countries outside the United States.;

     - adverse tax laws in the United States and elsewhere; and

     - political and economic instability.

     We will also need to devote significant managerial and financial resources to locate and retain qualified personnel for international operations, and to obtain the necessary technical and strategic support for international expansion. If we fail to expand our international operations in a timely and effective manner, we may hinder our growth and ability to compete effectively, which could harm our business reputation.

WE RECENTLY COMPLETED ACQUISITIONS OF BUSINESSES AND TECHNOLOGIES AND WE MAY MAKE OTHER ACQUISITIONS IN THE FUTURE. THESE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS AND MAY DISRUPT OR NEGATIVELY IMPACT OUR BUSINESS.

     We recently made, and will continue to make, investments in and acquisitions of complementary companies, technologies and assets. Integration of these companies, technologies and assets into our business may distract management attention or may not succeed. If we fail to integrate successfully, we may not be able to execute our business strategy.


     In August 2000, we acquired ImpulseSale. In connection with our acquisition of ImpulseSale, we hired two key employees that are in charge of developing our wireless technologies. ImpulseSale is critical to current business operations and growth strategy. The acquisition of ImpulseSale and future acquisitions, however, may result in:

     - difficulties in assimilating technologies, products, personnel and operations;

     - diversion of our management's attention;

     - entering markets in which we have limited prior experience;

     - loss of key employees of acquired organizations; and

     - increased capital requirements.

     In the future, we may issue equity in connection with our acquisition of complementary companies, technologies or assets, which would dilute your ownership interest. We may also make cash payments, assume debt or incur large write-offs related to intangible assets, which could also adversely affect your investment.

A SIGNIFICANT PORTION OF OUR REVENUE HAS BEEN DERIVED FROM TELECOMMUNICATION COMPANIES. THE TELECOMMUNICATIONS INDUSTRY MAY NOT COMPETE EFFECTIVELY WITH INTERNET AND OTHER NEW TECHNOLOGY INDUSTRIES. PAST REVENUE FROM
TELECOMMUNICATIONS CUSTOMERS IS NOT INDICATIVE OF FUTURE REVENUE.

     In 1999, we derived 81% of our total revenue from telecommunications companies. These companies are part of a mature industry, which may not be able to compete effectively with Internet and other new technology companies. We may not be able to derive the same level of revenue or the same portion of overall revenue we have historically derived from telecommunications companies, which would harm our business. Past performance should not be viewed as an indication of future performance with respect to our ability to generate revenue from telecommunications companies.

OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR MANAGEMENT SYSTEMS, NETWORK INFRASTRUCTURE AND RESOURCES AND OUR FAILURE TO MANAGE GROWTH COULD HARM OUR ABILITY TO PROVIDE ADEQUATE LEVELS OF SERVICE TO OUR CUSTOMERS, DISRUPT OUR OPERATIONS AND DELAY EXECUTION OF OUR BUSINESS PLAN.

     We are experiencing a period of rapid growth. Our number of employees increased from 87 as of December 31, 1999 to 157 as of September 30, 2000. Our rapid expansion in our personnel, facilities, systems and infrastructure has placed, and we expect it will continue to place, a significant strain on our management, controls, network infrastructure and financial resources. Our failure to manage growth could harm our ability to develop our product, provide adequate levels of customer service, delay execution of our business plan and disrupt our operations.

     In addition, we expect further expansion. We will need to obtain additional space for our facilities within the few months based on our current growth rate. Our domestic operations are based in the Silicon Valley, where the real estate market is extremely competitive. Additional space may not be available on commercially reasonable terms. If we cannot obtain sufficient space on commercially reasonable terms, our business operations will be disrupted and our business plan will be delayed.

SALES EFFORTS INVOLVING TRADITIONAL BUSINESSES MAY LENGTHEN OUR SALES CYCLE.

     Sales to traditional businesses typically have a longer sales cycle than sales to Internet companies. Increasing our sales efforts to traditional businesses may lengthen our average sales cycle, causing difficulty in forecasting our revenue and planning our expenditures. The period between our initial contact with a potential customer and the purchase of our products and services may be relatively long for traditional businesses due to several factors, including:

     - our need to educate potential customers about the uses and benefits of our products;

     - budget cycles that may affect the timing of customer purchases; and

     - use of competitive evaluation and cumbersome internal approval procedures.

     The delay or failure to complete sales in a particular quarter would reduce our revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If we experience a substantial delay in our sales cycle by one or more of our larger customers, it could cause our operating results to decline. If we fail to meet revenue expectations, our stock price would likely decline.

WE MAY NOT OBTAIN SUFFICIENT PATENT PROTECTION AND THIS COULD HARM OUR COMPETITIVE POSITION.

     We do not have any issued patents. Our success and ability to compete depend upon the protection of our software and other proprietary technology. If we cannot obtain sufficient patent protection, we may be unable to effectively compete. Also, it is possible that:

     - any patent applications submitted may never be issued;

     - competitors may independently develop similar technologies or design around any of our patents;

     - any patents issued may not be broad enough to protect our proprietary rights; and

     - any patents issued may be successfully challenged.

     We currently have no registered trademarks or patents to protect our technology. We are currently aware of two other international entities that are using the name "Nextron." Our success and ability to compete depends substantially on our acquired and internally developed technology and our ability to protect that technology. We rely on copyright, trade secret and trademark law and non-disclosure agreements to protect our technology.

     Our efforts to protect our intellectual property may not succeed. Others may develop technologies that are similar or superior to ours. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. We cannot effectively police unauthorized use of our products, and we may be unable to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as the laws of the United States. Also, if we cannot patent key aspects of our technology, we may be unable to become profitable.

WE MAY FACE INTELLECTUAL PROPERTY CLAIMS AND THESE CLAIMS COULD BE TIME-CONSUMING, EXPENSIVE AND COULD DIVERT MANAGEMENT'S ATTENTION.

     Substantial litigation regarding intellectual property rights exists in our industry, and we expect that products may be increasingly subject to third party infringement claims with the growing number of competitors and the increased functionality of products in different industry segments. Third parties may claim infringement by us with respect to our products or enhancements. These claims, with or without merit, could be time consuming to defend and be costly and could divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us, and our failure or inability to license the infringed or similar technology, could harm our competitive position.

OUR WEB CONTENT MANAGEMENT PRODUCTS MUST BE COMPATIBLE WITH PRODUCTS CONTAINING COMPLEX SOFTWARE. IF OUR PRODUCTS FAIL TO PERFORM PROPERLY BECAUSE OF DEFICIENCIES IN THE SOFTWARE, WE MAY NEED TO SPEND RESOURCES TO CORRECT THE ERRORS OR COMPENSATE FOR LOSSES FROM THESE ERRORS AND OUR REPUTATION MAY BE HARMED.

     Our web content management products depend on complex software, both internally developed and licensed from third parties. Also, other entities may use our products with other companies' products that also contain complex software. Complex software often contains errors. These errors could result in:

     - delays in product shipments;

     - unexpected expenses and diversion of resources to identify the source of the error or to correct errors;

     - damage to our reputation;

     - lost sales;

     - product liability claims; and

     - product returns.

Software errors that cause our products to perform poorly or fail to perform may require us to spend amounts to correct the errors, reimburse customers for losses and otherwise harm our reputation. Any of these events could cause our revenue to decline.

OUR SERVERS, COMPUTERS AND FACILITIES ARE VULNERABLE TO DAMAGE OR INTERRUPTION, WHICH WOULD HARM OUR ABILITY TO RELIABLY SERVICE OUR CUSTOMERS.

     Our network servers, computers and facilities are co-located and are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, earthquakes, telecommunications failures, system failures, Internet brownouts, computer viruses, electronic break-ins and other disruptions. We depend on our systems to provide our customers with our products and services. Any substantial interruptions in our co-location facilities could result in the loss of data, impair our ability to provide our products and services to customers and to generate revenue. Interruptions in our servers may also result in our failure to meet customer service levels, which could result in significant monetary penalties under contracts with some of our customers. In addition, we do not maintain any business interruption insurance, which will cause significant losses to us in the event that any of our Internet-based services are interrupted.

OUR EFFORTS TO BUILD THE NEXTRON BRAND MAY NOT BE SUCCESSFUL.

     An important element of our business strategy is to develop and maintain widespread awareness of the Nextron brand by major corporations. To promote our brand, we plan to increase our advertising and marketing expenditures, which may cause our operating margins to decline. Moreover, our brand may be closely associated with the business success or failure of some of our customers. We are currently aware of two other international entities that are using the name "Nextron." If we fail to successfully promote and maintain our brand name, our operating margins and our rate of growth may decline.

OUR SOFTWARE PLATFORM OPERATES ON THE SUN MICROSYSTEMS SOLARIS OPERATING SYSTEM. WE CANNOT ASSURE YOU THAT SUN WILL CONTINUE TO DEVELOP SOLARIS.

     Our products operate only on Sun's Solaris operating system. Our customers must use the Solaris operating system to use our products. We have no control over whether Solaris will maintain or increase its market share against competitive operating systems. Sun may not continue to develop the technology. Sun may also substantially alter its business or licensing strategy with respect to Solaris in a way that could adversely impact our business, resulting in increases in our development costs.

RISKS RELATED TO THE INTERNET

THE MARKET FOR WEB CONTENT MANAGEMENT PRODUCTS IS NEW AND MAY NOT DEVELOP AS WE EXPECT.

     The market for web content management products is new and may not grow or be sustainable. Potential customers may choose not to purchase these services from a third party provider because of concerns about scalability, security, reliability, system availability or independence. It is possible that our services may never achieve market acceptance. If this market does not develop, or develops more slowly than we expect, our business may not grow as quickly as expected or at all.

BECAUSE WE PROVIDE SOFTWARE TO HELP BUSINESSES CREATE AND MANAGE THE CONTENT OF THEIR WEB SITES, OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH AND LEVELS OF PERFORMANCE OF INTERNET USAGE.

     Because our products are designed to support businesses operating over the Internet, our success will depend on the continued improvement of the Internet as an accepted means of business interactions and commerce, as well as an efficient medium for the delivery and distribution of information. Because global commerce on the Internet is evolving, we cannot predict whether the Internet will continue to be an economically viable commercial marketplace.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD RESULT IN ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET.

     The laws and regulations that govern our business change rapidly. Any changes in laws and regulations could impair the growth of the Internet and could reduce demand for our product, subject us to liability or increase our cost of doing business. The United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet and the distribution of software. For example, several telecommunications carriers have asked the United States Federal Communications Commission to regulate telecommunications connections to the Internet, which could increase the cost of doing business on the Internet. Also, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information. This might harm our business directly and indirectly by harming the businesses of our customers, potential customers and business alliances. In 1998, Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. Failure to renew this moratorium would allow states to impose taxes on e-commerce. The applicability to the Internet of existing laws governing issues is uncertain and may take years to resolve. Evolving areas of law that are relevant to our business include privacy law, intellectual property laws, consumer protection laws, proposed encryption laws, content regulation and sales and use tax laws and regulations.

RISKS RELATED TO THE OFFERING

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD NEGATIVELY IMPACT THE VALUE OF YOUR INVESTMENT.

     Before this offering, our common stock has not been publicly traded and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially because of:

     - actual or anticipated fluctuations in our operating results;

     - changes in or failure to meet investors' or analysts' expectations;

     - conditions and trends in the Internet and other technology industries;
       and

     - fluctuations in stock market price and volume, which are particularly common among securities of software and Internet-oriented companies.

SAFEGUARD WILL BE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY VOTE ITS SHARES IN A MANNER WITH WHICH YOU MAY NOT AGREE.


     After this offering, Safeguard will own   % of our common stock. Safeguard
will be able to control all matters requiring stockholder approval. Safeguard may have interests that differ from yours. This concentration of ownership of our common stock may delay, deter or prevent acts that would result in a change of control, which could reduce the market price of our common stock. Matters that typically require stockholder approval include:


     - election of directors;

     - approval of a merger or consolidation; and

     - approval of a sale of all or substantially all of our assets.

     Of the four members of our board of directors, the following directors also serve as officers of Safeguard:

     - Craig London, Chairman of our board of directors, is Vice President of Safeguard; and

     - Roop Lakkaraju, is a Financial Partner with Safeguard.

     Safeguard will therefore have the ability to significantly influence our management.

WE WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS FOR PURPOSES NOT CURRENTLY CONTEMPLATED BY US, WITH WHICH YOU MAY NOT AGREE.

     Our primary purpose for this offering is to create a public market for our common stock. We currently plan to use the proceeds from this offering for working capital and general corporate purposes and to repay any debt we owe to Safeguard upon completion of this offering. However, we will have broad discretion in how we actually use the proceeds of this offering and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

THE SALE IN THE FUTURE OF OUTSTANDING SHARES IN THE MARKET BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.


     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the offering, then the market price of our common stock could fall. Based upon the number of shares outstanding as of September 30,
2000, of the                shares that will be outstanding after this offering
is completed:


     - shares offered through this prospectus will be freely tradeable in the public market;

     -           shares may be sold subject to compliance with Rule 144, of
       which           shares may be sold without restriction under Rule 144(k)
       if they are not held by our affiliates; and

     - shares may be sold 90 days following the date of this prospectus subject to compliance with Rule 701.

     Although           of the shares described above are subject to lock-up
agreements, these shares may become freely tradeable, subject to compliance with Rule 144 or Rule 701, beginning 180 days after the date of this prospectus. ING Barings may, in its sole discretion, release some or all of these shares before the 180-day lock-up expires. We also intend to file a registration statement on Form S-8 to register the shares issuable pursuant to the exercise of options. These shares will be freely tradeable when the Form S-8 is filed, subject to applicable lockup restrictions.

OUR STOCK PRICE MAY DECLINE SIGNIFICANTLY BECAUSE OF STOCK MARKET FLUCTUATIONS THAT AFFECT THE PRICES OF TECHNOLOGY AND INTERNET STOCKS. A DECLINE IN OUR STOCK PRICE COULD RESULT IN SECURITIES CLASS ACTION LITIGATION AGAINST US THAT COULD DIVERT MANAGEMENT'S ATTENTION AND HARM OUR BUSINESS AND REPUTATION.

     The stock market has experienced significant price and volume fluctuations that have affected the market prices of the common stock of Internet, software and other high technology companies. These broad market fluctuations may cause our stock price to decline. After volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our ability to execute our business plan.


NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing our common stock in this offering will incur immediate dilution of $ in net tangible book value per share of our common stock. Investors will incur additional dilution upon the exercise of outstanding stock options.

PROVISIONS IN OUR CHARTER DOCUMENTS MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR COMPANY, INCLUDING BIDS THAT MAY BE BENEFICIAL TO YOU.

     After we reincorporate in the State of Delaware, provisions in our certificate of incorporation and bylaws may delay or prevent an acquisition or a merger in which we are not the surviving company or changes in our management. For example, our board of directors may issue shares of preferred stock and determine the price, voting rights, preferences, limitations and special rights, if any, without any vote or action by our stockholders. The issuance of shares of preferred stock without further action by our stockholders may delay or prevent a change in control transaction. The issuance of shares of preferred stock may also adversely affect your relative voting and other rights relating to your shares of common stock and dilute your interests.

DELAWARE LAW MAY DETER POTENTIAL ACQUISITION BIDS FOR OUR BUSINESS, INCLUDING BIDS THAT MAY BE BENEFICIAL TO YOU.


     After we reincorporate in the State of Delaware, we will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. For example, section 203 of the Delaware General Corporation Law may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination involving us. These provisions could limit the price that investors might be willing to pay for our common stock.


CERTAIN INDIVIDUALS MAY CLAIM THAT THEY HAVE THE RIGHT TO ACQUIRE SHARES OF OUR COMMON STOCK.

     Some individuals may claim that they have rights to acquire securities of Nextron. To the extent any claim is asserted against us, we may need to either settle the claims or litigate and we may be obligated to make cash payments or issue as securities to these individuals to resolve any disputes. Whether we settle any claims or litigate it could result in substantial payments by us and management's attention could be diverted, which could harm our business and operations.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address electronic commerce strategy, acquisition and expansion strategy, development of services, use of proceeds, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of strategic alliances, market acceptance of the Internet, technological advancement, ability to develop brand identification, global expansion and other risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "could," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of certain markets. These statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in this prospectus generally. You should not rely on forward-looking statements in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the shares of common stock in this offering will be approximately
$          , or $          if the underwriters' over-allotment option is
exercised in full. These estimates are based on an assumed initial public
offering price of $     per share and the deduction of estimated underwriting
discounts and commissions and estimated offering expenses.

     We intend to use the proceeds from this offering for working capital, general corporate purposes and to repay any debt that we owe to Safeguard. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. We are not currently engaged in any negotiations for any acquisition or joint venture. We have not yet determined the actual amounts of any expenditures. The amounts that we actually spend for any of these purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. The primary purpose of this offering is to obtain additional capital, create a public market for the common stock and facilitate future access to public markets. We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2000:


     - on an actual basis;


     - on a pro forma basis, after giving effect to (a) the issuance of 500,000 shares of series D preferred stock to Safeguard in October 2000 upon conversion of a promissory note; (b) the issuance of 500,000 shares of series D preferred stock issued to Safeguard in October 2000; (c) the assumed issuance of 666,667 shares of series B preferred stock issuable upon exercise of a warrant that expires if not exercised before this offering is completed; and (d) the automatic conversion of all outstanding shares of preferred stock into 8,381,183 shares of common stock and changes to our authorized capital stock upon completion of this offering; and


     - on the same pro forma basis as adjusted to give effect to our sale of shares of common stock in this offering at an assumed
       initial public offering price of $          per share, after deducting
       the estimated underwriting discounts and commissions and estimated offering expenses.


                                                             AS OF SEPTEMBER 30, 2000     PRO FORMA
                                                             -------------------------       AS
                                                               ACTUAL       PRO FORMA     ADJUSTED
                                                             ----------    -----------    ---------
                                                                    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, net of current portion..........   $      5       $      5     $
Stockholders' equity:
  Preferred stock, $0.001 par value, 10,000,000 shares
     authorized, 6,714,516 shares issued and outstanding,
     actual;           shares authorized, no shares issued
     and outstanding, pro forma; and           shares
     authorized, no shares issued and outstanding, pro
     forma as adjusted.....................................          7             --
  Common stock, $0.001 par value, 15,000,000 shares
     authorized, 2,828,118 shares issued and outstanding,
     actual;           shares authorized, 11,209,301 issued
     and outstanding, pro forma; and           shares
     authorized, and           shares issued and
     outstanding, pro forma as adjusted....................          3             11
  Deferred compensation....................................     (3,378)        (3,378)
  Additional paid-in capital...............................     38,835         51,501
  Accumulated other comprehensive loss.....................        (30)           (30)
  Accumulated deficit......................................    (33,789)       (33,789)
                                                              --------       --------     --------
     Total stockholders' equity............................      1,648         14,315
                                                              --------       --------     --------
       Total capitalization................................   $  1,653       $ 14,320     $
                                                              ========       ========     ========


     This table excludes:


     - 2,755,001 shares of common stock issuable upon the exercise of options outstanding at September 30, 2000 at a weighted average exercise price of $1.76 per share;



     - 1,526,672 shares of common stock reserved for future issuance under our stock plans as of September 30, 2000;



     - 2,355,000 shares of our common stock issuable on the exercise of warrants outstanding at September 30, 2000 at a weighted average exercise price of $5.76 per share.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 2000 was
approximately $          , or $     per share. Pro forma net tangible book value
per share represents our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. After giving effect to our sale of shares of common stock in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30,
2000 would have been $          or $     per share of common stock. This
represents an immediate increase in net tangible book value of $     per share
to existing stockholders and an immediate dilution in pro forma net tangible
book value of $     per share to new investors. Dilution in pro forma net
tangible book value per share represents the difference between the amount per share paid by the purchasers in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $
  Increase per share attributable to this offering..........
                                                              -----   -----
Pro forma net tangible book value per share after this
  offering..................................................
Dilution per share to new investors.........................          $



     The following summarizes on a pro forma basis as of September 30, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses.


                                                 SHARES PURCHASED    TOTAL CONSIDERATION
                                                ------------------   --------------------   AVERAGE PRICE
                                                 NUMBER    PERCENT    AMOUNT     PERCENT      PER SHARE
                                                --------   -------   --------   ---------   -------------
Existing stockholders.........................                   %     $                %       $
New investors
                                                --------    -----      -----      ------        -----
  Totals......................................              100.0%     $           100.0%       $
                                                ========    =====      =====      ======        =====

This table excludes:


- 2,755,001 shares of common stock issuable upon the exercise of options outstanding at September 30, 2000 at a weighted average exercise price of $1.76 per share;



- 1,526,672 additional shares of common stock reserved for future issuance under our stock plans as of September 30, 2000; and



- 2,355,000 shares of our common stock issuable on the exercise of warrants outstanding at September 30, 2000 at a weighted average exercise price of $5.76 per share.


     To the extent any of these options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 and September 30, 2000 have been derived from our audited financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from unaudited consolidated financial statements that are not included herein. The consolidated statement of operations data for the nine months ended September 30, 1999 is derived from unaudited interim financial statements that have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for the nine months ended September 30, 1999. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.



     The unaudited pro forma combined statement of operations data presents our consolidated statement of operations for the year ended December 31, 1999, combined with the statement of operations of ImpulseSale from October 18, 1999 (inception) to December 31, 1999, and our consolidated statement of operations for the nine months ended September 30, 2000, combined with the statement of operations for ImpulseSale, giving effect to our acquisition of ImpulseSale on August 8, 2000, as if it had occurred on October 18, 1999, ImpulseSale's inception. The unaudited pro forma combined balance sheet data as of September 30, 2000 gives effect to (a) the issuance of 500,000 shares of series D preferred stock issued to Safeguard as if the sale occurred on September 30, 2000; and (b) the issuance of 500,000 shares of series D preferred stock issued to Safeguard upon conversion of a promissory note as if the conversion occurred on September 30, 2000.


     The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

     The historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data should be read with the consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                          YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------
                             1995          1996        1997      1998      1999
                          -----------   -----------   -------   -------   -------
                          (UNAUDITED)   (UNAUDITED)
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenue:
  License and
    maintenance.........         --            --          --       295     1,685
  Service...............         22           115          65       787     1,776
                            -------       -------     -------   -------   -------
Total revenue...........    $    22       $   115     $    65   $ 1,082   $ 3,461
Cost of revenue:
  License and
    maintenance.........         --            --          --        46       758
  Service...............         --           871         174       974     1,659
                            -------       -------     -------   -------   -------
Total Cost of revenue...         --           871         174     1,020     2,417
Gross profit (loss).....         22          (756)       (109)       62     1,044
Operating expenses:
  Research and
    development.........         --           589         683       927     1,572
  Sales and marketing...         --           712         855     1,380     1,894
  General and
    administrative......      1,221         1,065       1,161     1,413     1,852
  Stock-based
    compensation........         --            --          --        --     2,635
  Amortization of
    goodwill and other
    intangible assets...         --            --          --        --         7
                            -------       -------     -------   -------   -------
    Total operating
      expenses..........      1,221         2,366       2,699     3,720     7,960
                            -------       -------     -------   -------   -------
    Operating loss......     (1,199)       (3,122)     (2,808)   (3,658)   (6,916)
Other income (expense),
  net...................         --           349         622       919     1,269
                            -------       -------     -------   -------   -------
Loss from continuing
  operations............     (1,199)       (3,471)     (3,430)   (4,577)   (8,185)
                            -------       -------     -------   -------   -------
Discontinued operations:
  Loss from discontinued
    operations..........         --          (991)        (10)      (37)       --
  Gain from disposal of
    discontinued
    operations..........         --            --          --       596        --
                            -------       -------     -------   -------   -------
Net (loss) income from
  discontinued
  operations............         --          (991)        (10)      559        --
                            -------       -------     -------   -------   -------
Net loss................    $(1,199)      $(4,462)    $(3,440)  $(4,017)  $(8,185)
                            =======       =======     =======   =======   =======
Basic and diluted net
  loss per share........    $ (0.82)      $ (3.04)    $ (2.34)  $ (2.68)  $ (5.05)
                            =======       =======     =======   =======   =======
Shares used in computing
  basic and diluted net
  loss per share........      1,467         1,467       1,472     1,498     1,620

                                                            PRO FORMA
                                                   ----------------------------
                            NINE MONTHS ENDED                      NINE MONTHS
                              SEPTEMBER 30,         YEAR ENDED        ENDED
                          ----------------------   DECEMBER 31,   SEPTEMBER 30,
                             1999         2000         1999           2000
                          -----------   --------   ------------   -------------
                          (UNAUDITED)                      (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenue:
  License and
    maintenance.........      1,025        2,960       1,685           2,960
  Service...............      1,170        1,454       1,776           1,454
                            -------     --------     -------        --------
Total revenue...........    $ 2,195     $  4,414     $ 3,461        $  4,414
Cost of revenue:
  License and
    maintenance.........        365          500         758             500
  Service...............      1,174        1,301       1,659           1,301
                            -------     --------     -------        --------
Total Cost of revenue...      1,539        1,801       2,417           1,801
Gross profit (loss).....        656        2,613       1,044           2,613
Operating expenses:
  Research and
    development.........        945        2,438       1,572           2,437
  Sales and marketing...      1,168        5,382       1,896           5,393
  General and
    administrative......      1,224        3,012       1,864           3,044
  Stock-based
    compensation........        199        3,737       2,635           3,737
  Amortization of
    goodwill and other
    intangible assets...         --          160         239             702
                            -------     --------     -------        --------
    Total operating
      expenses..........      3,536       14,729       8,206          15,313
                            -------     --------     -------        --------
    Operating loss......     (2,880)     (12,116)     (7,162)        (12,700)
Other income (expense),
  net...................       (988)        (273)     (1,269)           (273)
                            -------     --------     -------        --------
Loss from continuing
  operations............     (3,868)     (12,389)     (8,431)        (12,973)
                            -------     --------     -------        --------
Discontinued operations:
  Loss from discontinued
    operations..........         --           --          --              --
  Gain from disposal of
    discontinued
    operations..........         --           --          --              --
                            -------     --------     -------        --------
Net (loss) income from
  discontinued
  operations............         --           --
                            -------     --------     -------        --------
Net loss................    $(3,868)    $(12,389)    $(8,431)       $(12,973)
                            =======     ========     =======        ========
Basic and diluted net
  loss per share........    $ (2.52)    $  (5.42)    $ (4.29)       $  (4.93)
                            =======     ========     =======        ========
Shares used in computing
  basic and diluted net
  loss per share........      1,535        2,286       1,965           2,632

                                                                                                                      PRO FORMA
                                              AS OF DECEMBER 31,                                                  ------------------
                       -----------------------------------------------------------------          AS OF                 AS OF
                          1995           1996           1997          1998        1999      SEPTEMBER 30, 2000    SEPTEMBER 30, 2000
                       -----------    -----------    -----------    --------    --------    ------------------    ------------------
                       (UNAUDITED)    (UNAUDITED)    (UNAUDITED)                                                     (UNAUDITED)
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEET DATA:
Cash and cash
  equivalents........    $    77        $    89        $    33      $    231    $  1,598         $  4,146              $ 9,146
Total assets.........        181            545            422           762       5,541           15,246               20,246
Long-term
  obligations, less
  current portion....         --            124             36             5          --                5                    5
Total liabilities....      1,340          6,167          9,481        13,799      13,694           13,598                8,598
Total stockholders'
  deficit............     (1,159)        (5,621)        (9,059)      (13,037)     (8,153)           1,648               11,648

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the consolidated financial condition and results of operations should be read with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Nextron develops, markets and sells a software platform, applications and services that enable our customers such as Internet service providers, telecommunication companies and other major corporations to provide web content management products and services for their small and medium enterprise, or SME, subscribers. Our customers, in turn serve as distribution channels for our products for the development of web content management solutions, as a value-added service to their SME subscribers.


     We were incorporated in December 1994 to provide Internet software products and services. We deployed the first version of our software platform, Nextron Phase 4, in January 1997. In July 1998, we sold our web hosting service "DevCom" to further focus our efforts in research and development of software products. We have released enhanced versions of our software platform and have introduced related applications. As of September 30, 2000, we had sold our software platform to six customers. We market and sell our products primarily through a direct sales force. We are headquartered in San Jose, California and have international sales offices in Switzerland, Belgium, the United Kingdom and Argentina. We also have sales representatives in France, Japan, Italy, Spain, Germany and Australia.


     We derive revenue from the license of our Nextron Phase 4 software and from the services we provide to our customers. We recognize revenue in accordance with guidelines of Statements of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. License and maintenance revenue is generally recognized ratably over the term of the related maintenance agreement. Maintenance agreements primarily include technical support and product upgrades. Service revenue consists of fees for web site creation, web hosting and custom application development. These services are not essential to the functionality of the licensed software. We generally bill service fees either on a time and material basis, or on a fixed-price schedule. Service revenue is generally recognized as the services are performed. Our contracts with customers generally include the software license of our Nextron Phase 4 software, maintenance over the contract period, which is typically three years with renewal provisions, and optional services. Contracts require payments for the software license and related maintenance to be made at inception and on the anniversary dates of the signing of the contract, or on a monthly basis. Payments for optional services requested by the customer are required as the services are performed.


     Since inception, we have incurred substantial costs to develop our technology, product and brand, to recruit and train personnel for our engineering, sales and marketing and service organizations, and to establish an administrative organization. As a result, we have incurred net losses in each year since inception and, as of September 30, 2000, had an accumulated deficit of $33.8 million. We expect to incur additional losses for the foreseeable future as we continue to expand our operations. Because we do not have significant operating history, our future operating results are difficult to predict.



     In August 2000, we acquired ImpulseSale. The acquisition has been accounted for as a purchase and the operations of ImpulseSale and Nextron have been combined as of August 8, 2000, the effective date of the acquisition. As a result of this acquisition, we acquired wireless technologies that support our development of wireless capabilities and applications for our software platform. See note 4 to the consolidated financial statements.

RESULTS OF OPERATIONS

     The following table lists, for the periods indicated, each line as a percentage of our total revenue:


                                                                        NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                          -------------------------    -------------------
                                           1997      1998     1999        1999        2000
                                          -------    -----    -----    -----------    ----
                                                                       (UNAUDITED)
Revenue:
  License and maintenance...............      --%      27%      49%         47%         67%
  Service...............................     100       73       51          53          33
                                          ------     ----     ----        ----        ----
     Total revenue......................     100      100      100         100         100
Cost of revenue:
  License and maintenance...............      --        4       22          17          11
  Service...............................     266       90       48          53          29
                                          ------     ----     ----        ----        ----
     Total cost of revenue..............     266       94       70          70          40
                                          ------     ----     ----        ----        ----
Gross profit (loss).....................    (166)       6       30          30          60
Operating expenses:
  Research and development..............   1,045       86       45          43          55
  Sales and marketing...................   1,307      127       55          53         122
  General and administrative............   1,776      131       54          56          68
  Stock-based compensation..............      --       --       76           9          85
  Amortization of goodwill and other
     intangible assets..................      --       --       --          --           4
                                          ------     ----     ----        ----        ----
     Total operating expenses...........   4,128      344      230         161         334
                                          ------     ----     ----        ----        ----
     Operating loss.....................  (4,294)    (338)    (200)       (131)       (274)
Other income (expense), net.............    (952)     (85)     (37)        (45)         (6)
  Loss from continuing operations.......  (5,246)    (423)    (237)       (176)       (280)
Discontinued operations:
  Loss from discontinued operations.....     (15)      (3)      --          --          --
  Gain from disposal of discontinued
     operations.........................      --       55       --          --          --
                                          ------     ----     ----        ----        ----
Net loss................................  (5,260)%   (371)%   (277)%      (176)%      (280)%
                                          ======     ====     ====        ====        ====



NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000


REVENUE


     Total revenue. Total revenue increased from $2.2 million for the nine months ended September 30, 1999 to $4.4 million for the nine months ended September 30, 2000, representing an increase of $2.2 million, or 101%. This increase resulted from increased license sales in both domestic and European markets and significant growth in service provided to clients, which is primarily web site creation.



     In the first nine months of 2000, three customers, Verizon, Qwest Dex and Pages Jaunes, a wholly owned subsidiary of France Telecom, each accounted for over 10% of our total revenue and together accounted for approximately 77% of our total revenue. No other customer accounted for more than 10% of our revenue during the first nine months of 2000.



     Deferred revenue as of September 30, 1999 was $2.7 million, compared to $5.3 million as of September 30, 2000, representing an increase of $2.6 million, or 98%. The increase in deferred revenue was primarily due to an increase in license revenue agreements signed during the second half of 1999. The contracts with deferred revenue at September 30, 2000 had total payments terms of $8.3 million, of which $2.7 million has been recognized as revenue. The unrecorded amounts under these contracts, which are due and payable after twelve months, will be recognized over the remaining life of the contracts.

     License and maintenance revenue. License and maintenance revenue increased from $1.0 million for the nine months ended September 30, 1999 to $2.9 million for the nine months ended September 30, 2000, representing an increase of $1.9 million, or 189%. This increase was primarily due to an increase in sales of our Nextron Phase 4 software. License and maintenance revenue represented 47% of total revenue for the nine months ended September 30, 1999 and 67% of total revenue for the nine months ended September 30, 2000. The increase in license and maintenance revenue as a percentage of total revenue was primarily due to our continued focus on licensing our technology.



     Service revenue. Service revenue increased from $1.2 million for the nine months ended September 30, 1999 to $1.5 million for the nine months ended September 30, 2000, representing an increase of $330,000, or 24%. This increase was primarily due to an increase in web site creation, web hosting and custom application development.


COST OF REVENUE


     Cost of license and maintenance revenue. Cost of license and maintenance revenue consists primarily of labor to support web site creation and third party software licensing agreements. Cost of license and maintenance revenue increased from $366,000 for the nine months ended September 30, 1999 to $500,000 for the nine months ended September 30, 2000, representing an increase of $134,000, or 37%. Cost of license and maintenance revenue represented 36% of license and maintenance revenue for the nine months ended September 30, 1999 and 17% of license and maintenance revenue for the nine months ended September 30, 2000. The increase in cost of license and maintenance revenue in absolute dollars, reflects increased sales of our Nextron Phase 4 software.



     Cost of service revenue. Cost of service revenue consists primarily of web site creation, customization of the Nextron Phase 4 software and integration services. Cost of service revenue increased from $1.2 million for the nine months ended September 30, 1999 to $1.3 million for the nine months ended September 30, 2000, representing an increase of $127,000, or 11%. Cost of service revenue represented 100% of service revenue for the nine months ended September 30, 1999 and 89% of service revenue for the nine months ended September 30, 2000.


     We expect cost of service revenue to increase in absolute dollars as we hire additional personnel. Since service revenue has substantially lower margins than license revenue, this expansion would reduce our gross margins if our license revenue did not increase significantly.

GROSS PROFIT


     Gross profit increased 298% from $656,000 for the nine months ended September 30, 1999 to $2.6 million for the nine months ended September 30, 2000, representing 30% and 60% of total revenue in each of these periods. The increase in gross profit as a percentage of total revenue is due to a change in our revenue mix. License and maintenance revenue as a percentage of total revenue increased from 47% to 67% for the nine months ended September 30, 1999 and 2000, respectively.


OPERATING EXPENSES


     Research and development, excluding stock-based compensation. Research and development expense consists primarily of personnel and related costs to support product development. Research and development expense increased from $945,000 for the nine months ended September 30, 1999 to $2.4 million for the nine months ended September 30, 2000, representing an increase of $1.5 million, or 158%. Research and development expense represented 43% of total revenue for the nine months ended September 30, 1999 and 55% of total revenue for the nine months ended September 30, 2000. This increase was primarily due to an increase in the number of software developers, in addition to development work subcontracted to third parties. We believe that research and development is critical to our objectives and we expect research and development expense to increase in absolute dollars. To date, all software development costs have been expensed in the period incurred.

     Sales and marketing, excluding stock-based compensation. Sales and marketing expense consists primarily of salaries, travel and marketing programs. Sales and marketing expense increased from $1.2 million for the nine months ended September 30, 1999 to $5.4 million for the nine months ended September 30, 2000, representing an increase of $4.2 million or 361%. Sales and marketing expense for the nine month periods represented 53% of total revenue for the nine months ended September 30, 1999 and 122% of total revenue for the nine months ended September 30, 2000. This increase was primarily due to an increase in sales and marketing personnel. We expect sales and marketing expense to increase in absolute dollars as we expand our sales and marketing efforts both domestically and internationally.



     General and administrative, excluding stock-based compensation. General and administrative expense consists primarily of salaries and related costs for executive, administrative, finance and human resource personnel as well as professional service fees. General and administrative expense increased from $1.2 million for the nine months ended September 30, 1999 to $3.0 million for the nine months ended September 30, 2000, representing an increase of $1.8 million, or 146%. General and administrative expense represented 56% of total revenue for the nine months ended September 30, 1999 and 68% of total revenue for the nine months ended September 30, 2000. The increase in absolute dollars was primarily due to the hiring of additional personnel to support expanded operations during the period. We expect general and administrative expense to increase in absolute dollars to support our planned expansion and our operations as a public company.



     Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets increased from zero for the nine months ended September 30, 1999 to $160,000 for the nine months ended September 30, 2000. The increase is primarily due to the acquisition of ImpulseSale, in August 2000, which was accounted for as a purchase. We recorded goodwill and other intangible assets of $2.8 million, which are being amortized on a straightline basis over three years. For the nine months ended September 30, 2000, we have record two months of amortization.



     Stock-based compensation. For the nine months ended September 30, 1999 and 2000, we recorded deferred stock-based compensation expense of $199,000 and $3.7 million in connection with stock options granted during the first nine months of 1999 and 2000. These amounts represent the difference between the exercise price of stock options granted during those periods and the deemed accounting fair value of our common stock at the time of the grants. Amortization of deferred stock-based compensation was zero and $2.1 million for the nine months ended September 30, 1999 and 2000, respectively.



OTHER EXPENSE, NET



     Other expense, net. Other expense, net, represents interest income and expense. For the nine months ended September 30, 1999 and 2000, we incurred net interest expense. Other expense, net was $988,000 for the nine months ended September 30, 1999, compared to $273,000 for the nine months ended September 30, 2000, representing a decrease of $715,000 or 72%. The decrease in other expense, net was primarily due to a decrease in the outstanding balance of both the line of credit and notes payable to a related party, which decreased from $13.3 million at September 30, 1999 to $4.8 million, net of $200,000 discount, at September 30, 2000.


COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

REVENUE

     Total revenue. Total revenue increased from $65,000 in 1997 to $1.1 million in 1998, representing an increase of $1.0 million, or 1,555%. The increase was primarily due to an increase in the services provided to clients, primarily web site creation. Total revenue increased from $1.1 million in 1998 to $3.5 million in 1999, representing an increase of $2.4 million, or 220%. This increase was primarily due to the introduction and licensing of our Nextron Phase 4 software in both domestic and European markets during 1999 and the growth in service provided to clients, primarily web site creation.

     During 1997, one customer, AOL, accounted for approximately 30% of our total revenue. During 1998, three customers, GTE, SNET and Belgacom each accounted for over 10% of our total revenue and together accounted for approximately 55% of our total revenue. During 1999, three customers, GTE, Qwest Dex and Pages Jaunes, a wholly owned subsidiary of France Telecom, each accounted for over 10% of our total revenue and together accounted for approximately 72% of total revenue. No other customers accounted for more than 10% of our total revenue in 1997, 1998 and 1999.

     Deferred revenue increased from $55,000 in 1998 to $4.8 million in 1999. The increase in deferred revenue was primarily due to an increase in license revenue agreements signed during the second half of 1999.

     License and maintenance revenue. License and maintenance revenue increased from $295,000 in 1998 to $1.7 million in 1999, representing an increase of $1.4 million or 470%. This increase was primarily due to an increase in sales of Nextron Phase 4 software. License and maintenance revenue represented 27% of total revenue in 1998 and 49% of total revenue in 1999. The increase in license and maintenance revenue was primarily due to our continued focus on licensing our technology.

     Service revenue. Service revenue increased from $65,000 in 1997 to $787,000 in 1998 and to $1.8 million in 1999, representing an increase of $1.0 million, or 126%. This increase was primarily due to an increase in website creation, web hosting and consulting services.

COST OF REVENUE

     Cost of license and maintenance revenue. Cost of license and maintenance revenue increased from zero in 1997 to $46,000 in 1998 and to $758,000 in 1999. The increase was primarily due to an increase in sales of our Nextron Phase 4 software and the cost of related third party software license agreements.

     Cost of service revenue. Cost of service revenue increased from $174,000 in 1997 to $974,000 in 1998 and to $1.7 million in 1999. The increase in cost of service revenue was primarily due to an increase in professional staff to support the increase in service business, which consisted of website creation and customer application development.

GROSS PROFIT

     Gross profit increased from a loss of $108,000 in 1997 to $63,000 in 1998 and to $1.0 million in 1999. This represented 6% of our total revenue in 1997 and 30% of total revenue in 1998.

OPERATING EXPENSES


     The overall decrease in operating expenses as a percentage of total revenue is due to a significant increase in total revenue.



     Research and development. Research and development expense increased from $683,000 in 1997 to $927,000 in 1998 and to $1.6 million in 1999. Research and development expense represented 1,045% of total revenue in 1997, 86% of total revenue in 1998 and 45% of total revenue in 1999. The increase in absolute dollars was primarily due to an increase in the number of software engineers.


     Sales and marketing. Sales and marketing expense increased from $855,000 in 1997 to $1.4 million in 1998 and to $1.9 million in 1999. Sales and marketing expense represented 1,307% of total revenue in 1997, 127% of total revenue in 1998 and 55% of total revenue in 1999. The increase in sales and marketing expenses was primarily due to an increase in personnel to expand business development activities.

     General and administrative. General and administrative expense increased from $1.2 million in 1997 to $1.4 million in 1998 and to $1.9 million in 1999. General and administrative expense represented 1,776% of total revenue in 1997, 131% of total revenue in 1998 and 54% of total revenue in 1999. The increase in absolute dollars was primarily due to the hiring of additional personnel to support our expanded operations during this same period.

     Stock-based compensation. In 1999, we recognized deferred stock-based compensation expenses of $2.6 million, which represents expense associated with stock, stock options and warrants granted to employees, business partners and consultants. There was no stock-based compensation expense in 1997 or 1998.



     Amortization of goodwill and other intangible assets. In 1999, we recognized amortization of goodwill and other intangible assets of $7,000, which represents the amortization of assembled workforce acquired in the acquisition of JustDoin' Java Unlimited (JDJU) in September 1999. The assembled workforce related to JDJU was written off in early 2000. There was no amortization of goodwill and other intangible assets in 1997 or 1998.



OTHER EXPENSE, NET



     Other expense, net. Other expense, net was $623,000 in 1997, $920,000 in 1998 and $1.3 million in 1999. The increase in other expense, net was primarily due to an increase in the outstanding balance of both our of credit and the notes payable to a related party.


DISCONTINUED OPERATIONS


     Discontinued operations. In 1998, we sold our DevCom hosting business and recognized a gain of $596,000. The revenue from DevCom was approximately $493,000 in 1997 and $258,000 for the six-month period ended June 30, 1998. The DevCom hosting business incurred a net loss of $10,000 in 1997 and $37,000 in 1998.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we funded our operations primarily through borrowings from Safeguard and private sales of equity. We had borrowed a total of $13.5 million from Safeguard through November 1999. On November 24, 1999, $10.0 million of the notes payable to Safeguard was converted into 2,500,000 shares of series B preferred stock. On July 31, 2000, the remaining $3.5 million of principal and $3.2 million of accrued interest was converted into 1,683,064 shares of series B preferred stock.


     During February and March 2000, we sold 2,498,119 shares of series C preferred stock for net proceeds of $8.6 million. On September 7, 2000, we signed a note payable to Safeguard for $5.0 million which was subsequently converted into series D preferred stock on October 5, 2000. On October 5, 2000, we sold 500,000 shares of series D preferred stock to Safeguard for net proceeds of $5.0 million. Additionally, on October 5, 2000, we entered into two additional financing arrangements with Safeguard. The first is a $10.0 million line of credit, which if drawn is due at the earlier of our initial public offering or December 31, 2001 and the second is an arrangement to sell $5.0 million of series D preferred stock upon our request.



     Net cash used in operating activities was $2.6 million in 1997, $3.6 million in 1998 and $1.8 million in 1999. Net cash used in operating activities in 1997 and 1998 reflected net losses, offset in part by increases in accrued interest. Additionally, 1998 includes a gain on disposal of discontinued operations of $596,000, which is a reduction in operating cash flow. Net cash used in operating activities was $2.6 million for the nine months ended September 30, 1999 and $8.2 million for the nine months ended September 30, 2000. Net cash used in operating activities reflects an increase in net loss.



     Net cash (used in) provided by investing activities was $(83,000) in 1997, $477,000 in 1998, $(244,000) in 1999, and $75,000 for the nine months ended
September 30, 1999 and ($1.4 million) for the nine months ended September 30, 2000. Our investing activities have consisted primarily of purchases of property and equipment, principally computer hardware and software for our growing number of employees. Capital expenditures, including those under capital leases, totaled $83,000 in 1997, $123,000 in 1998 and $278,000 in 1999, and $110,000 for
the nine months ended September 30, 1999 and $1.5 million for the nine months ended September 30. Additionally, 1998 includes proceeds from disposal of discontinued operations of $600,000, which increases investing cash flow.

     Net cash provided by financing activities was $2.6 million in 1997, $3.3 million in 1998 and $3.4 million in 1999, and $2.7 million for the nine months ended September 30, 1999 and $12.2 million for the nine months ended September 30, 2000. Net cash provided by financing activities reflected primarily the proceeds from issuance of notes payable from Safeguard in each of these periods. Additionally, in 1999, we had drawn down the full amount of our $1.5 million line of credit. The line of credit was paid in full in April 2000.


     We believe that the net proceeds of this offering, together with cash and cash equivalents, will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business and operating results.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


     We offer our services in the United States and anticipate increasing our distribution of U.S.-based content in Europe and Asia. As a result, our financial results could be affected by factors, including weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the short-term nature of our investments, we believe that there is no material risk exposure; therefore, no quantitative tabular disclosures are required.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Earlier application of SFAS No. 133 as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No.
133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133, as amended, will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133, as amended, in fiscal 2001.



     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB No. 101B that delayed the implementation of SAB No. 101. The Company must adopt SAB No. 101 no later than the fourth quarter of fiscal 2000. The Company believes its current revenue recognition policy is in compliance with this guidance.


     In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF Issue No. 00-2, Accounting for Web Site Development Costs, which requires that costs incurred during the development of web site applications and infrastructure, involving developing software to operate the Web site, including graphics that affect the "look and feel" of the web page and all costs relating to software used to operate a web site should be accounted for under SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. We adopted EITF Issue No. 00-2 in the quarter beginning on July 1, 2000. The adoption of EITF Issue No. 00-2 did not have a material effect on our consolidated financial position or results of operations.



     In March 2000, the EITF published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF Issue No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. We adopted EITF Issue No. 00-3 in the quarter beginning on July 1, 2000. The adoption of EITF Issue No. 00-3 did not have a material effect on our consolidated financial position or results of operations.



     In March 2000, the FASB issued Interpretation (FIN) No. 44 an interpretation of APB, Opinion No. 25, Accounting for Stock Issued to Employees. FIN No. 44 addresses inconsistencies in accounting for stock-based compensation that arise from implementation of APB Opinion No. 25. We adopted FIN No. 44 in the quarter beginning on July 1, 2000. The adoption of FIN No. 44 will affect our accounting for modification of option agreements, if any, and options issued in connection with business combinations in the future.

                                    BUSINESS

OVERVIEW

     We develop, market and sell a software platform, applications and services that enable our customers such as Internet service providers, telecommunication companies, and other major corporations to provide web content management products and services for their small and medium enterprise, or SME, subscribers. Web content management gives companies a structured process for developing, deploying and updating web and wireless applications.

     We deliver our Nextron Phase 4 software platform and applications on a turnkey basis. Our customers integrate our web content management solutions into their products and services. Our products are designed to help our customers create, administer and manage large numbers of websites for their SME subscribers on a cost-effective basis. In addition, our Nextron Phase 4 software utilizes an open architecture which facilitates integration with legacy systems and applications of other vendors. Our web content management solution allows our customers to penetrate new markets and realize additional revenue opportunities by delivering integrated applications to their SME subscribers. In addition, SMEs can benefit from our products and services as we provide tools that enable their implementation of wired and wireless Internet business applications such as customer relationship management. We seek to establish our Nextron Phase 4 software and related applications as leading industry standards for providing wired and wireless web content management to the SME market.

     The SME market consists of more than 30 million enterprises worldwide and because of its diversity, it lacks a common Internet delivery platform. According to a recent survey by Andersen Consulting Market Research, 50% of the SME respondents predict that they will use the Internet as a means for growth in the next 12 months. To serve the fragmented SME market, our customers must be prepared to offer a simple, low-cost and reliable solution that helps them create web sites and manage web content for thousands of their SME subscribers.

     Because many major corporations are already providing services to the SME market, we believe that they will become the predominant service providers in assisting SMEs establish and expand their Internet presence. We are targeting entities with significant SME penetration for the distribution of our products. Our customers include corporations such as Verizon and Pages Jaunes, a wholly owned subsidiary of France Telecom, in the telecommunications industry, Verio in the Internet service provider industry and Principal Life Insurance Company in the financial services industry. As of September 30, 2000, we have over 46,000 SME subscribers using our Nextron Phase 4 software. Also, we have developed over 20,000 websites for SME subscribers. We are headquartered in San Jose, California and have international sales offices in Switzerland, Belgium, the United Kingdom and Argentina.

MARKET OPPORTUNITY

     The use of web-based and wireless devices to communicate and conduct business is increasing rapidly for companies as they strive to generate new business opportunities, reach a broader consumer base and reduce operational costs. According to IDC, global electronic commerce will grow from $131.0 billion in 2000 to $1.6 trillion in 2003 and wireless commerce in the United States will grow from $29.0 million in 2000 to $20.8 billion in 2004. According to Killen & Associates, the global marketplace currently consists of more than 30 million SMEs. IDC predicts that 70% of SMEs in the United States will use the Internet by 2003, up from 52% in 1999, and 2.9 million SMEs will sell goods and services online in 2003, up from 0.9 million in 1999.

     According to Andersen Consulting Market Research, the top three concerns of SMEs regarding IT growth are lack of time to plan or implement e-commerce initiatives, implementation costs of these initiatives, and concerns regarding changing technology. Currently, a lack of affordable and customized services in the marketplace has created barriers for SMEs to capitalize on Internet growth and cost reduction opportunities.

     Increased competition is driving telecommunication companies, ISPs and other major corporations currently serving the SME market to differentiate themselves by providing new value-added services. These value-added services are essential to retain existing SME subscribers and develop new revenue streams. The SME market is fragmented because the market lacks a uniform Internet delivery platform and SME needs are varied and diverse. To fully capitalize on this opportunity, companies that have penetration into the SME market need to address the individualized requirements of this fragmented market.

     To serve the needs of the SME market, service providers must be prepared to offer a simple, low-cost and reliable solution for creating web sites and managing content for thousands of SME subscribers. Because these service providers have limitations in commercializing new products, they are looking to third parties to provide the final link between their needs and the needs of their subscribers. This convergence presents an opportunity for a web content management platform that can provide these capabilities.

THE NEXTRON SOLUTION

     We provide a web content management platform and related applications that are designed to enable our customers to create and manage large numbers of web sites for the SME market on a cost-effective basis across industry sectors. With our products, our customers can also market additional products and services to their existing customer base. Our open architecture facilitates the integration of new web technologies, such as wireless application protocol, or WAP technology, within our software platform and applications. The applications we offer include those developed by us as well as those developed by third-party vendors. These products in turn enable our customers' SME subscribers to build new web-based business applications by establishing and expanding their Internet presence. Our platform has the following capabilities:

     - Scalable Web Site Creation. With Nextron StoreFront, we enable SMEs to customize the design, layout and graphical content of their template-based web pages.

     - Web Site Management. With Nextron ePromote, we enable SMEs to publicize their products and services via the Internet through applications such as reservations, opt-in emails, polls and other marketing applications.

     - Wireless Promotions. With Nextron Mobilize, we enable SMEs to provide targeted promotional information regarding their products and services to their local customer base on an opt-in basis. This application represents our entree into the wireless market.


     - Electronic Commerce. With our secured electronic commerce applications, Nextron eCommerce, we can deliver secure electronic commerce functionalities to websites of SME subscribers. Our platform is integrated with established third-party electronic commerce applications such as those provided by InterShop, Mercantec and OpenMarket.


     We intend to introduce other capabilities, such as back office functionalities for accounting, human resource and customer relationship management. We are seeking to establish relationships with third-party vendors to provide these applications.

     Our products offer customers the following primary benefits:

     - Accelerate Revenue Opportunities. Our products enable our customers to offer their subscribers a number of web-based business applications developed specifically for the SME market. Through the use of our products, customers can build additional revenue channels by providing their subscribers with web-based and wireless business applications.

     - Reduce Cost of Web Operations. The management of large numbers of web pages containing both static and dynamic content is complex and expensive. With our products, our customers can manage large numbers of websites quickly and affordably. Our products are designed to lower the costs of web operations for our customers by reducing the dependency on specialized web development personnel and by improving operating efficiency through automation of workflow processes. Automated workflow processes can reduce the time required to assemble, test and validate new web content.

     - Enable Content Delivery Using Multiple Formats. Our software platform is designed to deliver content through multiple formats such as XML, HTML, WML, HDML and WAP to web browsers and hand-held computing devices according to the protocol requirements of the end-users' devices. Our customers can configure our products by using graphical user interfaces that enable delivery of content to a variety of devices.

     - Facilitate Creation and Modification of Web Sites. Our platform simplifies the web site creation process to allow non-technically oriented employees to create customized web sites for SMEs. Templates and other easy-to-use features are designed to permit flexible creation of unique web sites on a large scale. Also, our products are designed with user-friendly interfaces that enable SME subscribers to access their web sites to make desired modifications without the need to engage costly technical personnel.

THE NEXTRON STRATEGY

     Our goal is to become the leading provider of the software platform and applications that enable web content management for SME subscribers. To achieve this goal, we intend to pursue the following strategies:

     - Become the Preferred Web Content Management Platform. We intend to expand our position as a leading provider of web content management software for the SME markets. Our products and applications are based on an open architecture to permit integration with next generation industry standards for management and deployment of web content. Our products contain easy-to-use application features that address the subscribers' web-based business application needs as they build, maintain and extend their Internet presence.

     - Distribute Our Products through Channel Access. We sell our products on a private label basis to major corporations, which in turn use our products to provide branded business solutions for their SME subscribers. Our SME acquisition costs are relatively low because our strategy provides us with access to SMEs through our customers' pre-existing relationships with the SME market. We intend to establish and expand our relationships with customers such as Verio, Verizon, Pages Jaunes, a wholly owned subsidiary of France Telecom, and Principal Life Insurance Company to provide us with additional distribution channels for our products by allowing us to work with their alliance partners.

     - Develop Vertical Market Applications. We intend to further develop applications for vertical markets to expand our software platform to allow our customers to optimize their sale and deployment of SME websites in their specific industries. We have already developed vertical applications for the restaurant and household repair and remodeling services.

     - Build Strategic Relationships with Technology Companies in our
       Industry. We intend to continue to strengthen our existing relationships with vendors such as Sun Microsystems, Amdocs, BlueStone, Intershop and Mercantec. Because of our open architecture, we believe that our Nextron Phase 4 software platform can become the leading industry standard for web content management applications in the SME market.

     - Expand Wireless Capability. Our recent acquisition of ImpulseSale in August 2000 has enabled our software to act as a content delivery platform for wireless devices. We believe wireless applications will become an important means for SMEs to conduct their business. We intend to expand our current applications to support wireless application protocols.

     - Expand Internationally. We intend to expand our international operations to increase our presence in the global SME market and diversify our customer base. Our international headquarters are located in Geneva, Switzerland. We also have international sales offices in Belgium, the United

       Kingdom and Argentina. We also have sales representatives in France, Japan, Italy, Spain, Germany and Australia. We intend to establish additional offices in Europe and the Pacific Rim. For the nine months ended September 30, 2000, we derived 27% of our revenue from international markets.


NEXTRON'S PRODUCTS

     Nextron Phase 4 software and Nextron Applications are web content management solutions that assist our customers in creating and managing content on a large number of web sites on a cost-effective basis across industry segments.

     - NEXTRON PHASE 4 SOFTWARE. Version 6.1 of our software platform supports Java, C++ and HTML and runs on Oracle/Solaris platform. Our products supports all Latin-based languages and has been translated into Spanish, French, Italian, German and Dutch. We intend to translate our software products into Japanese and other Asian languages. Our Nextron Phase 4 software is designed to:

      - Allow rapid integration of external applications.

      - Permit our customers to prepare professional looking websites in high volume and in an automated environment.

      - Allow our customers to effectively develop content management solutions.

      - Facilitate the creation and modification of web content with minimal training.

      - Allow the tailoring of delivery means to application requirements.

      - Facilitate the customization of web content for SME subscribers.

     - NEXTRON APPLICATIONS. Nextron Applications are a family of existing and in-development value-added Internet and wireless applications for SMEs. Our applications include:

      - Nextron StoreFront. Nextron StoreFront is designed to enable SMEs to dynamically customize the design, layout and graphical content of template-based web pages. StoreFront includes a "what you see is what you get," or WYSIWYG, interface that gives users design flexibility and customized graphic headers in a drag-and-drop Java-based environment, as well as website header functionalities in HTML templates.

      - Nextron ePromote. Nextron ePromote is designed to enable SMEs to market and publicize their products and services via the Internet. ePromote includes site polling features that enable owners to poll their visitors on specific questions and present the results, create opt-in customer lists and fax-back functionalities for marketing and customer service initiatives, integrate bulletin board and feed-back forms to interactively post and view messages for Internet communities.


      - Nextron eCommerce. Nextron eCommerce is an application in development that is designed to enable SMEs to conduct secure electronic commerce transactions, including orders and customer management, shipping controls and sales tax settings, inventory management and sales reporting. Currently we offer electronic commerce solutions through our software partners, Intershop, Mercantec and OpenMarket. We are developing a proprietary electronic commerce application.


      - Nextron eOps. Nextron eOps is an application in development that is designed to enable integration of an SME's website with back-office functionalities such as accounting, human resource and customer relationship management. We are currently seeking relationships with third-party vendors to provide these applications.

      - Nextron Mobilize. Nextron Mobilize is an application that is designed to enable SMEs to provide targeted promotional information regarding their products and services to their local customer base on an opt-in basis. This application represents our first product for the wireless market.

NEXTRON'S SERVICES

     Our services include web design, customization and high-end portal development for our enterprise customers. We sell our services with the licensing of our Nextron Phase 4 software platform. These services include the following:

     - Developing and deploying portals applications;

     - Implementing high-volume website production systems to assist our customers in building web sites in an automated environment;

     - Designing and implementing custom applications in response to specific customer requests in their development of service offerings to their SME subscribers;

     - Establishing localized customer care groups in proximity to our customers' operations to assist customers in the implementation and management of our software platform and associated applications; and

     - Assisting in the execution of workflow management processes accomplishing the task assignment, routing and approval functions.

     As of September 30, 2000, we have over 46,000 SME subscribers using our Nextron Phase 4 software. Also, we have developed over 20,000 web sites for SME subscribers across industry sectors. Our services organization consists of 62 website developers. In addition to professional services, we offer various levels of product maintenance and legacy integration to our customers. Customers under maintenance contracts receive technical product support and product upgrades as they are released throughout the life of the maintenance contracts.

TECHNOLOGY

     Our technology offers our customers a scalable web content management solution. Our products benefit from an open architecture and incorporate accepted Internet industry standards. Our products support a variety of web-based software applications.

     Web Content Management Platform. The combination of web content management and site automation capabilities is designed to give our customers substantial benefits in supporting large scale web service programs. The automation process is controlled by our centralized content management platform. Also, our web content management architecture simplifies the process of modifying or adding content to web sites to the point where SMEs can elect to make changes to their websites themselves. In back office administration, our Nextron Phase 4 software delivers efficiencies that are critical to serving large numbers of SMEs. The platform automatically tracks and reports various website content management statistics for work flow information, website management, package configurations, billing and site-related statistics, such as visits and page views.

     Scalable Architecture and High Availability. The Nextron Phase 4 software platform is designed to promote faster server performance through parallel software code execution. Our technology uses industry standards such as J2EE and EJBs to promote scalability, performance and high availability. Our design also promotes reliability and availability by allowing customers to employ their normal data backup and recovery tools. Also, critical data is duplicated, providing the necessary redundancy for data recovery to minimize the potential for data loss.

     Application Service Provider Platform. Our customers provide web-based applications to their SME customers via an application service provider model, or ASP. We believe that, as an ASP enabler, we provide key components of the infrastructure required for successful ASP implementations.

     We believe SMEs will represent a major portion of the anticipated growth in the ASP industry because of their value proposition to SMEs which frequently lack sufficient IT resources. The ASP model provides access to an application over a network for a monthly fee. The ASP assumes all responsibility for implementing and managing the application.

     Our Phase 4 software platform is designed to enable our customers to deploy ASP applications. With this ability, our customers can support numerous SME applications for thousands of SMEs on a centrally controlled platform.

     Wireless Technology. Our wireless platform runs on the Windows NT and Sun Solaris operating systems and is implemented using Java servlets to provide platform independence. Enterprise Javabeans integrate the database and the Java servlets. Data is retrieved in XML/XSL format. Our wireless technology also supports HTML, WML from the WAP Forum, and HDML from Phone.com. Our wireless technology is designed to provide a solid foundation for our future wireless applications.

     Latest Industry Standards. Our Nextron Phase 4 software platform is designed to support industry standards such as XML/XSL, HTTP, Java and WAP. The open architecture is designed to enable SMEs to reliably implement our software platform within their existing legacy systems without making significant changes. The embedded Java development tools provide high-end production capability with low-end users as well as advanced developers. The open architecture also allows customers to use their preferred web application servers and other technologies on a concurrent basis with minimum difficulty. Our Nextron Phase 4 software platform was initially deployed in 1997 and its current release is version 6.1.

CUSTOMERS AND DISTRIBUTION PARTNERS


     We sell our products to major corporations for distribution into the SME market. Our customers brand their our products under their own name. We are currently working with our customers to identify and develop additional vertical market applications in addition to our current restaurant and home remodelling industry solutions. As of September 30, 2000, six companies had licensed our Nextron Phase 4 software platform. For the nine months ended September 30, 2000, Qwest Dex, Pages Jaunes and Verizon each accounted for 10% or more of our total revenue. We provide licensing and professional services for each of these entities. The following is a list of our customers which have licensed our Nextron Phase 4 software platform.


Telecommunications:

     - Verizon. Verizon is a leading provider of communications services and was created as a result of a merger between Bell Atlantic and GTE. We entered into a licensing agreement with GTE in December 1996. After the merger that led to the creation of Verizon, Verizon selected Nextron as the software platform for Verizon's Internet yellow pages. As a result of our distribution relationship with Verizon, we provide individual websites for the National Auto Part Associations', or NAPA's, dealers to ensure a cohesive corporate brand for NAPA. NAPA is a world-class auto parts distribution company that has auto parts stores, distribution centers and auto repair facilities.

     - QWEST Dex. Qwest Dex is a leading broadband Internet communications company. In June 2000, Qwest completed its merger with U.S. West Dex. In June 1998, we entered into service agreement with U.S. West and in December 1999, we entered into a license agreement with U.S. West Dex, which was subsequently acquired by Qwest. We provide website creation service, maintenance, hosting and customer support to Qwest's SME customers.

     - Pages Jaunes, a wholly owned subsidiary of France Telecom, is a provider of telecommunications services in France. We entered into a license agreement with Pages Jaunes in July 1999. We build custom applications and provide ongoing maintenance for Pages Jaunes.

     - Belgacom. Belgacom is a provider of telecommunications services in Belgium. We entered into a license agreement with Belgacom in September 1998. We provide website creation service, maintenance, hosting and customer support to Belgacom's SME customers.

Internet Service Providers:

     - Verio. Verio, which was recently acquired by Nippon Telegraph and Telecommunications, or NTT, is a global Internet and telecommunications service provider. We entered into a license agreement with Verio in June 2000. We license our software to Verio and provide a host of professional services to their customers and original equipment manufacturer partners.

Other Major Corporations:

     - Principal Life Insurance Company. Principal Life Insurance Company is a family of companies offering financial services to businesses and individuals. The group serves large number of customers on a worldwide basis. We entered into a licensing agreement with Principal Life Insurance Company in December 1998. We provide their agents and agencies with easy to develop individual websites that streamline the information and standardizes their web designs.

SALES AND MARKETING

     We focus our marketing activities on major corporations that function as web-based content application service providers to the SME market. Our marketing personnel engage in a variety of activities, including positioning our software products and services, conducting public relations campaigns, establishing and maintaining relationships with industry analysts and generating qualified sales leads. Our marketing programs are focused on creating awareness of our products and generating customer references. We work with our customers to help them develop awareness of our products and services among their SME subscribers. We intend to build a close customer care relationship with each of our customers by establishing a customer service group in close proximity to our customers.

     We market and sell our products to major corporations through a direct and indirect sales force in North and South America, Europe and the Pacific Rim. As of September 30, 2000, we employed 36 people worldwide in our sales and marketing group. We intend to increase the size of our direct sales force and our network of localized sales agents. We have five offices worldwide in Switzerland, Belgium, the United Kingdom and Argentina. We also have sales representatives in France, Japan, Italy, Spain, Germany and Australia. We intend to establish additional offices domestically and internationally as we broaden the scope of our sales activities.

RESEARCH AND DEVELOPMENT

     Our research and development personnel engage in a variety of activities, including researching new technologies, building new applications, quality assurance and documentation. We are converting our software to facilitate translation into Japanese and other Asian languages. We are also expanding our product capabilities to accommodate additional back-office functionalities. We are also enhancing our products by including database consolidation and open architecture for our customers.


     The majority of our research and development efforts have been directed towards adding new applications to our Nextron Phase 4 software platform. This development consists of adding new features, continued expansion and refinement of our open architecture and expanding the wireless capabilities of our platform. We have made substantial investments in research and development through internal and external development and acquisitions. As of September 30, 2000, we had 34 employees that were engaged in research and development activities. We also outsource a portion of our research and development to HCL Technologies for projects such as the conversion of our software to facilitate translation into Japanese and other Asian languages. We spent $683,334 in 1997, $927,307 in 1998, $1.6 million in 1999 and $2.4 million through September 30, 2000 in research and development efforts.


COMPETITION

     The market for content management solutions is rapidly emerging and is characterized by intense competition. We expect competition to increase dramatically. A growing number of companies are vying to provide web content management solutions. In addition, new companies or alliances among existing companies may be formed that may rapidly achieve a significant market position.

     We compete with a number of other entities that provide products and services similar to ours, including Net Objects, Website Pros, Web Interactive, Netopia, Kinzan and Innuity. We may also compete with companies which may offer similar products for different markets. We also compete with the in-house departments of our customers who develop products that serve our customers' current needs. In addition, we compete with ISPs that add various services to their product offerings and who may introduce in-house products and services that will compete with us in the future. Other potential competitors include client/server software vendors, which are developing or extending existing products that sell directly into the SME market, such as Microsoft and Macromedia. Other large software companies, such as Oracle and IBM, may also introduce competitive products. Many of our existing and potential competitors have greater technical, marketing and financial resources than we do.

     We believe that competitive factors in the web content management industry include:

     - scalability, quality and reliability of software;

     - competitive ability to manage hundreds and thousands of web sites on a wide scale platform across industry sectors;

     - functionality that enables a broad base of contributors to add and modify web content;

     - ability to provide advanced workflow functionality;

     - pricing of products and services;

     - competitive ability to leverage existing information technology infrastructure; and

     - adherence to emerging industry standards, including XML/XSL, J2EE and EJBs.

INTELLECTUAL PROPERTY

     Our success depends upon our ability to maintain the proprietary aspects of our technology and operate without infringing the proprietary rights of others. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions and processes to protect the proprietary aspects of our technology. We currently have four patent applications pending. Any patents issued may not be sufficient to protect our technology. We seek to protect the source code for our software, documentation and other written materials under trade secret and copyright laws. Our license agreements impose restrictions on our customers' ability to use our software. We also seek to protect our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. There can be no assurance that all employees or consultants have signed or will sign these agreements.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to the same extent as do the laws of the United States.

     Any resulting litigation could result in substantial costs and diversion of resources and could seriously harm our business, operating results and financial condition. Our means of protecting our proprietary rights may not be adequate or that our competitors will not independently develop similar technology. Any failure by us to protect our property could seriously harm our business, operating results and financial condition.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by us with respect to our current or future products. We expect that developers of web-based commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us. A successful infringement claim against us and our inability to license the infringed technology or develop or license technology with comparable functionality could seriously harm our business, financial condition and operating results.

EMPLOYEES


     As of September 30, 2000, we employed a total of 157 persons, including 34 persons in research and development, 36 persons in sales and marketing, 62 persons in production and 25 persons in administration. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.


FACILITIES


     Our corporate facilities, located in San Jose, California, occupy approximately 21,600 square feet under three separate leases. We believe that the rent that we pay pursuant to our lease is consistent with the market rent for similar space in the area. We will need to obtain additional space within the next few months. Additional space may not be available on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The following table sets forth information regarding our executive officers, directors and key employees and their ages as of September 30, 2000:



                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Jeffrey M. Tablak.........................  48     President, Chief Executive Officer and Director
Scott C. Jensen...........................  46     Chief Technology Officer and Director
Robert E. James...........................  47     Chief Financial Officer, Vice President, Finance
Joseph H. Dabaghian.......................  62     Vice President, International
Christopher Dress.........................  42     Vice President, Sales and Marketing
Nail Sudin................................  45     Vice President, Wireless Technologies
Craig J. London...........................  54     Chairman of the Board, Director
Roop K. Lakkaraju.........................  30     Director


     Jeffrey M. Tablak, one of our founders, has served as our Chief Executive Officer, President and a director since our inception in December 1994. Prior to co-founding Nextron, Mr. Tablak co-founded Tamtron Corporation, a developer of anatomic pathology information systems, and served as Chief Executive Officer and President of Tamtron from January 1990 to December 1994.

     Scott C. Jensen, one of our founders, has served as our Chief Technology Officer since our inception in December 1994, and has served as a director since November 1999. Prior to co-founding Nextron, Mr. Jensen served as the manager of network computing systems for Litton Computer Services, a division of Litton Industries, a defense industry company, from August 1987 to November 1994.

     Robert E. James has served as our Chief Financial Officer since January 1, 2000. Mr. James served as our Vice President, Finance and Operations from August 1998 to January 2000 and served as our Controller from October 1995 to August 1998. Prior to joining Nextron, Mr. James served as the Financial Planning Manager for Litton Applied Technology. For the past 15 years, Mr. James has held various positions in finance and accounting.

     Joseph H. Dabaghian has served as our Vice President, International Group since October 1999, served as our Vice President, International Group Sales, a division of Litton Industries from March 1997 to October 1999. Prior to joining Nextron, Mr. Dabaghian was self-employed from October 1995 to March 1997 at Matech, a consulting firm, that he formed.

     Christopher Dress has served as our Vice President, Sales and Marketing since December 1999. Prior to joining Nextron, he was President of a sales and marketing consulting firm, from January 1999 to December 1999. From August 1997 to January 1999, Mr. Dress served as Vice President, North American Sales and Director of Sales for Sherpa Corporation, a provider of product data management software and services.

     Nail Sudin has served as our Vice President, Wireless Technologies since August 2000. Prior to joining Nextron, Mr. Sudin served as Chief Executive Officer and co-founder of ImpulseSale, a wireless software company, from November 1999 to August 2000. From August 1996 to November 1999, Mr. Sudin served as Vice President of Application Development for Sherpa. From January 1991 to August 1996, Mr. Sudin served as Vice President of Product Development for Computer Vision Corporation, a software company.

     Craig J. London has been Chairman of the Board and a director of Nextron since June 30, 1999. Mr. London has served as Vice President and General Manager, West Coast Operations of Safeguard Scientifics, Inc., an Internet operating company, since January 1999. From June 1997 until November 1998, Mr. London served as Chief Executive Officer of Diva Communications, Inc., a telecommunications company. From January 1989 to June 1997, Mr. London served in various executive positions at Nortel

Corporation, a telecommunications company, including Vice President, West Region and Senior Managing Director of the Asia South Pacific Region.

     Roop K. Lakkaraju has been a director of Nextron since November 1999. Mr. Lakkaraju has served as a Financial Partner at Safeguard since April 1999. From October 1993 to April 1999, Mr. Lakkaraju spent several years in the field of public accounting with the last position being an Audit Manager at PricewaterhouseCoopers and is a certified public accountant.

BOARD OF DIRECTORS


     We currently have four members. All directors are elected to serve for one-year terms and are elected at each annual meeting of our stockholders. There are no family relationships among any of our directors or executive officers.


Board Committees


     We intend to establish an audit committee and a compensation committee. Our audit committee will consist of two independent directors. The audit committee will review the scope and result of the audit and other services provided by our independent auditors and review and evaluate our internal control functions.


     Our compensation committee consists of two disinterested directors who are non-employee directors. Currently, our compensation committee consists of Messrs. London and Lakkaraju. The compensation committee evaluates and approves the compensation and benefits for our executive officers and administers our equity compensation plans and makes recommendations to the board of directors regarding such matters.

Director Compensation

     We do not pay our directors cash compensation for attending meetings of the board of directors and committee meetings. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our equity compensation plans. We have not yet determined the amount and timing of such grants or awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serve as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid to Nextron's chief executive officer and each of Nextron's four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during 1999. These individuals are referred to as the named executive officers.


                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                     ANNUAL COMPENSATION            SECURITY
                                               --------------------------------    UNDERLYING
         NAME AND PRINCIPAL POSITION           YEAR   SALARY ($)   BONUS ($)(A)   OPTIONS (#)
         ---------------------------           ----   ----------   ------------   ------------
Jeffrey M. Tablak............................  1999    $155,500      $ 64,000        83,333
  President, Chief Executive Officer and
     Director
Scott C. Jensen..............................  1999     135,500        63,000        66,667
  Chief Technology Officer and Director
Robert E. James..............................  1999     125,500        60,000       166,667
  Chief Financial Officer, Vice President,
     Finance
Joseph H. Dabaghian..........................  1999     149,700        16,250        33,333
  Vice President, International


------------
(a) Reflects bonuses earned in 1999 and paid in 2000.

OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information regarding options granted in 1999 to the named executive officers. The percentage of total options granted is based on a total of 351,972 options granted in 1999. The exercise price was equal to the fair market value of the underlying common stock on the date of grant. Options generally have a maximum term of 10 years.


     Amounts represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. The values reflected in the table may never be achieved. The dollar values have been calculated by (a) determining the difference between the fair market value of the securities underlying the options at December 31, 1999 and the exercise prices of the options, (b) multiplying that number by the number of shares of common stock underlying the option and (c) assuming that the aggregate stock value from that calculation compounds at the annual 5% and 10% rates for the entire 10 year option term. The 5% and 10%, assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future stock price. Solely for purposes of determining the value of the options at December 31, 1999, we have assumed that the fair market value of shares of common stock issuable upon
exercise of options was $     per share, the mid-point of the estimated initial
public offering price range, since the common stock was not traded in an established market prior to the offering.


                                                                                          POTENTIAL REALIZABLE
                                                                                                 VALUE
                                                                                           AT ASSUMED ANNUAL
                                                   INDIVIDUAL GRANTS                             RATES
                                -------------------------------------------------------      OF STOCK PRICE
                                 NUMBER OF    % OF TOTAL                                      APPRECIATION
                                SECURITIES      OPTIONS                                     FOR OPTION TERM
                                UNDERLYING    GRANTED IN    EXERCISE PRICE                --------------------
                                  OPTIONS     LAST FISCAL     PER SHARE      EXPIRATION    5%            10%
             NAME               GRANTED (#)      YEAR         ($/SHARE)         DATE       ($)           ($)
             ----               -----------   -----------   --------------   ----------   -----         ------
Jeffrey M. Tablak.............        --           --%             --                --    $--           $--
Scott C. Jensen...............        --           --              --                --     --            --
Robert E. James...............    66,667         18.9            0.75              6/09
Joseph H. Dabaghian...........    33,337          9.5            0.75              6/09
Christopher Dress.............        --           --              --                --     --            --

     The options generally vest as to 1/8 of the underlying shares of common stock six months after his employment start date, with the remainder vesting monthly over the remaining three and a half years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information concerning stock option exercises during our last fiscal year and options outstanding at the end of the last fiscal year. A portion of the shares subject to these options may not be vested and may be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before these shares had vested. The value of unexercised in-the-money options is based on the difference between the fair market value of the underlying common stock at December 31, 1999 and the exercise price of the option. For purposes of this table only, we have assumed the fair market value of the common stock is based
on $          per share, the mid-point of the estimated initial public offering price range.


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                SHARES                        FISCAL YEAR END(#)           AT FISCAL YEAR END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Jeffrey M. Tablak...........        --          --           83,333            --                        --
Scott C. Jensen.............        --          --           66,667            --                        --
Robert E. James.............    10,000                      156,667            --                        --
Joseph H. Dabaghian.........        --          --           10,417        22,916
Christopher Dress...........        --          --               --            --          --            --


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     We have employment agreements with Jeffrey M. Tablak, our Chief Executive Officer, Scott C. Jensen, our Chief Technology Officer, and Robert E. James, our Chief Financial Officer. In addition to establishing each of these officers' annual salaries, these agreements also provide that each officer is entitled to the following:

     - an annual bonus up to 50% of the officer's base salary based on performance criteria;

     - 90 days' advance written notice for termination without cause;

     - if terminated without cause, the amount equal to the officer's base compensation plus benefits that the officer would have earned for one year after termination of employment;

     - if terminated with cause, all compensation due on the date of termination;

     - if terminated with or without cause in the event of a change in control, payment of an amount equal to one year's base compensation plus benefits and accelerated vesting of all unvested options held by the officer; and

     - termination by the officer of his employment with us for any reason with 90 days' advance written notice.

     The employment agreements also provide for accelerated vesting of unvested options if the officer is terminated without cause. If terminated without cause, the officer must exercise his vested options within 180 days of the date on which he was notified of our intent to terminate his employment. Messrs. Tablak and Jensen are each entitled to accelerated vesting of all of their unvested options if they are terminated without cause. Mr. James is entitled to accelerated vesting of 50% of his unvested options if he is terminated without cause. The employment agreements also contain standard proprietary information and non-competition provisions.

EQUITY COMPENSATION PLANS

1997 and 1999 Equity Plans


     Our 1997 Equity Compensation Plan was adopted by our board of directors and approved by our stockholders in June 1997. Our 1999 Equity Incentive Plan was adopted by our board of directors and approved by our stockholders in June 1999. As of September 30, 2000 a total of 1,526,672 shares of common stock were reserved for issuance under the 1997 and 1999 equity plans. As of September 30, 2000, options to purchase a total of 2,755,001 shares of common stock under our equity plans were outstanding at a weighted average exercise price of $1.76 per share.


401(k) Plan

     We have established a tax-qualified employee savings and retirement plan for which our employees will generally be eligible. Under our 401(k) Plan, employees may elect to reduce their compensation and have the amount of this reduction contributed to the 401(k) Plan. The plan permits, but does not require, matching contributions by us on behalf of all participants in the 401(k). The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

                           RELATED PARTY TRANSACTIONS

     Other than compensation agreements and other arrangements, which are described in "Management," and the transactions described below, since our incorporation there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeded or will exceed $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.


     From January 1996 through May 1999, Safeguard funded our operations on a periodic basis in the approximate aggregate principal amount of $13.5 million in the form of secured demand promissory notes. In November 1999, we entered into an agreement with Safeguard based on which we converted $10.0 million of the principal amount on the notes into 2,500,000 shares of series B preferred stock at a purchase price of $4.00 per share. We also issued to Safeguard warrants to purchase 1,875,000 shares of series B preferred stock at a weighted average exercise price of $6.00 per share. In July 2000, we converted the remaining $3.5 million in principal and the approximately $3.2 million of accrued interest on the notes into 1,683,065 shares of series B preferred stock at a conversion price of $4.00 per share.


     In September 2000, we issued to Safeguard a secured promissory note in the aggregate principal amount of $5,000,000. In that transaction, we also issued to Safeguard warrants to purchase 50,000 shares of series D preferred stock at an exercise price of $10.00 per share.


     In October 2000, we received $20.0 million in financing from Safeguard of which we issued to Safeguard 500,000 shares of our series D preferred stock at a purchase price of $10.00 per share, converted our outstanding note issued to Safeguard in September 2000 into 500,000 shares of series D preferred stock at $10.00 per share. We also obtained the right to sell to Safeguard an additional 500,000 shares of our series D preferred stock at $10.00 per share through December 2001 and issued a warrant to purchase 25,000 shares of series D preferred stock at an exercise price of $10.00 per share. As part of the financing, we also received an unsecured line of credit for $10.0 million and issued a warrant to purchase 50,000 shares of series D preferred stock at an exercise price of $10.00 per share.



     As of September 30, 2000, we had total debt in the amount of $5.0 million owed to Safeguard. This debt was converted to 500,000 shares of series D preferred stock in October 2000. Craig London, a Vice President of Safeguard, and Roop Lakkagraju, a Financial Partner at Safeguard, are members of our board of directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2000 by:


     - each of our stockholders who is known by us to beneficially own more than 5% of our outstanding common stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.


     A person has beneficial ownership of shares if the individual has the power to vote or dispose of shares. This power can be exclusive or shared, direct or indirect. Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable or exercisable within 60 days of November 30, 2000 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.


     Unless otherwise indicated, the address for the following stockholders is c/o Nextron Communications, Inc., 6830 Via del Oro, Suite 240, San Jose, California 95119.


     Applicable percentage ownership in the following table is based on 11,217,693 shares of common stock outstanding as of November 30, 2000, assuming the conversion of all outstanding shares of preferred stock into 7,714,516 shares of common stock upon completion of this offering, and 666,667 shares of series B preferred stock issued upon the assumed exercise of a warrant that expires if not exercised before this offering is completed. Applicable percentage ownership after completion of this offering gives effect to the sale
of                shares of our common stock in this offering.



                                                                          PERCENTAGE OF
                                                                           OUTSTANDING
                                                                       SHARES BENEFICIALLY
                                                        NUMBER OF             OWNED
                                                          SHARES       --------------------
                                                       BENEFICIALLY     BEFORE      AFTER
        NAME AND ADDRESS OF BENEFICIAL OWNER              OWNED        OFFERING    OFFERING
        ------------------------------------           ------------    --------    --------
5% STOCKHOLDERS:
Safeguard Scientifics, Inc.(1)(9)(10)................   7,183,065        54.3%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Ronald Heineman(2)...................................   2,588,875        22.9
  111 Broadway, 4th Floor
  New York, New York 10006
EXECUTIVE OFFICERS AND DIRECTORS:
Jeffrey M. Tablak(3).................................     593,051         5.2
Scott Jensen(4)......................................     595,420         5.3
Joseph Dabaghian(5)..................................      56,250           *
Christopher Dress(6).................................      46,987           *
Robert E. James(7)...................................     182,342         1.6
Nail Sudin...........................................     167,521         1.5
Craig J. London(8)...................................   7,183,065        54.3
Roop Lakkaraju(9)....................................   7,183,065        54.3
Officers and directors as a group (8 persons)(10)....   8,637,219        73.8%


-------------------------
 (1) Includes 3,180,576 shares held by Safeguard 97 Capital LP, 581,321 shares held by Safeguard 98 Capital LP, 421,168 shares held by Safeguard 99 Capital LP and 1,000,000 shares held by Safeguard

     2000 Capital LP. Also includes 1,425,648 shares subject to warrants held by Safeguard 97 Capital LP, 260,569 shares subject to warrants held by Safeguard 98 Capital LP, 188,783 shares subject to warrants held by Safeguard 99 Capital LP and 125,000 shares subject to warrants held by Safeguard 2000 LP, all of which are immediately exercisable.


 (2) Represents 2,498,119 shares held by Mr. Heineman, as trustee, pursuant to Voting Trust Agreement dated February 25, 2000. Also includes 90,756 warrants, all of which are immediately exercisable.



 (3) Includes 130,051 shares of common stock issuable under options exercisable within 60 days of November 30, 2000.



 (4) Includes 108,754 shares issuable under options exercisable within 60 days of November 30, 2000.



 (5) Includes 56,250 shares issuable under options exercisable within 60 days of November 30, 2000.



 (6) Includes 34,487 shares issuable under options exercisable within 60 days of November 30, 2000.



 (7) Includes 172,342 shares issuable under options exercisable within 60 days of November 30, 2000.



 (8) Represents 3,180,576 shares held by Safeguard 97 Capital LP, 581,321 shares held by Safeguard 98 Capital LP, 421,168 shares held by Safeguard 99 Capital LP and 1,000,000 shares held by Safeguard 2000 Capital LP. Also includes 1,425,648 shares subject to warrants held by Safeguard 97 Capital LP, 260,569 shares subject to warrants held by Safeguard 98 Capital LP, 188,783 shares subject to warrants held by Safeguard 99 Capital LP and 125,000 shares subject to warrants held by Safeguard 2000 LP, all of which are immediately exercisable. Mr. London is a director and Chairman of the Board of our board of directors and Vice President and General Manager of West Coast Operations for Safeguard. Mr. London disclaims beneficial ownership of the shares owned by Safeguard except to the extent of his pecuniary interest therein.



 (9) Represents 3,180,576 shares held by Safeguard 97 Capital LP, 581,321 shares held by Safeguard 98 Capital LP, 421,168 shares held by Safeguard 99 Capital LP and 1,000,000 shares held by Safeguard 2000 Capital LP. Also includes 1,425,648 shares subject to warrants held by Safeguard 97 Capital LP, 260,569 shares subject to warrants held by Safeguard 98 Capital LP, 188,783 shares subject to warrants held by Safeguard 99 Capital LP and 125,000 shares subject to warrants held by Safeguard 2000 LP, all of which are immediately exercisable. Mr. Lakkaraju disclaims beneficial ownership of the shares owned by Safeguard except to the extent of his pecuniary interest therein.



(10) Includes 501,884 shares subject to options exercisable within 60 days of November 30, 2000 and 2,090,756 shares issuable under warrants exercisable within 60 days of November 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, we will be authorized to issue up to shares of common stock, $0.001 par value per share, and shares of preferred stock, $0.001 par value per share. The information below assumes the automatic conversion of all outstanding shares of preferred stock into common stock immediately upon completion of this offering.

COMMON STOCK


     As of November 30, 2000, there were 11,217,693 shares of common stock outstanding held by 83 stockholders of record, assuming issuance of 666,667 shares of series B preferred stock issuable upon exercise of a warrant that expires if not exercised before this offering is completed and the automatic conversion of all outstanding shares of preferred stock into 8,381,183 shares of common stock upon closing of this offering.


     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to the following:

Dividends

     Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors may determine.

Voting

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless we are subject to
Section 2115 of the California Corporations Code. Cumulative voting for the election of directors means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive rights, conversion and redemption.

     Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation, dissolution and winding-up.

     Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

PREFERRED STOCK

     The board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS


     As of November 30, 2000, there were warrants outstanding to purchase a total of 2,991,667 shares of stock as follows.



     - 150,000 shares at an exercise price of $3.00 per share, which warrant expires six years after this offering;

     - 1,250,000 shares at an exercise price of $4.00 per share, which warrant expires 180 days after this offering;



     - 625,000 shares at an exercise price of $10.00 per share, which warrant expires 180 days after this offering;



     - 250,000 shares at an exercise price of $4.80 per share, which warrant expires 180 days after this offering; and



     - 666,667 shares at an exercise price of $4.00 per share, which warrant expires on the day of the closing of this offering.



     - 30,000 shares at an exercise price of $5.50 per share, which warrant expires 180 days after this offering.



     - 50,000 shares at an exercise price of $10.00 per share, which warrant expires 180 days after this offering.



     - 75,000 shares at an exercise price of $10.00 per share, which warrant expires 180 days after this offering.


REGISTRATION RIGHTS


     Holders of 7,681,184 shares of our series B, series C and series D preferred stock and warrants to purchase 3,066,667 shares of our preferred stock have piggyback registration rights with respect to future registration of shares of our common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, these holders are entitled to receive notice of the registration and are entitled to include their shares in the registration.


     These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to pay all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify holders of registration rights for specified losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.

SECTION 2115

     We are subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of our board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all of our directors. Section 2115 also:

     - enables removal of directors with majority stockholder approval;

     - places limitations on the distribution of dividends;

     - extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

     - provides for information rights and required filings if there is a sale of assets or a merger.

     We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2001 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2001 annual meeting of stockholders.

ANTI-TAKEOVER PROVISIONS

Certificate of Incorporation and Bylaws

     Provisions of our proposed certificate of incorporation and bylaws could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first.

     Undesignated preferred stock. Under our certificate of incorporation, our board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by our stockholders. The issuance of preferred stock may:

     - delay, defer or prevent a change in control;

     - discourage bids for our common stock at a premium over the market price of our common stock;

     - adversely affect the voting and other rights of the holders of our common stock; and

     - discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

     Advance Notice Provision. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at our direction of our board of directors or a committee of the board.

     Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called by our chief executive officer or our board of directors.

     Cumulative Voting. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

     These provisions may only be amended by approval of the holders of at least 66 2/3% of the outstanding common stock and may deter a hostile takeover or delay a change in control or management of us.

Delaware Anti-Takeover Law

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law, or the anti-takeover law, which regulates corporate acquisitions. The law generally prohibits business combinations between a publicly held Delaware corporation and an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     - before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation.
Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our proposed certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our proposed certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law and specifies that none of our directors shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty, except for liability for:

     - any breach of the duty of loyalty;

     - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - the payment of unlawful dividends and other actions prohibited by Delaware General Corporation Law; and

     - any transaction resulting in receipt of an improper personal benefit by the director.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our proposed bylaws require us to indemnify our directors and officers, so long as their actions are in good faith, are in the best interests of the corporation, and are not unlawful. Our proposed bylaws also permit us to purchase and maintain insurance on behalf of our directors, officers and agents. We intend to obtain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

     We will also enter into agreements before this offering is completed to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

SALE OF RESTRICTED SHARES


     Upon completion of this offering, there will be           shares of our
common stock outstanding based upon the number of shares that were outstanding
as of September 30, 2000. Immediately after the offering, the           shares
sold in this offering will be freely tradable unless they are purchased by a person that controls, is controlled by or is under common control with us. These
persons are considered to be our affiliates. The remaining           shares will
be eligible for resale subject to compliance with Rule 144 or Rule 701, as the
case may be. Of these shares,           shares are subject to 180-day lock-up
agreements with the underwriters.


LOCK-UP AGREEMENTS

     The holders of           shares of common stock have agreed to a 180-day
lock-up of these shares. This generally means that they cannot sell these shares during the 180 days after the date of this prospectus. ING Barings LLC may release some or all of these shares before the expiration of the lock-up period. Regardless of possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares under lock-up agreements will not be salable until these agreements expire or are waived. Taking into account the lock-up agreements and the provisions of Rules 144, 144(k) and 701, the following restricted shares will be eligible for sale in the public market at the following times:

     - approximately           shares will be eligible for sale prior to 180
       days after the date of this prospectus;

     - approximately           shares will be eligible for sale immediately upon
       the expiration of the 180 day lockup restrictions, of which shares are held by affiliates; and

     - approximately           shares will be eligible for sale at various times
       after 180 days after the effective date of the offering.

RULE 144

     Under Rule 144, beginning 90 days after the date of this prospectus, a person or persons, including affiliates, whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

     - 1% of the outstanding shares of our common stock at that time, which will
       equal approximately           shares upon completion of this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before the date on which notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of public information about us.

RULE 144(k)

     A person who is not an affiliate of ours at any time during the 90 days before a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

RULE 701 AND OPTIONS

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

     - affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

     - non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

     - Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.

     However, all shares issued by us under Rule 701 are subject to lock-up provisions and will only become eligible for sale 180 days after the date of this prospectus.

REGISTRATION


     Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options under our 1997 and 1999 equity plans and shares reserved for future issuance under our 2000 stock incentive plan and our 2000 employee stock purchase plan. This registration statement will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market, subject to the lock-up agreements described above, although sales of shares held by our affiliates will be limited by Rule 144 volume limitations. Based on the number of shares subject to outstanding options under our 1997 and 1999 equity plans as of September 30, 2000 and the number of shares reserved for issuance under our 2000 stock incentive plan and 2000 employee stock purchase plan, this registration
statement would cover approximately           shares.


     Also, holders of           shares of our preferred stock and warrants to
purchase preferred stock have registration rights for the common stock issuable upon conversion of the preferred stock.

                              PLAN OF DISTRIBUTION

     Of the           shares offered by this prospectus,           shares are
being offered by means of an underwritten public offering and           shares
are being offered by means of the Safeguard Subscription Program to stockholders of Safeguard.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters, for whom ING Barings LLC, have severally agreed to purchase from us the following respective number of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
ING Barings LLC.............................................
                                                              --------
  Total.....................................................
                                                              ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of the shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to some dealers at a price that represents a concession not in excess of
$          per share under the public offering price. The underwriters may
allow, and these dealers may allow, a concession of not more than $          per
share to brokers or other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears
to           , and we will be obligated, pursuant to this option, to sell these shares to the underwriters to the extent this option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the
additional shares on the same terms as those on which the           shares are
being offered.

     The following table shows the fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock:

                                                                   TOTAL FEES
                                                          ----------------------------
                                                              NO             FULL
                                         FEE PER SHARE     EXERCISE        EXERCISE
                                         -------------    -----------    -------------
Payable by us..........................      $               $               $

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $          .

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     The representatives of the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, ING Barings, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which create a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress. The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when ING Barings, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these activities. The underwriters may conduct these transactions on the Nasdaq National Market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market prior to the completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

     Other than in the United States, neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required, The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe, any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

     We and each of our officers and directors, substantially all of our stockholders, and holders of options and warrants to purchase our stock, and the holder of our convertible note, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering, or common stock issuable upon exercise of options or warrants or the conversion of a note held by these persons, for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. This consent may be given at any time without public notice.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price will be:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - assessment of our management;

     - the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

SAFEGUARD SUBSCRIPTION PROGRAM

     As part of this offering, we are offering                shares of our
common stock in the Safeguard Subscription Program to stockholders of Safeguard. Safeguard's stockholders may subscribe for one share of our common stock for
every      shares of Safeguard common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard common stock as of
            , 2000 are eligible to purchase shares from us under the program. Stockholders who own less than 100 shares of Safeguard common stock will be ineligible to participate in the Safeguard Subscription Program.

     Under a standby stock purchase agreement, which is filed as an exhibit to the registration statement relating to this prospectus, Safeguard will purchase from us any of the shares offered by us under the program that are not purchased by the stockholders of Safeguard. Distribution of share certificates purchased through the Safeguard Subscription Program will be made to the purchasers as soon as practicable following closing of the sale of the shares to the public. It is expected that sales under the Safeguard Subscription Program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. Prior to this offering, Safeguard
beneficially owned      % of our common stock. After this offering, Safeguard
will beneficially own approximately      % of our common stock, assuming that
all                shares are purchased by the Safeguard stockholders, and will
beneficially own approximately      % of our common stock assuming that none of
the                shares are purchased by the Safeguard stockholders. The
purchase price under the program, whether paid by Safeguard or its stockholders, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold either to Safeguard or to its stockholders.
The underwriters, as a group, will receive a      % management fee on all shares
offered through the Safeguard Subscription Program, including any shares actually purchased by Safeguard. The management fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Safeguard will not receive any compensation from us or any other person with respect to this offering.

     The following table shows the per share and total offering price, management fee to be paid by us to the underwriters and the proceeds before expenses to us.

                                                           PER SHARE    TOTAL
                                                           ---------    -----
Public offering price....................................   $           $
Management fee...........................................   $           $
Proceeds before expenses to Nextron Communications,
  Inc....................................................   $           $
Proceeds before expenses to Safeguard....................   $           $

     The total proceeds before expenses to be received by us from both the underwritten public offering and the Safeguard Subscription Program will be
approximately $          , assuming no exercise of the over-allotment option.

     Safeguard is an underwriter with respect to the shares included in the Safeguard Subscription Program. Safeguard is not an underwriter with respect to the other shares offered by this prospectus. Safeguard is not included in the term "underwriter" as used in this prospectus. Safeguard's sole condition to purchase any shares that are not purchased by its stockholders in the Safeguard Subscription Program is that the conditions to the underwriter's obligations have been met. This means that Safeguard will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Safeguard has not participated in any discussions or negotiations with us or the underwriters regarding the initial public offering price. Safeguard will not have any right to seek indemnification from us regarding its agreement to accept underwriter liability with respect to the shares included in the Safeguard Subscription Program.

                                 LEGAL MATTERS

     An opinion as to the validity of the shares of our common stock offered hereby will be provided to us by Georgopoulos Pahlavan & Prince, LLP, Menlo Park, California. Arman Pahlavan, a partner at Georgopoulos Pahlavan & Prince, LLP, is our Secretary. Pillsbury Madison & Sutro LLP is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. Pillsbury Madison & Sutro LLP has also been retained by us as a counsel in intellectual property matters. As of the date of this prospectus, a partner at Georgopoulos Pahlavan & Prince, LLP, has been granted fully vested options for 41,667 shares of our common stock.

                                    EXPERTS


     The consolidated financial statements of Nextron Communications, Inc. as of December 31, 1998 and 1999 and September 30, 2000 and for each of the years in the three-year period ended December 31, 1999 and for the nine months ended September 30, 2000 have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.



     The financial statements of ImpulseSale.com as of December 31, 1999 and June 30, 2000 and for the period from October 18, 1999 (inception) to December 31, 1999, the six months ended June 30, 2000, and for the period from October 18, 1999 (inception) to June 30, 2000 have been included in this Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement. For more information about us or our common stock, we refer you to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, and the Web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Nextron Communications, Inc. and Subsidiaries Consolidated
Financial Statements
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit)
     and Comprehensive Loss.................................   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

ImpulseSale.com Financial Statements
  Independent Auditors' Report..............................  F-23
  Balance Sheets............................................  F-24
  Statements of Operations..................................  F-25
  Statements of Shareholders' Equity (Deficit)..............  F-26
  Statements of Cash Flows..................................  F-27
  Notes to Financial Statements.............................  F-28

Unaudited Pro Forma Combined Condensed Financial
  Statements................................................  F-32
  Unaudited Pro Forma Combined Condensed Statements of
     Operations.............................................  F-33
  Notes to Unaudited Pro Forma Combined Condensed Financial
     Statements.............................................  F-35

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nextron Communications, Inc.


     We have audited the accompanying consolidated balance sheets of Nextron Communications, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999 and September 30, 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999 and the nine months ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nextron Communications, Inc. and subsidiaries as of December 31, 1998 and 1999 and September 30, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and the nine months ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                          /s/  KPMG LLP
Mountain View, California
December 1, 2000

                          NEXTRON COMMUNICATIONS, INC.



                          CONSOLIDATED BALANCE SHEETS



                                                                     DECEMBER 31,
                                                              ---------------------------   SEPTEMBER 30,
                                                                  1998           1999           2000
                                                              ------------   ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    231,455   $  1,597,954   $  4,146,470
  Accounts receivable, net of allowance for doubtful
    accounts of $1,000 as of December 31, 1998 and 1999 and
    $25,000 as of September 30, 2000........................       181,187        641,205        978,471
  Unbilled receivables......................................            --      1,700,000      2,465,000
  Prepaid expenses and other assets.........................            --         17,717        305,766
                                                              ------------   ------------   ------------
         Total current assets...............................       412,642      3,956,876      7,895,707
Property and equipment, net.................................       261,245        424,662      1,757,014
Goodwill, net of accumulated amortization of $114,015 as of
  September 30, 2000........................................            --             --      1,938,277
Other intangible assets, net of accumulated amortization of
  $7,216 and $42,221 as of December 31, 1999 and September
  30, 2000, respectively....................................            --        102,784        717,779
Deferred license cost.......................................            --      1,032,986        767,361
Purchased software..........................................            --             --      1,800,000
Other assets................................................        88,724         24,026        369,820
                                                              ------------   ------------   ------------
         Total assets.......................................  $    762,611   $  5,541,334   $ 15,245,958
                                                              ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit, net of discount of $134,857 as of December
    31, 1999................................................  $     48,000   $  1,365,143   $         --
  Demand notes payable to related party.....................    11,499,980             --             --
  Convertible notes payable to related party, net of
    discount of $187,636 as of September 30, 2000...........            --      3,500,000      4,812,364
  Accounts payable..........................................       141,932        235,903        545,894
  Accrued interest to related party.........................     1,890,721      3,022,594         40,833
  Accrued expenses..........................................       115,494        719,355      2,911,308
  Deferred revenue..........................................        55,000      2,292,016      3,014,538
  Current portion of capital lease obligations..............        42,981         11,071          6,096
                                                              ------------   ------------   ------------
         Total current liabilities..........................    13,794,108     11,146,082     11,331,033
Long term capital lease obligations.........................         5,328             --          5,295
Deferred revenue -- long term...............................            --      2,548,125      2,261,710
                                                              ------------   ------------   ------------
         Total liabilities..................................    13,799,436     13,694,207     13,598,038
                                                              ------------   ------------   ------------
Commitments and contingencies
Shareholders' equity (deficit):
  Convertible preferred stock:
    Series A; $0.001 par value; 33,334 shares authorized and
     33,332 shares, issued and outstanding as of December
     31, 1998 and 1999 and September 30, 2000; aggregate
     liquidation preference of $30,000 as of December 31,
     1998 and 1999 and September 30, 2000...................            33             33             33
    Series B; $0.001 par value; 6,904,167 and 7,000,000
     shares authorized as of December 31, 1999 and September
     30, 2000, respectively; 2,500,000 and 4,183,065 shares
     issued and outstanding as of December 31, 1999 and
     September 30, 2000, respectively; aggregate liquidation
     preference of $10,000,000 and $16,732,260 as of
     December 31, 1999 and September 30, 2000,
     respectively...........................................            --          2,500          4,183
    Series C; $0.001 par value; 4,370,000 shares authorized;
     2,498,119 shares issued and outstanding as of September
     30, 2000; aggregate liquidation preference of
     $9,992,476.............................................            --             --          2,498
  Common stock; $0.001 par value; 15,000,000 shares
    authorized; 1,512,518, 1,991,584, 2,828,118 shares
    issued and outstanding as of December 31, 1998 and 1999
    and September 30, 2000, respectively....................         1,512          1,991          2,828
  Deferred stock-based compensation.........................            --             --     (3,377,534)
  Additional paid-in capital................................       178,430     13,248,477     38,835,244
  Accumulated other comprehensive loss......................        (2,125)        (5,734)       (30,351)
  Accumulated deficit.......................................   (13,214,675)   (21,400,140)   (33,788,981)
                                                              ------------   ------------   ------------
         Total shareholders' equity (deficit)...............   (13,036,825)    (8,152,873)     1,647,920
                                                              ------------   ------------   ------------
         Total liabilities and shareholders' equity
           (deficit)........................................  $    762,611   $  5,541,334   $ 15,245,958
                                                              ============   ============   ============






          See accompanying notes to consolidated financial statements.

                          NEXTRON COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           ---------------------------------------   --------------------------
                                              1997          1998          1999          1999           2000
                                           -----------   -----------   -----------   -----------   ------------
                                                                                     (UNAUDITED)
Revenues:
  License and maintenance................  $        --   $   295,281   $ 1,684,566   $ 1,025,544   $  2,960,248
  Service................................       65,396       787,098     1,776,355     1,170,121      1,453,616
                                           -----------   -----------   -----------   -----------   ------------
                                                65,396     1,082,379     3,460,921     2,195,665      4,413,864
                                           -----------   -----------   -----------   -----------   ------------
Cost of revenues:
  License and maintenance................           --        45,764       758,223       365,451        499,904
  Service................................      173,829       973,881     1,659,072     1,173,876      1,301,167
                                           -----------   -----------   -----------   -----------   ------------
                                               173,829     1,019,645     2,417,295     1,539,327      1,801,071
                                           -----------   -----------   -----------   -----------   ------------
    Gross profit (loss)..................     (108,433)       62,734     1,043,626       656,338      2,612,793
                                           -----------   -----------   -----------   -----------   ------------
Operating expenses:
  Research and development (excluding
    stock-based compensation expense of
    $1,101,666 for the nine months ended
    September 30, 2000)..................      683,334       927,307     1,572,279       945,123      2,437,718
  Sales and marketing (excluding
    stock-based compensation expense of
    $2,435,833 and 1,483,462 for the year
    ended December 31, 1999 and for the
    nine months ended September 30, 2000,
    respectively)........................      854,919     1,379,782     1,893,857     1,168,315      5,382,280
  General and administrative (excluding
    stock-based compensation expense of
    $199,000, $59,000 and $1,151,710 for
    the year ended December 31, 1999 and
    for the nine months ended September
    30, 1999 and 2000, respectively).....    1,161,271     1,413,470     1,851,766     1,223,973      3,011,736
  Stock-based compensation...............           --            --     2,634,833       199,000      3,736,838
  Amortization of goodwill and other
    intangible assets....................           --            --         7,216            --        159,726
                                           -----------   -----------   -----------   -----------   ------------
    Total operating expenses.............    2,699,524     3,720,559     7,959,951     3,536,411     14,728,298
                                           -----------   -----------   -----------   -----------   ------------
    Operating loss.......................   (2,807,957)   (3,657,825)   (6,916,325)   (2,880,073)   (12,115,505)
                                           -----------   -----------   -----------   -----------   ------------
Other income (expense), net:
  Interest income........................          129         1,097         4,596         1,944        128,427
  Interest expense.......................     (622,524)     (919,633)   (1,273,736)     (989,886)      (401,763)
                                           -----------   -----------   -----------   -----------   ------------
    Other income (expense), net..........     (622,395)     (918,536)   (1,269,140)     (987,942)      (273,336)
                                           -----------   -----------   -----------   -----------   ------------
  Loss from continuing operations........   (3,430,352)   (4,576,361)   (8,185,465)   (3,868,015)   (12,388,841)
Discontinued operations:
  Loss from discontinued operations......       (9,562)      (37,060)           --            --             --
  Gain from disposal of discontinued
    operations...........................           --       596,421            --            --             --
                                           -----------   -----------   -----------   -----------   ------------
    Net (loss) income from discontinued
      operations.........................       (9,562)      559,361            --            --             --
                                           -----------   -----------   -----------   -----------   ------------
Net loss.................................  $(3,439,914)  $(4,017,000)  $(8,185,465)  $(3,868,015)  $(12,388,841)
                                           ===========   ===========   ===========   ===========   ============
Basic and diluted net loss per share.....  $     (2.34)  $     (2.68)  $     (5.05)  $     (2.52)  $      (5.42)
                                           ===========   ===========   ===========   ===========   ============
Shares used in computing basic and
  diluted net loss per share.............    1,471,531     1,498,114     1,619,708     1,534,741      2,286,354
                                           ===========   ===========   ===========   ===========   ============


          See accompanying notes to consolidated financial statements.

                          NEXTRON COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             AND COMPREHENSIVE LOSS

                                        CONVERTIBLE                                                          ACCUMULATED
                                      PREFERRED STOCK        COMMON STOCK        DEFERRED     ADDITIONAL        OTHER
                                     ------------------   ------------------   STOCK-BASED      PAID-IN     COMPREHENSIVE
                                      SHARES     AMOUNT    SHARES     AMOUNT   COMPENSATION     CAPITAL         LOSS
                                     ---------   ------   ---------   ------   ------------   -----------   -------------
Balance as of December 31, 1996....         --   $  --    1,466,999   $1,467   $        --    $   134,856     $     --
Stock options exercised............         --      --        9,229       9             --          2,740           --
Net loss...........................         --      --           --      --             --             --           --
                                     ---------   ------   ---------   ------   -----------    -----------     --------
Balance as of December 31, 1997....         --      --    1,476,228   1,476             --        137,596           --
Net loss...........................         --      --           --      --             --             --           --
Foreign currency translation
 adjustment........................         --      --           --      --             --             --       (2,125)
Comprehensive loss.................
Issuance of Series A preferred
 stock.............................     33,332      33           --      --             --         29,967           --
Stock options exercised............         --      --       36,290      36             --         10,867           --
                                     ---------   ------   ---------   ------   -----------    -----------     --------
Balance as of December 31, 1998....     33,332      33    1,512,518   1,512             --        178,430       (2,125)
Net loss...........................         --      --           --      --             --             --           --
Foreign currency transaction
 adjustment........................         --      --           --      --             --             --       (3,609)
Comprehensive loss.................
Conversion of demand notes payable
 into Series B preferred stock.....  2,500,000   2,500           --      --             --      9,997,500           --
Stock options exercised............         --      --       18,333      18             --          5,482           --
Issuance of common stock to
 employee..........................         --      --      100,000     100             --        139,900           --
Issuance of common stock for
 services..........................         --      --      225,000     225             --        670,275           --
Warrants issued in connection with
 line of credit....................         --      --           --      --             --        236,000           --
Warrants issued for nominal cash
 consideration.....................         --      --           --      --             --      1,772,000           --
Issuance of stock options for
 services..........................         --      --           --      --             --         59,000           --
Issuance of common stock for
 acquisition of Just Doin' Java,
 Inc...............................         --      --      135,733     136             --        189,890           --
                                     ---------   ------   ---------   ------   -----------    -----------     --------
Balance as of December 31, 1999....  2,533,332   2,533    1,991,584   1,991             --     13,248,477       (5,734)
Net loss...........................         --      --           --      --             --             --           --
Foreign currency translation
 adjustment........................         --      --           --      --             --             --      (24,617)
Comprehensive loss.................
Conversion of notes payable and
 accrued interest into Series B
 preferred stock...................  1,683,065   1,683           --      --             --      6,730,576           --
Issuance of Series C preferred
 stock.............................  2,498,119   2,498           --      --             --      8,551,918           --
Issuance of common stock for
 services..........................         --      --       50,000      50             --        191,200           --
Warrants issued in connection with
 line of credit....................         --      --           --      --             --        200,255           --
Stock options exercised............         --      --      440,798     441             --        196,495           --
Issuance of stock options for
 services..........................         --      --           --      --             --      1,225,679           --
Warrants issued for services.......         --      --           --      --             --        251,247           --
Issuance of stock options to
 employees.........................         --      --           --      --     (3,377,534)     5,446,196           --
Issuance of common stock for
 acquisition of ImpulseSale........         --      --      345,736     346             --      2,793,201           --
                                     ---------   ------   ---------   ------   -----------    -----------     --------
Balance as of September 30, 2000...  6,714,516   $6,714   2,828,118   $2,828   $(3,377,534)   $38,835,244     $(30,351)
                                     =========   ======   =========   ======   ===========    ===========     ========


                                                                         TOTAL
                                     ACCUMULATED    COMPREHENSIVE    SHAREHOLDERS'
                                       DEFICIT          LOSS        EQUITY (DEFICIT)
                                     ------------   -------------   ----------------
Balance as of December 31, 1996....  $ (5,757,761)                    $ (5,621,438)
Stock options exercised............            --                            2,749
Net loss...........................    (3,439,914)                      (3,439,914)
                                     ------------   ------------      ------------
Balance as of December 31, 1997....    (9,197,675)                      (9,058,603)
Net loss...........................    (4,017,000)  $ (4,017,000)       (4,017,000)
Foreign currency translation
 adjustment........................            --         (2,125)           (2,125)
                                                    ------------
Comprehensive loss.................                 $  4,019,125
                                                    ============
Issuance of Series A preferred
 stock.............................            --                           30,000
Stock options exercised............            --                           10,903
                                     ------------   ------------      ------------
Balance as of December 31, 1998....   (13,214,675)                     (13,036,825)
Net loss...........................    (8,185,465)  $ (8,185,465)       (8,185,465)
Foreign currency transaction
 adjustment........................            --         (3,609)           (3,609)
                                                    ------------
Comprehensive loss.................                 $ (8,189,074)
                                                    ============
Conversion of demand notes payable
 into Series B preferred stock.....            --                       10,000,000
Stock options exercised............            --                            5,500
Issuance of common stock to
 employee..........................            --                          140,000
Issuance of common stock for
 services..........................            --                          670,500
Warrants issued in connection with
 line of credit....................            --                          236,000
Warrants issued for nominal cash
 consideration.....................            --                        1,772,000
Issuance of stock options for
 services..........................            --                           59,000
Issuance of common stock for
 acquisition of Just Doin' Java,
 Inc...............................            --                          190,026
                                     ------------   ------------      ------------
Balance as of December 31, 1999....   (21,400,140)                      (8,152,873)
Net loss...........................   (12,388,841)  $(12,388,841)      (12,388,841)
Foreign currency translation
 adjustment........................            --        (24,617)          (24,617)
                                                    ------------
Comprehensive loss.................                 $(12,413,458)
                                                    ============
Conversion of notes payable and
 accrued interest into Series B
 preferred stock...................            --                        6,732,259
Issuance of Series C preferred
 stock.............................            --                        8,554,416
Issuance of common stock for
 services..........................            --                          191,250
Warrants issued in connection with
 line of credit....................            --                          200,255
Stock options exercised............            --                          196,936
Issuance of stock options for
 services..........................            --                        1,225,679
Warrants issued for services.......            --                          251,247
Issuance of stock options to
 employees.........................            --                        2,068,662
Issuance of common stock for
 acquisition of ImpulseSale........            --                        2,793,547
                                     ------------                     ------------
Balance as of September 30, 2000...  $(33,788,981)                    $  1,647,920
                                     ============                     ============


          See accompanying notes to consolidated financial statements.

                          NEXTRON COMMUNICATIONS, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                   NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                     ---------------------------------------   --------------------------
                                                        1997          1998          1999          1999           2000
                                                     -----------   -----------   -----------   -----------   ------------
                                                                                               (UNAUDITED)
Cash flow from operating activities:
  Net loss.........................................  $(3,439,914)  $(4,017,000)  $(8,185,465)  $(3,868,015)  $(12,388,841)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..................      157,340       186,551       136,550        92,300        595,396
    Gain from disposal of discontinued
      operations...................................           --      (596,421)           --            --             --
    Amortization of discount on line of credit and
      notes payable................................           --            --       101,143            --        147,456
    Write-off of intangible asset from JDJU
      acquisition..................................           --            --            --            --         99,294
    Issuance of common stock for services..........           --            --       670,500                      191,250
    Issuance of common stock to employee for no
      consideration................................           --            --       140,000       140,000             --
    Issuance of warrants for nominal cash
      consideration................................           --            --     1,765,333                      251,247
    Issuance of stock options and warrants for
      services.....................................           --            --        59,000        59,000      1,225,679
    Amortization of deferred compensation..........           --            --            --            --      2,068,662
    Provision for doubtful accounts................       19,524        19,377         9,150         9,150         33,500
    Changes in operating assets and liabilities:
      Accounts receivable..........................       57,871      (223,712)     (441,889)   (1,171,093)      (394,766)
      Unbilled receivables.........................           --            --    (1,700,000)   (1,700,000)      (765,000)
      Prepaid expenses and other assets............           --            --       (17,717)      (39,817)      (371,382)
      Deferred license cost........................           --            --    (1,032,986)           --             --
      Other assets.................................      (35,310)      (26,588)       68,515        66,444       (345,394)
      Accounts payable.............................       37,189        63,438        93,887        89,326        309,991
      Accrued interest.............................      622,395       919,633     1,131,873       983,945        250,518
      Accrued expenses.............................      (20,705)       61,092       603,861       148,574        391,953
      Deferred revenue.............................       17,331        37,669     4,785,141     2,606,775        436,108
                                                     -----------   -----------   -----------   -----------   ------------
        Net cash used in operating activities......  $(2,584,279)  $(3,575,961)  $(1,813,104)  $(2,583,411)  $ (8,241,133)
                                                     -----------   -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Purchase of property and equipment...............      (83,244)     (123,406)     (277,886)     (109,579)    (1,485,091)
  Proceeds from disposal of discontinued
    operations.....................................           --       600,000            --            --             --
  Cash acquired in business combination............           --            --        34,149        34,149         61,047
                                                     -----------   -----------   -----------   -----------   ------------
        Net cash (used in) provided by investing
          activities...............................      (83,244)      476,594      (243,737)      (75,430)    (1,424,044)
                                                     -----------   -----------   -----------   -----------   ------------
Cash flow from financing activities:
  Proceeds from issuance of notes payable..........    2,720,020     3,339,980     2,000,000     2,000,000      5,000,000
  Net borrowings (repayments) under line of
    credit.........................................       13,000        35,000     1,452,020       750,000     (1,500,000)
  Repayment of capital lease obligations...........     (124,336)     (116,310)      (37,238)      (36,438)       (13,042)
  Proceeds from exercise of common stock options...        2,749        10,903         5,500            --        196,936
  Net proceeds from issuance of preferred stock....           --        30,000            --            --      8,554,416
  Proceeds from issuance of warrants for nominal
    cash consideration.............................           --            --         6,667            --             --
                                                     -----------   -----------   -----------   -----------   ------------
        Net cash provided by financing
          activities...............................    2,611,433     3,299,573     3,426,949     2,713,562     12,238,310
                                                     -----------   -----------   -----------   -----------   ------------
Foreign currency translation adjustments...........           --        (2,125)       (3,609)       (3,355)       (24,617)
                                                     -----------   -----------   -----------   -----------   ------------
Net (decrease) increase in cash and cash
  equivalents......................................      (56,090)      198,081     1,366,499        51,366      2,548,516
Cash and cash equivalents:
  Beginning of period..............................       89,464        33,374       231,455       231,455      1,597,954
                                                     -----------   -----------   -----------   -----------   ------------
  End of period....................................  $    33,374   $   231,455   $ 1,597,954   $   282,821   $  4,146,470
                                                     ===========   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.........  $       273   $     4,328   $    40,720   $     5,941   $     24,727
                                                     ===========   ===========   ===========   ===========   ============
  Noncash investing and financing activities:
    Conversion of notes payable to preferred
      stock........................................  $        --   $        --   $10,000,000   $        --   $  6,732,259
                                                     ===========   ===========   ===========   ===========   ============
    Issuance of warrants with line of credit and
      notes payable................................  $        --   $        --   $   236,000   $   236,000   $    200,255
                                                     ===========   ===========   ===========   ===========   ============
    Issuance of warrants to underwriter in
      connection with preferred stock issuance.....  $        --   $        --   $        --   $        --   $    755,000
                                                     ===========   ===========   ===========   ===========   ============


          See accompanying notes to consolidated financial statements.

                          NEXTRON COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


(1) NATURE OF OPERATIONS

     Nextron Communications, Inc. (the Company) develops and markets web-based products which enable small and medium size enterprises (SMEs) located worldwide to efficiently communicate with customers and execute business-to-business and business-to-consumer transactions via the Internet. The Company currently reaches this market by utilizing a leveraged sales strategy, whereby select groups of partners sell the Company's products and services directly to SMEs. This leveraged channel currently consists of telecom Internet yellow page publishers and franchisers.


     The Company was incorporated on December 19, 1994, under the laws of the state of California and commenced operations in January 1995. The Company employs approximately 157 people and is headquartered in San Jose, California. The Company also has sales personnel located in Europe, the Pacific Rim, and South America.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Nextron Belgium NV, which was incorporated in Belgium in 1998. In 2000, the Company incorporated subsidiaries in Switzerland (Nextron International, BV), Argentina (Nextron Communications Argentina, SRL), and the United Kingdom (Nextron UK Limited). All significant intercompany accounts and transactions have been eliminated.

(b) REVENUE RECOGNITION

     The Company derives its revenue from the license of its proprietary software technology, Nextron Phase 4, sales of related maintenance (post contract customer support), primarily technical support and upgrades, and services, including web site creation, customization and hosting.

     The Company recognizes revenue in accordance with American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, specifies that in order to recognize revenue on sales of software licenses, evidence of the sale arrangement must exist, delivery of the element must have occurred, the fee must be fixed and determinable and collection of the fees must be probable. SOP 97-2 also requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Fair value must be specific to the vendor and can generally be established only if an element is sold separately.


     The Company's contracts with customers generally include the software license of Phase 4, maintenance over the contract period and optional services. Contracts require payments for the software license and related maintenance to be made at inception and on the anniversary dates of the signing of the contract, or on a monthly basis. Payments for optional services requested by the customer are required as the services are performed.


     The Company recognizes revenue for the software license and related maintenance ratably over the maintenance period, as vendor specific objective evidence of the fair values of the software license and related maintenance have not been established. Accordingly, the Company has presented such revenue on a combined basis in the accompanying statements of operations.

     Revenue for services including web site creation and custom application development is recognized as those services are performed since the Company has established vendor-specific objective evidence of the

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



fair value of such services. The Company has also sold web creation and hosting services on a stand alone basis to warrant fair value allocation. The services are not essential to the functionality of any other element of a transaction since they could be and have been performed by other third parties. Revenue for web site hosting is generally billed and recognized on a monthly basis.


     The Company records unbilled receivables and deferred revenue for amounts due and payable within twelve months under contractual arrangements. The Company also records deferred revenue when cash payments have been received from customers for licenses or services, which have not been delivered.


     The Company defers direct and incremental costs associated with arrangements where revenues from those arrangements are deferred.


(c) CASH AND CASH EQUIVALENTS


     Cash and cash equivalents include cash on hand and demand deposit accounts with original maturities of less than ninety days. The Company is exposed to credit risk of approximately $4.8 million as of September 30, 2000 in the event of default by the financial institutions or the issuers of these investments to the extent that such amount represents cash balances in excess of amounts that are insured by the Federal Deposit Insurance Corporation.


(d) PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term.

(e) SOFTWARE DEVELOPMENT COSTS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, development costs incurred in the research and development of software products are expensed as incurred until technological feasibility in the form of a working model has been established. Through September 30, 2000, technological feasibility has been established concurrent with the general release of the software and therefore, no costs have been capitalized.


     The Company accounts for the costs of computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that certain costs incurred during a software development project be capitalized. These costs generally include external direct costs of materials and services consumed in the project and internal costs such as payroll and benefits of those employees directly associated with the development of the software. During September 2000, the Company purchased software of $1.8 million to integrate into the Nextron Phase 4. The purchased software allows Nextron Phase 4 to be used on various platforms. The purchased software will be amortized on a straight-line basis into research and development expense over three years, the expected useful life. No amortization expense has been recorded for the nine months ended September 30, 2000.



(f) GOODWILL AND OTHER INTANGIBLE ASSETS



     Goodwill is being amortized on a straight-line basis over three years, the estimated period to be benefited. The intangible assets represent assembled work force, existing technology and trade-

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



mark/tradename which are being amortized on a straight-line basis over three years. Goodwill and other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.


(g) IMPAIRMENT OF LONG-LIVED ASSETS


     The Company evaluates its long-lived assets for impairment, including goodwill and other intangibles, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. No impairment has been recognized for December 31, 1997, 1998 and 1999 and September 30, 1999 and 2000.


(h) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be recovered.

(i) ADVERTISING COSTS

     The Company's policy is to expense advertising costs as incurred. The Company has not incurred significant advertising expense through September 30, 2000.

(j) USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash in banks and accounts receivable. The credit risk associated with cash in banks is considered low due to the credit quality of the financial institutions.


     The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral from its customers. Based on management's evaluation of the collectibility of accounts receivable, an allowance for doubtful accounts is recorded. For the years ended December 31,

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, the Company incurred bad debt write-off of $19,000, $19,000, $9,000, $9,000 and $34,000, respectively.


(l) RETIREMENT PLAN

     The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The 401(k) plan requires the Company to make additional matching contributions up to 10% of the participant's contribution, subject to certain requirements.

(m) STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, using the intrinsic value method. Under the intrinsic value method, compensation expense is based on the difference, if any, on the date of grant between the fair market value of the Company's stock and the exercise price of the option. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual awards consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Pursuant to SFAS No. 123, the Company discloses the pro forma effect of using the fair value method of accounting for employee stock-based compensation arrangements.

     The Company computes the fair value of stock-based compensation in accordance with SFAS No. 123 for awards granted to non-employees.

(n) UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


     The accompanying unaudited interim consolidated financial statements for the nine months ended September 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's results of its operations and its cash flows for the nine months ended September 30, 1999.


(o) ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss, as presented in the accompanying consolidated balance sheets, consists solely of the accumulation of foreign currency translation adjustments. The tax effect of the elements of other comprehensive loss is not significant.

(p) FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates the assets and liabilities of its foreign subsidiaries into U.S. dollars at the rates of exchange as of the balance sheet date. Revenues and expenses are translated into U.S. dollars at the average rate of exchange during each reporting period. Translation adjustments are included in accumulated other comprehensive loss. Gains and losses resulting from transactions denominated in a currency other than the functional currency are included in the results of operations and have not been significant to the Company's consolidated operating results in any period.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


(q) RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Earlier application of SFAS No. 133 as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No.
133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133, as amended, will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133, as amended, in fiscal 2001.


     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB No. 101B that delayed the implementation of SAB No. 101. The Company must adopt SAB No. 101 no later than the fourth quarter of fiscal 2000. The Company believes its current revenue recognition policy is in compliance with this guidance.


     In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF Issue No. 00-2, Accounting for Web Site Development Costs, which requires that costs incurred during the development of Web site applications and infrastructure, involving developing software to operate the Web site, including graphics that affect the "look and feel" of the Web page and all costs relating to software used to operate a web site should be accounted for under SOP 98-1. However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to SFAS No. 86. The Company adopted EITF Issue No. 00-2 in the quarter beginning July 1, 2000. The adoption of EITF Issue No. 00-2 did not have a material effect on the Company's consolidated financial position or results of operations.


     In March 2000, the EITF published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF Issue No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. The Company adopted EITF Issue No. 00-3 in the quarter beginning July 1, 2000. The adoption of EITF Issue No. 00-3 did not have a material effect on the Company's consolidated financial position or results of operations.


     In March 2000, the FASB issued Interpretation (FIN) No. 44, an interpretation of APB opinion No. 25, Accounting for Stock Issued to Employees. FIN No. 44 addresses inconsistencies in accounting for stock-based compensation that arise from implementation of APB opinion No. 25. The Company adopted

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



FIN No. 44 in the quarter beginning July 1, 2000. The adoption of FIN No. 44 will affect the accounting for modifications of option agreements, if any, and options issued in connection with business combinations in the future.



(r) NET LOSS PER SHARE


     Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "as-if-converted" basis. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.


                                                                            NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                      -------------------------------    ------------------------
                                       1997       1998        1999          1999          2000
                                      -------    -------    ---------    -----------    ---------
                                                                         (UNAUDITED)
Shares issuable under stock
  options...........................  778,462    653,270      973,390      811,916      2,755,001
Shares issuable pursuant to warrants
  to purchase convertible preferred
  stock.............................       --         --    2,691,667           --      2,991,667
Shares of convertible preferred
  stock on an "as-if-converted"
  basis.............................       --     33,332    2,533,332       33,332      6,714,516



     The weighted-average exercise price of stock options outstanding was $0.30, $0.30 and $0.46 for the years ended December 31, 1997, 1998 and 1999 and $0.46 and $1.75 for the nine months ended September 30, 1999 and 2000, respectively. The weighted-average exercise price of warrants to purchase shares of convertible preferred stock was $5.39 for the year ended December 31, 1999, and $5.42 for the nine months ended September 30, 2000. There were no warrants to purchase shares of convertible preferred stock for the years ended December 31, 1997 and 1998 or for the nine months ended September 30, 1999.



(s) RECLASSIFICATIONS



     Certain amounts in the financial statements have been reclassified to conform with the current year's presentation. These classifications did not change previously reported total assets, liabilities, stockholders' equity or net income.



(3) PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1998        1999          2000
                                                   --------    --------    -------------
Computer equipment and software..................  $220,623    $505,161     $1,384,758
Furniture and equipment..........................    84,473     102,099        565,781
Leasehold improvements...........................    21,119      21,119        170,112
Equipment and software under capital lease.......   370,406     368,208        378,378
                                                   --------    --------     ----------
                                                    696,621     996,587      2,499,029
Less accumulated depreciation and amortization...   435,376     571,925        742,015
                                                   --------    --------     ----------
                                                   $261,245    $424,662     $1,757,014
                                                   ========    ========     ==========

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



(4) ACQUISITIONS AND DISPOSITIONS



     In September 1999, the Company acquired 100% of the outstanding capital stock of JustDoin' Java Unlimited (JDJU), a privately held custom Java development company. The transaction has been accounted for as a purchase with the result that JDJU's operations are included in the Company's financial statements from the date of purchase. The Company issued 135,733 shares of its common stock as consideration for the purchase. The $190,000 purchase price was allocated to the fair value of tangible assets acquired of $80,000 and assembled work force of $110,000. The amount allocated to the assembled work force was being amortized over a period of three years. The unamortized portion of the assembled work force was written off in the nine months ended September 30, 2000 because the key employees acquired through this acquisition terminated employment with the Company. Because JDJU had no significant operations, presentation of pro forma information related to this acquisition is not material.



     In August 2000, the Company acquired 100% of the outstanding capital stock of ImpulseSale.com (ImpulseSale), a privately held application service provider. The transaction has been accounted for as a purchase with the result that ImpulseSale's operations are included in the Company's financial statements from the date of purchase. The Company issued 345,736 shares of its common stock as consideration for the purchase. The $2,793,000 purchase price was allocated to the fair value of tangible assets acquired of $64,000, assumed liabilities of $83,000 and intangible assets of $2,812,000. The other intangible assets consist of existing technology of $600,000, assembled workforce of $100,000, trademark/tradename of $60,000 and goodwill of $2,052,000. Assuming the acquisition occurred on October 18, 1999, ImpulseSale's inception, pro forma revenues, net loss and basic and diluted net loss per share would have been $3,461,000, $8,432,000 and $4.29 for the year ended December 31, 1999 and
$4,414,000, $12,973,000 and $4.93 for the nine months ended September 30, 2000.


     In July 1998, the Company sold its DevCom website hosting business, including all software rights, hosting accounts, equipment, and customer lists, for $600,000 in cash resulting in a gain of approximately $596,000. Revenue from this discontinued operation was approximately $493,000 and $258,000 for the year ended December 31, 1997 and six-month period ended June 30, 1998, respectively. The loss from discontinued operations was approximately $10,000 and $37,000 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The net loss per share from discontinued operations was approximately $0.01 for the year ended December 31, 1997 and the net income per share from discontinued operations was $0.37 for the six months ended June 30, 1998.

(5) RELATED PARTY BORROWINGS AND OTHER DEBTS


     During the period from December 1995 to November 1999, Safeguard Scientifics, Inc. (Safeguard) advanced the Company $13,500,000. These advances originally had an interest rate of prime plus 1% and were evidenced by numerous demand notes. On November 24, 1999, Safeguard agreed to convert $10,000,000 of principal into 2,500,000 shares of Series B preferred stock. All demand notes dated prior to the conversion date were canceled and the Company issued a new note to Safeguard for the remaining principal of approximately $3,500,000 at an interest rate of prime plus 1% (9.5% as of December 31, 1998 and 1999). The new note was payable on the earlier of an initial public offering (IPO) of the Company's common stock or August 24, 2000. Pursuant to the terms of the conversion agreement, Safeguard also had the right to convert the new note into Series B preferred stock at $4.00 per share at any time after May 24, 2000. On July 31, 2000, Safeguard converted the principal amount of $3,500,000 and related accrued interest of $3,232,000 into 1,683,065 shares of Series B preferred stock at a conversion price of $4.00 per share, pursuant to the terms of the conversion agreement. As of December 31, 1998 and 1999, and September 30, 2000 the total principal and accrued interest payable to Safeguard was approximately $13,400,000, $6,500,000 and $4,853,000 respectively, net of discount of $188,000 at September 30, 2000.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


Interest expense incurred on the notes due to Safeguard for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000 was approximately $622,000, $920,000, $1,132,000, $975,000 and
$229,000, respectively.


     In conjunction with the demand notes payable conversion in November 1999, the Company issued to Safeguard two warrants to purchase 1,250,000 and 625,000 shares of Series B preferred stock at an exercise price of $4.00 and $10.00 per share, respectively. The warrants were immediately vested and will expire upon the earlier of 180 days after the Company's IPO or five years from the date of grant. Because Safeguard holds two seats on the Company's Board of Directors and had provided substantial advisory services to the Company, Safeguard is considered a related party and the conversion of demand notes has been recorded as a capital transaction.



     On September 7, 2000, the Company entered into a convertible promissory note agreement for the amount of $5,000,000 with Safeguard. The note accrues interest at a rate of prime plus 1% (10.5% as of September 30, 2000), and the principal will automatically be converted into the class of stock issued in the next round of the Company's equity financing. In connection with this promissory note, the Company issued to Safeguard a warrant to purchase 50,000 shares of Series D preferred stock at an exercise price of $10.00 per share. The $200,000 fair value assigned to the warrant has been recorded as a discount on the promissory note and was determined using the Black-Scholes option pricing model with the following assumptions: no dividends, contractual life of one year, risk-free interest rate of 5.76%; and expected volatility of 100%. As of September 30, 2000, $4,812,000 was outstanding under this agreement, net of a discount of $188,000. The discount is being amortized over the life of the loan, which is one year.



     On September 24, 1999, the Company established a credit facility with a financial institution allowing the Company to borrow up to $1,500,000 under a line of credit for its working capital needs. As of December 31, 1999, this facility had been drawn down in full. This facility is secured by an agreement covering certain of the Company's assets, has an interest rate equal to the higher of the bank's prime rate plus 1% or the federal funds rate plus 2% (9.5% as of December 31, 1999). The balance was paid in full in April 2000. In conjunction with the establishment of the credit facility, the Company issued a warrant to the financial institution to purchase 150,000 shares of Series B preferred stock at an exercise price of $3.00 per share. The warrant vested immediately and will expire seven years from the date of grant. The $236,000 fair value assigned to the warrant and related discount on the credit facility was determined using the Black-Scholes option pricing model with the following assumptions: no dividends; contractual life of seven years; risk-free interest rate of 6.07%; and expected volatility of 100%. The discount on the facility was amortized to interest expense over the period the facility was outstanding. Interest expense of $101,000 and $135,000 related to this warrant was recorded for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


(6) INCOME TAXES


     The Company incurred no income tax expense for the years ended December 31, 1997, 1998, 1999, or the nine months ended September 30, 2000. Income tax expense (benefit) for those periods differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:



                                    YEARS ENDED DECEMBER 31,
                            -----------------------------------------    NINE MONTHS ENDED
                               1997           1998           1999        SEPTEMBER 30, 2000
                            -----------    -----------    -----------    ------------------
Federal tax benefit at
  statutory rate..........  $(1,169,571)   $(1,351,337)   $(2,745,290)      $(4,212,206)
Nondeductible expenses....        7,881         15,061          2,496           123,378
Net operating losses not
  utilized................    1,161,690      1,336,276      2,742,794         4,088,828
                            -----------    -----------    -----------       -----------
          Total tax
            expense.......  $        --    $        --    $        --       $        --
                            ===========    ===========    ===========       ===========



     As of December 31, 1998 and 1999 and September 30, 2000, the types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below:



                                                                DECEMBER 31,
                                                          -------------------------   SEPTEMBER 30,
                                                             1998          1999           2000
                                                          -----------   -----------   -------------
Deferred tax assets:
  Charitable contributions..............................  $        --   $        --    $     7,000
  Start up costs........................................           --            --         40,000
  Accruals and reserves.................................      560,000     2,644,000        179,000
  Depreciation and amortization.........................       16,000         2,000             --
  Net operating losses and credit carryforwards.........    4,029,000     5,172,000     11,386,000
                                                          -----------   -----------    -----------
     Total gross deferred tax assets....................    4,605,000     7,818,000     11,612,000
Valuation allowance.....................................   (4,605,000)   (7,818,000)   (11,295,000)
                                                          -----------   -----------    -----------
          Net deferred tax assets.......................  $        --   $        --        317,000
                                                          ===========   ===========    ===========
Deferred tax liabilities:
  Depreciation and amortization.........................           --            --        (14,000)
  Goodwill capitalization...............................           --            --       (303,000)
                                                                                       -----------
          Net deferred tax liabilities:.................                                  (317,000)
                                                                                       ===========



     Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The net change in the valuation allowance for deferred tax assets for the years ended December 31, 1998 and 1999 was an increase of $1,549,000 and $3,213,000, respectively. The change in the valuation allowance for the nine months ended September 30, 2000 was an increase of $3,304,000.



     As of September 30, 2000, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $27,870,000 and $27,844,000, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire in 2016 through 2020. State net operating loss carryforwards expire in 2003 through 2005.



     As of September 30, 2000, unused research and development tax credits of approximately $195,000 and $137,000 are available to reduce future federal and California income taxes, respectively. California credit will carryforward indefinitely.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting periods disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards will be subject to an annual limitation in future years.



(7) SHAREHOLDERS' EQUITY (DEFICIT)


(a) COMMON STOCK

     During December 1999, the Company issued 225,000 shares of common stock to consultants for past services rendered. The Company's best estimate of fair value of the common stock issued was $670,500, which was charged to sales and marketing expense in 1999.

     On August 31, 1999, the Company issued 100,000 shares of common stock to an employee as a signing bonus. The Company's best estimate of the fair value of the stock issued was $140,000, which was charged to general and administrative expense in 1999.

     On May 19, 2000, the Company issued 50,000 shares of common stock to a consultant for past services. The Company's best estimate of the fair value of the stock was $191,000, which was charged to research and development expense during the nine months ended September 30, 2000.

     On August 8, 2000, the Company issued 345,736 shares of common stock in connection with the acquisition of ImpulseSale (see note 4).

(B) CONVERTIBLE PREFERRED STOCK

     On November 6, 1998, the Company issued 33,332 shares of Series A convertible preferred stock at $0.90 per share, resulting in gross proceeds of $30,000. The holders of Series A preferred stock are entitled to receive, when and if declared by the Company's Board of Directors, noncumulative dividends of an annual rate of $.072 per share. Series A preferred stock has a liquidation preference over common stock of $0.90 per share plus declared and unpaid dividends. Each share of Series A preferred stock is convertible into one share of common stock. All shares of Series A preferred stock are automatically converted into shares of common stock upon an effective IPO with aggregate gross proceeds in excess of $10,000,000.

     On November 24, 1999, Safeguard converted $10,000,000 of demand notes (see
Note 5) into 2,500,000 shares of Series B convertible preferred stock. On July 31, 2000, Safeguard converted demand notes of approximately $3,500,000 and related accrued interest of $3,232,000 into 1,683,065 shares of Series B preferred stock at a conversion price of $4.00 per share, pursuant to the terms of the conversion agreement. The holder of Series B preferred stock is entitled to receive, when and if declared by the Company's Board of Directors, noncumulative dividends at an annual rate of $0.24 per share. The Series B preferred stock has a liquidation preference over common stock of $4.00 per share plus declared and unpaid dividends. Each share of the Series B preferred stock is convertible into one share of common stock. Automatic conversion will occur in the event that the Company consummates an IPO of its common stock with gross proceeds in excess of $10,000,000. Pursuant to the terms of the conversion agreement, Safeguard has the right to convert the remaining outstanding balance of the debt into Series B preferred stock at a conversion price of $4.00 per share at any time after May 24, 2000. In conjunction with the debt conversion, the Company issued warrants to Safeguard to purchase 1,250,000 shares of Series B preferred stock at $4.00 per share and 625,000 shares of Series B preferred stock at $10.00 per share.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



     During February and March 2000, the Company completed the private placement of 2,498,119 shares of Series C convertible preferred stock at a price of $4.00 per share. The cash proceeds, net of the underwriting discount and offering expenses, were approximately $8,554,000. Series C preferred stock has certain liquidation preferences and is convertible, on a one for one basis, into shares of the Company's common stock upon the earlier of an IPO resulting in gross proceeds to the Company of at least $10,000,000 or one year from the date of issuance.



     For services rendered in connection with the sale of Series C preferred stock, the Company issued a warrant to an underwriting firm to purchase 250,000 shares of Series C preferred stock at an exercise price of $4.80 per share. The warrant vested upon issuance and will expire upon the earlier of 180 days after an IPO resulting in gross proceeds to the Company of at least $10,000,000 or five years from the date of grant. The $755,000 fair value assigned to the warrant (which was charged against the proceeds of the preferred stock offering) was determined using the Black-Scholes option pricing model with the following assumptions: no dividends; contractual life of five years; risk-free interest rate of 6.59%; and expected volatility of 100%.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


(c) STOCK OPTION PLANS


     The Company has two stock option plans, each of which has been approved by the Board of Directors. Under the 1997 Plan, a total of 941,083 shares of incentive and nonstatutory stock options were granted. On June 30, 1999, the Company adopted the 1999 Equity Incentive Plan (1999 Plan), which effectively ceased the 1997 Plan. Under the 1999 Plan, the Company has the ability to grant incentive stock options and nonstatutory stock options. Incentive options granted under the 1999 Plan to an employee, who at the time is a ten-percent shareholder, shall have an exercise price of no less than 110% of the fair market value of the common stock at the date of grant. Incentive options granted to any other employee can have an exercise price no less than 100% of the fair market value. Nonqualified stock options granted to a ten-percent shareholder can have an exercise price of no less than 110% of the fair market value. Nonqualified options granted to a non-employee shall have an exercise price of no less than 85% of the fair market value. The Company reserved 1,800,000 shares of common stock for issuance under the 1999 Plan. On February 14, 2000, the Company's Board of Directors authorized an increase in the number of stock options available for grant under the 1999 Plan to 4,200,000 shares of the Company's common stock. Stock options granted generally vest over a period of four years and have an expiration period of ten years from the date of grant. Unexercised options expire 90 days after termination of employment from the Company.


     The Company has a right to repurchase shares, which is exercisable upon the termination of the purchaser's employment. The purchase price for shares repurchased is the original price paid by the purchaser. The Company's repurchase right lapses ratably over five years. As of September 30, 2000, the Company has not repurchased any shares.

     A summary of the status of the Company's stock options is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                  ----------------------------------------------------------------
                                               1997                              1998
                                  -------------------------------   ------------------------------
                                                        WEIGHTED-                        WEIGHTED-
                                   NUMBER    EXERCISE    AVERAGE    NUMBER    EXERCISE    AVERAGE
                                     OF       PRICE     EXERCISE      OF       PRICE     EXERCISE
                                   SHARES     RANGE       PRICE     SHARES     RANGE       PRICE
                                  --------   --------   ---------   -------   --------   ---------
Outstanding at beginning of
 period.........................        --    $0.30       $0.30     778,462    $0.30       $0.30
Granted.........................   961,915     0.30        0.30          --     0.30        0.30
Exercised.......................    (9,229)    0.30        0.30     (36,290)    0.30        0.30
Forfeited.......................  (174,224)    0.30        0.30     (88,905)    0.30        0.30
                                  --------                          -------
Outstanding at end of period....   778,462     0.30        0.30     653,267     0.30        0.30
                                  ========                          =======
Options exercisable at end of
 period.........................   396,274     0.30        0.30     536,565     0.30        0.30
Weighted-average fair value of
 the options granted during the
 period with exercise price
 equal to fair value at date of
 grant..........................                           0.30                             0.30
                                                          =====                            =====
Weighted-average fair value of
 the options granted during the
 period with exercise price less
 than fair value at date of
 grant..........................

                                       YEARS ENDED DECEMBER 31,
                                  ----------------------------------            NINE MONTHS ENDED
                                                 1999                           SEPTEMBER 30, 2000
                                  ----------------------------------   ------------------------------------
                                                           WEIGHTED-                              WEIGHTED-
                                  NUMBER      EXERCISE      AVERAGE     NUMBER       EXERCISE      AVERAGE
                                    OF         PRICE       EXERCISE       OF          PRICE       EXERCISE
                                  SHARES       RANGE         PRICE      SHARES        RANGE         PRICE
                                  -------   ------------   ---------   ---------   ------------   ---------
Outstanding at beginning of
 period.........................  653,267   $       0.30     $0.30       973,390   $0.30 - 0.75     $0.46
Granted.........................  351,972           0.75      0.75     2,372,774    1.00 - 4.00      2.20
Exercised.......................  (18,333)          0.30      0.30      (440,798)   0.30 - 2.00      0.45
Forfeited.......................  (13,516)          0.30      0.30      (150,364)   0.30 - 4.00      1.14
                                  -------                              ---------
Outstanding at end of period....  973,390    0.30 - 0.75      0.46     2,755,002    0.30 - 4.00      1.76
                                  =======                              =========
Options exercisable at end of
 period.........................  867,760    0.30 - 0.75      0.40     1,119,310    0.30 - 4.00      1.10
Weighted-average fair value of
 the options granted during the
 period with exercise price
 equal to fair value at date of
 grant..........................                              0.75
                                                             =====
Weighted-average fair value of
 the options granted during the
 period with exercise price less
 than fair value at date of
 grant..........................                                                                     1.36
                                                                                                    =====

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


     As of September 30, 2000, the range of exercise prices and the weighted-average remaining contractual life of outstanding options were as follows:


           OPTIONS OUTSTANDING AS OF SEPTEMBER 30, 2000
           --------------------------------------------   OPTIONS EXERCISABLE AS OF
                            WEIGHTED-                        SEPTEMBER 30, 2000
                             AVERAGE                      -------------------------
                            REMAINING       WEIGHTED-                    WEIGHTED-
                           CONTRACTUAL       AVERAGE                      AVERAGE
EXERCISE    NUMBER OF          LIFE          EXERCISE      NUMBER OF     EXERCISE
 PRICES       SHARES         (YEARS)          PRICE         SHARES         PRICE
--------   ------------   --------------   ------------   -----------   -----------
0$.30..       295,168          6.86           $0.30          289,647       $0.30
0.75..        275,970          8.75            0.75          235,899        0.75
1.00..        850,080          9.30            1.00          395,658        1.00
2.00..        734,712          9.54            2.00          111,410        2.00
3.00..        114,500          9.75            3.00            2,408        3.00
3.50..         87,500          9.83            3.50              125        3.50
4.00..        397,071          9.92            4.00           84,165        4.00
            ---------                                      ---------
            2,755,001                                      1,119,312
            =========                                      =========



(D) STOCK-BASED COMPENSATION


     The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, compensation expense of $140,000 and $2,069,000 was recognized for the year ended December 31, 1999 and nine months ended September 30, 2000, respectively, because the exercise prices of the stock options granted were less than the fair value of the underlying common stock at the date of grant. No compensation cost has been recognized for the years ended December 31, 1997 and 1998 and nine months ended September 30, 1999 because the exercise price of each option equaled the fair value of the underlying common stock at the date of grant. Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, the net loss for the years ended December 31, 1997, 1998, 1999, and nine months ended September 30, 1999 and 2000, would be increased by $45,000, $7,000, $38,000, $37,000, and $1,451,000, respectively. Basic and diluted loss per share for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000 would be increased by $.03, $0.00, $0.02, $0.03, and $0.64, respectively.

     Under SFAS No. 123, the fair value of each option grant was determined on the date of grant using the minimum value method assuming no dividends, and the following risk-free interest rates and expected lives for the years ended December 31, 1997 and 1999 and, the nine months ended September 30, 1999 and 2000:

                                                                        NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                         ------------------------    ------------------------
                                            1997          1999          1999          2000
                                         ----------    ----------    -----------    ---------
                                                                     (UNAUDITED)
Group A:
  Expected life........................   5 years       5 years       5 years        5 years
  Risk-free interest rate..............    6.25%         5.81%         5.67%          6.19%
Group B:
  Expected life........................  3.5 years     3.5 years     3.5 years      3.5 years
  Risk-free interest rate..............    6.25%         5.81%         5.67%          6.19%

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



     There were no stock options granted in 1998. The weighted-average expected life was calculated based on the exercise behavior of each group. Group A represents officers and directors who are a small group holding a greater average number of options than other option holders and who tend to exercise later in the vesting period. Group B are all other option holders, virtually all of whom are employees. This group tends to exercise earlier in the vesting period.



     During the nine months ended September 30, 2000, the Company issued a series of nonqualified stock options to purchase approximately 306,000 shares of common stock to non-employees for various services provided to the Company. The exercise prices for these options ranged from $1.00 to $4.00 and the term of the options was ten years. The $1,226,000 fair value assigned to these options was determined using the Black-Scholes option pricing model with the following assumptions: no dividends; contractual life of ten years, risk-free interest rates ranging from 5.73% to 6.69% and expected volatility of 100%. The fair value of these options was charged to sales and marketing or general and administrative expense.



(8) WARRANTS


     On December 23, 1999, the Company sold a warrant to a potential investor and existing customer to purchase 666,667 shares of Series B preferred stock at an exercise price of $4.00 per share. The warrant had a nominal cash purchase price of $6,667. The warrant is vested and fully exercisable from the date of grant and expires on the earlier of five years from the date of grant, the date of the Company completing an IPO of its common stock with gross proceeds of at least $10,000,000, or upon a change in control of the Company. The $1,772,000 fair value assigned to the warrant was determined using the Black-Scholes option pricing model with the following assumptions: no dividends; contractual life of five years; risk-free interest rate of 6.33%; and expected volatility of 100%. The fair value of the warrant, net of the $6,667 cash received, was charged to sales and marketing expense in 1999 as the potential investor had no performance obligations under this arrangement.


     On September 7, 2000, the Company issued a warrant to purchase 30,000 shares of the Company's common stock with an exercise price of $5.50 per share to a consultant for past services. The $251,000 fair value assigned to the warrant was determined using the Black-Scholes option pricing method with the following assumptions: no dividends; contractual life of five years; risk-free interest rate of 5.73%; and expected volatility of 100%. The warrant will expire the earlier of five years from the date of grant or 180 days after the Company's IPO with gross proceeds of at least $10,000,000. The Company charged the fair market value as sales and marketing expense in the nine months ended September 30, 2000.



(9) 401(k) PLAN



     Effective January 1, 1998, the Company established a 401(k) defined contribution plan (the 401(k) Plan). The 401(k) Plan covers employees of the Company who have four months of service and are age 21 or older. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The 401(k) Plan allows eligible employees to contribute, through payroll deductions, up to 15% of their pre-tax compensation, as defined by the 401(k) Plan, up to the federal maximum (currently $10,500 per year). The 401(k) Plan also provides for employer matching contributions of 10% of the employees' contribution up to a maximum of $1,000 per year per eligible employee and contributions become fully vested after four years of service. The Company contributed approximately $10,000 and $15,000 for the years ended December 31, 1998 and 1999 and $17,000 for the nine months ended September 30, 2000. There were no matching contributions in 1997.

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)



(10) LEASE COMMITMENTS



     The Company leases office space under three operating leases: 8,300 square feet at a monthly rental of $13,100, 6,400 square feet at a monthly rental of $8,300, 3,200 square feet at a monthly rental of $8,800, 2,600 square feet at a monthly rental of $5,000 and 1,100 square feet at a monthly rental of $2,000. The leases expire in January 2003, June 2002, January 2003, October 2002, and December 2000, respectively. Rental expense for the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 1999 and 2000, was approximately $87,000, $155,000, $190,000, $130,000, and $262,000, respectively.


     The future minimum lease payments as of September 30, 2000 are as follows:


                        YEARS ENDING
                        DECEMBER 31,
                        ------------
2001........................................................   420,000
2002........................................................   355,000
2003........................................................    24,000
                                                              --------
                                                              $799,000
                                                              ========



(11) SEGMENT INFORMATION



     The Company has adopted the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.



     The Company's chief operating decision-maker is considered to be the Company's CEO. The CEO reviews financial information on a consolidated basis for purposes of making operating decisions and assessing financial performance. The Company operates in a single reportable segment. The Company has no significant assets located outside the U.S.


     Revenue from sales to customers in Europe aggregated 10%, 22%, 18%, and 27% of total revenues for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. There was no revenue from sales to customers in Europe for the year ended December 31, 1997. Customers were primarily concentrated in the United States, Belgium and France. Significant customer information is as follows:


                                     PERCENTAGE OF TOTAL REVENUE
                             -------------------------------------------
                                                         NINE MONTHS
                                 YEARS ENDED                ENDED           PERCENTAGE OF TOTAL
                                 DECEMBER 31,           SEPTEMBER 30,       ACCOUNTS RECEIVABLE
                             --------------------    -------------------       SEPTEMBER 30,
                             1997    1998    1999       1999        2000           2000
                             ----    ----    ----    -----------    ----    -------------------
                                                     (UNAUDITED)
Customer A.................   30%     34%     32%        33%         30%            36%
Customer B.................   --      11%     24%        26%         26%            17%
Customer C.................   --      10%     16%        13%         21%            32%

                          NEXTRON COMMUNICATIONS, INC.

                (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED


                        SEPTEMBER 30, 1999 IS UNAUDITED)


(12) SUBSEQUENT EVENTS


     On October 3, 2000, the Board of Directors authorized a fourth series of preferred stock designated as Series D and authorized the Company to sell up to 5,000,000 shares. Series D stockholders are entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, non-cumulative dividends at an annual rate of $0.60 per share. The stockholders are also entitled to receive in any year the dividend, if any, prior and in preference to any declaration and payment of any dividend on the common stock, Series A preferred stock and Series B preferred stock.



     On October 5, 2000, the Company sold 500,000 shares of Series D preferred stock, at $10.00 per share, to Safeguard for net proceeds of $5,000,000. In conjunction with this sale of Series D preferred stock, the Company issued to Safeguard a warrant to purchase 50,000 shares of Series D preferred stock at a purchase price of $10.00 per share. The warrant is immediately vested and will expire upon the earlier of 180 days after the Company's IPO or five years from the date of grant. This sale of Series D preferred stock triggered the automatic conversion of the $5,000,000 convertible promissory note (see note 5) into 500,000 shares of Series D preferred stock.



     Also on October 5, 2000, the Company entered into two additional financing arrangements with Safeguard. The first is a $10,000,000 line of credit, which if used, is due at the earlier of an initial public offering or December 31, 2001. The second financing is an arrangement for the Company to sell $5,000,000 of Series D preferred stock to Safeguard upon the Company's request. In conjunction with the second financing arrangement, the Company issued Safeguard a warrant to purchase 25,000 shares of Series D preferred stock. The warrant is immediately vested and will expire upon the earlier of 180 days after the Company's IPO or five years from the date of grant.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders


ImpulseSale.com:



     We have audited the accompanying balance sheets of ImpulseSale.com (the Company), a development stage enterprise, as of December 31, 1999 and June 30, 2000, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from October 18, 1999 (inception) to December 31, 1999, the six months ended June 30, 2000, and the period from October 18, 1999 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ImpulseSale.com (a development stage enterprise) as of December 31, 1999 and June 30, 2000 and the results of its operations and its cash flows for the period from October 18, 1999 (inception) to December 31, 1999, the six months ended June 30, 2000, and period from October 18, 1999 (inception) to June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                          /s/ KPMG LLP



Mountain View, California


December 1, 2000

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                                 BALANCE SHEETS



                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
ASSETS

Current assets:
  Cash......................................................    $     --      $ 48,970
                                                                --------      --------
  Equipment.................................................       4,902         4,902
  Accumulated depreciation..................................        (409)       (1,227)
                                                                --------      --------
     Net equipment..........................................       4,493         3,675
                                                                --------      --------
       Total assets.........................................    $  4,493      $ 52,645
                                                                ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities --
  Deferred revenue..........................................    $     --      $ 83,333
                                                                --------      --------
Shareholders' equity (deficit):
  Common stock; no par value; 10,000,000 shares authorized;
     2,000,000 and 2,127,660 shares outstanding as of
     December 31, 1999 and June 30, 2000, respectively......      38,586        45,871
  Common stock subscription receivable......................     (20,000)      (20,000)
  Deficit accumulated during development stage..............     (14,093)      (56,559)
                                                                --------      --------
       Total shareholders' equity (deficit).................       4,493       (30,688)
                                                                --------      --------
       Total liabilities and shareholders' equity
        (deficit)...........................................    $  4,493      $ 52,645
                                                                ========      ========



                See accompanying notes to financial statements.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF OPERATIONS



                                                          PERIOD FROM                     PERIOD FROM
                                                        OCTOBER 18, 1999   SIX MONTHS   OCTOBER 18, 1999
                                                         (INCEPTION) TO      ENDED        (INCEPTION)
                                                          DECEMBER 31,      JUNE 30,      TO JUNE 30,
                                                              1999            2000            2000
                                                        ----------------   ----------   ----------------
Expenses:
  Sales and marketing.................................      $ 1,913         $10,456         $12,369
  General and administrative..........................       12,180          32,010          44,190
                                                            -------         -------         -------
       Net loss.......................................      $14,093         $42,466         $56,559
                                                            =======         =======         =======



                See accompanying notes to financial statements.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)



                                                                                  DEFICIT
                                                                    COMMON      ACCUMULATED       TOTAL
                                              COMMON STOCK          STOCK       DURING THE    SHAREHOLDERS'
                                           -------------------   SUBSCRIPTION   DEVELOPMENT      EQUITY
                                            SHARES     AMOUNT     RECEIVABLE       STAGE        (DEFICIT)
                                           ---------   -------   ------------   -----------   -------------
Balances at October 18, 1999
  (inception)............................         --   $    --     $     --      $     --       $     --
Issuance of common stock for subscription
  receivable.............................  2,000,000    38,586      (20,000)           --         18,586
Net loss.................................         --        --           --       (14,093)       (14,093)
                                           ---------   -------     --------      --------       --------
Balances as of December 31, 1999.........  2,000,000    38,586      (20,000)      (14,093)         4,493
Issuance of common stock.................    127,660     7,285           --            --          7,285
Net loss.................................         --        --           --       (42,466)       (42,466)
                                           ---------   -------     --------      --------       --------
Balances at June 30, 2000................  2,127,660   $45,871     $(20,000)     $(56,559)      $(30,688)
                                           =========   =======     ========      ========       ========



                See accompanying notes to financial statements.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF CASH FLOWS



                                                        PERIOD FROM                      PERIOD FROM
                                                      OCTOBER 18, 1999    SIX MONTHS   OCTOBER 18, 1999
                                                       (INCEPTION) TO       ENDED        (INCEPTION)
                                                        DECEMBER 31,       JUNE 30,      TO JUNE 30,
                                                            1999             2000            2000
                                                      ----------------    ----------   ----------------
Cash flows from operating activities:
  Net loss........................................        $(14,093)        $(42,466)       $(56,559)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation.................................             409              818           1,227
     Increase in deferred revenue.................              --           83,333          83,333
     Expenses paid by shareholder in exchange for
       common stock...............................          13,684               --          13,684
                                                          --------         --------        --------
       Net cash provided by operating
          activities..............................              --           41,685          41,685
Cash flows provided by financing
  activities -- proceeds from issuance of common
  stock...........................................              --            7,285           7,285
                                                          --------         --------        --------
Net increase in cash and cash equivalents.........              --           48,970          48,970
Cash at beginning of period.......................              --               --              --
                                                          --------         --------        --------
Cash at end of period.............................        $     --         $ 48,970        $ 48,970
                                                          ========         ========        ========
Supplemental disclosure of cash flow information:
  Noncash investing activity -- equipment
     contributed by shareholder...................        $  4,902         $     --        $  4,902
                                                          ========         ========        ========



                See accompanying notes to financial statements.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                         NOTES TO FINANCIAL STATEMENTS


                      DECEMBER 31, 1999 AND JUNE 30, 2000



(1) NATURE OF OPERATIONS



     ImpulseSale.com (the Company) was incorporated on October 18, 1999 under the laws of the state of California. The Company is a privately held mobile application provider and is headquartered in San Jose, California. The Company provides its services through established portals such as telecom Internet yellow pages, city directories and other vertical sites that generate business by providing real-time, local promotions accessible through the Web and wireless devices. The Company is currently in the development stage and as of June 30, 2000, and had not generated any revenues from its operations.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A) REVENUE RECOGNITION



     The Company will recognize revenue in accordance with American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. SOP 97-2, as amended, specifies that in order to recognize revenue on sales of software licenses, evidence of the sale arrangement must exist, delivery of the element must have occurred, the fee must be fixed and determinable and collection of the fees must be probable. SOP 97-2 also requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Fair value must be specific to the vendor and can generally be established only if an element is sold separately. As of June 30, 2000, the Company had not generated any revenue.



(B) CASH



     Cash consists of a checking account. Cash is fully insured by the Federal Deposit Insurance Corporation.



(C) EQUIPMENT



     Equipment consists of computer equipment and is carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are three years.



(D) SOFTWARE DEVELOPMENT COSTS



     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, development costs incurred in the research and development of software products are expensed as incurred until technological feasibility in the form of a working model has been established. Through June 30, 2000, technological feasibility has been established concurrent with the general release of the software and therefore, no costs have been capitalized.



(E) INCOME TAXES



     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                      DECEMBER 31, 1999 AND JUNE 30, 2000



the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be recovered.



(F) USE OF ESTIMATES



     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



(G) RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Earlier application of SFAS No. 133 as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No.
133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133, as amended, will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133, as amended, in fiscal 2001.



     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB No. 101B that delayed the implementation of SAB No. 101. The Company must adopt SAB No. 101 no later than the fourth quarter of fiscal 2000. The Company believes its current revenue recognition policy is in compliance with this guidance.



     In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF No. 00-3, Application of AICPA SOP 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. The adoption of EITF No. 00-3 will not have a material impact on the Company's financial position or results of operations.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                      DECEMBER 31, 1999 AND JUNE 30, 2000



(3) EQUIPMENT



     Equipment as of December 31, 1999 and June 30, 2000, consisted of the following:



                                                               1999     2000
                                                              ------    -----
Computer equipment and software.............................  $4,902    4,902
Less accumulated depreciation...............................     409    1,227
                                                              ------    -----
                                                              $4,493    3,675
                                                              ======    =====



(4) DEFERRED REVENUE



     On January 31, 2000, the Company entered into an agreement with Nextron Communications, Inc. (Nextron) whereby Nextron agreed to market and sell the Company's product. Nextron advanced the Company $83,333 in connection with this agreement. The agreement stipulated the Company will earn 50% of the revenue from each product sold by Nextron.



(5) INCOME TAXES



     The Company incurred no income tax expense for the periods from October 18, 1999 (inception) to December 31, 1999, the six months ended June 30, 2000, and the period from October 18, 1999 (inception) to June 30, 2000. Income tax expense (benefit) for these periods differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:



                                             PERIOD FROM                          PERIOD FROM
                                           OCTOBER 18, 1999     SIX MONTHS     OCTOBER 18, 1999
                                            (INCEPTION) TO         ENDED        (INCEPTION) TO
                                          DECEMBER 31, 1999    JUNE 30, 2000     JUNE 30, 2000
                                          ------------------   -------------   -----------------
Federal tax at statutory rate...........       $(4,792)          $(14,438)         $(19,230)
Net operating loss not utilized.........         4,792             14,438            19,230
                                               -------           --------          --------
          Total expense.................       $    --           $     --          $     --
                                               =======           ========          ========



     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below:



                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
Start-up costs..............................................    $ 6,000       $ 23,000
                                                                -------       --------
Gross deferred tax assets...................................      6,000         23,000
Valuation allowance.........................................     (6,000)       (23,000)
                                                                -------       --------
          Total deferred tax assets.........................    $    --       $     --
                                                                =======       ========



     Based upon the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable, therefore, management has established a valuation allowance for all deferred tax assets for which realization is uncertain. The valuation allowance for deferred tax assets was $6,000 and $23,000 as of December 31, 1999 and June 30, 2000, respectively. The net change in the valuation allowance for deferred tax assets for the periods from October 18, 1999 (inception) to December 31, 1999 and six months ended June 30, 2000 was an increase of $6,000 and $17,000, respectively.

                                IMPULSESALE.COM


                        (A DEVELOPMENT STAGE ENTERPRISE)



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                      DECEMBER 31, 1999 AND JUNE 30, 2000



     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting periods disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly.



(6) COMMON STOCK



     In December 1999, the Company issued 2,000,000 shares of common stock to the two owners of the Company for $38,586, which consisted of $20,000 in common stock subscription receivable and $18,586 of business expenses incurred by the owners on behalf of the Company. In July 2000, the $20,000 in common stock subscription receivable was received by the Company. In March 2000, the Company issued 127,660 shares of common stock to an investor for cash of $7,285.



(7) COMMITMENTS AND CONTINGENCIES



     The Company is subject to potential legal actions which arise in the ordinary course of business. In the opinion of management, the disposition of all potential or threatened claims will not have a material impact on the financial position of the Company.



(8) RELATED PARTIES



     The Company's owners provide management and employee resources to the Company at no cost. The shareholders paid certain operating expenses of approximately $14,000 on behalf of the Company during 1999. These expenses were not repaid by the Company and have been recorded as contributed capital. Because of these transactions, the Company's financial position and results of operations would be different if it was operated independently of the Company's owners.



(9) SUBSEQUENT EVENTS



     On August 8, 2000, Nextron Communications, Inc. (Nextron) acquired all the issued and outstanding shares of the Company in exchange for 345,736 shares of Nextron common stock valued at approximately $2,793,547.

                          NEXTRON COMMUNICATIONS, INC.



          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



     The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations for future periods or the results of operations that actually would have been realized had Nextron and ImpulseSale been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of Nextron and ImpulseSale, included elsewhere in this filing. The following unaudited pro forma combined condensed financial statements give effect to the acquisition of ImpulseSale by using the purchase method of accounting. The unaudited pro forma combined condensed financial statements are based on the respective historical audited and unaudited financial statements and related notes of Nextron and ImpulseSale.



     The unaudited pro forma combined condensed statements of operations assume the acquisition took place on October 18, 1999, ImpulseSale's inception, and combines Nextron's audited consolidated statement of operations for the year ended December 31, 1999, with ImpulseSale's audited statement of operations for the period from October 18, 1999 (inception) to December 31, 1999, and Nextron's audited consolidated statement of operations for the nine months ended September 30, 2000, with ImpulseSale's statement of operations for the period from January 1, 2000 to August 8, 2000, the consummation date of the purchase.

                          NEXTRON COMMUNICATIONS, INC.



         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1999



                                                 HISTORICAL                      PRO FORMA
                                        -----------------------------    --------------------------
                                          NEXTRON      IMPULSESALE(1)    ADJUSTMENTS      COMBINED
                                        -----------    --------------    -----------     ----------
Revenue:
  License and maintenance.............  $ 1,684,566            --               --        1,684,566
  Services............................    1,776,355            --               --        1,776,355
                                        -----------       -------         --------       ----------
     Total revenue....................    3,460,921            --               --        3,460,921
                                        -----------       -------         --------       ----------
Cost of Revenue:
  License and maintenance.............      758,223            --               --          758,223
  Services............................    1,659,072            --               --        1,659,072
                                        -----------       -------         --------       ----------
     Total cost of revenue............    2,417,295            --               --        2,417,295
                                        -----------       -------         --------       ----------
Gross profit..........................    1,043,626            --               --        1,043,626
                                        -----------       -------         --------       ----------
Operating expenses:
  Research and development............    1,572,279            --               --        1,572,279
  Sales and marketing.................    1,893,857         1,913               --        1,895,770
  General and administrative..........    1,851,766        12,180               --        1,863,946
  Stock-based compensation............    2,634,833            --               --        2,634,833
  Amortization of goodwill and other
     intangible assets................        7,216            --          232,422(a)       239,638
                                        -----------       -------         --------       ----------
     Total operating expenses.........    7,959,951        14,093          232,422        8,206,466
                                        -----------       -------         --------       ----------
Loss from operations..................   (6,916,325)      (14,093)        (232,422)      (7,162,840)
  Interest expense, net...............   (1,269,140)           --               --       (1,269,140)
                                        -----------       -------         --------       ----------
Net loss..............................  $(8,185,465)      (14,093)        (232,422)      (8,431,980)
                                        ===========       =======         ========       ==========
Basic and diluted net loss per
  share...............................  $     (5.05)           --               --            (4.29)
                                        ===========       =======         ========       ==========
Shares used to compute basic and
  diluted net loss per share..........    1,619,708            --          345,736(b)     1,965,444
                                        ===========       =======         ========       ==========


-------------------------
(1)ImpulseSale began operation on October 18, 1999.


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NEXTRON COMMUNICATIONS, INC.



         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                      NINE MONTHS ENDED SEPTEMBER 30, 2000



                                                 HISTORICAL                      PRO FORMA
                                       ------------------------------    --------------------------
                                         NEXTRON       IMPULSESALE(1)    ADJUSTMENTS     COMBINED
                                       ------------    --------------    -----------    -----------
Revenue:
  License and maintenance............  $  2,960,248            --               --        2,960,248
  Services...........................     1,453,616            --               --        1,453,616
                                       ------------       -------         --------      -----------
     Total revenue...................     4,413,864            --               --        4,413,864
                                       ------------       -------         --------      -----------
Cost of Revenue:
  License and maintenance............       499,904            --               --          499,904
  Services...........................     1,301,167            --               --        1,301,167
                                       ------------       -------         --------      -----------
     Total cost of revenue...........     1,801,071            --               --        1,801,071
                                       ------------       -------         --------      -----------
Gross profit.........................     2,612,793            --               --        2,612,793
                                       ------------       -------         --------      -----------
Operating expenses:
  Research and development...........     2,437,718            --               --        2,437,718
  Sales and marketing................     5,382,280        10,456               --        5,392,736
  General and administrative.........     3,011,736        32,010               --        3,043,746
  Stock-based compensation...........     3,736,838            --               --        3,736,838
  Amortization of goodwill and other
     intangible assets...............       159,726            --          542,318(a)       702,044
                                       ------------       -------         --------      -----------
     Total operating expenses........    14,728,298        42,466          542,318       15,313,082
                                       ------------       -------         --------      -----------
  Loss from operations...............   (12,115,505)      (42,466)       (542,318)      (12,700,289)
     Interest expense, net...........      (273,336)           --               --         (273,336)
                                       ------------       -------         --------      -----------
Net loss.............................  $(12,388,841)      (42,466)       (542,318)      (12,973,625)
                                       ============       =======         ========      ===========
Basic and diluted net loss per
  share..............................  $      (5.42)           --               --            (4.93)
                                       ============       =======         ========      ===========
Shares used to compute basic and
  diluted loss per share.............     2,286,354            --          345,736(b)     2,632,090
                                       ============       =======         ========      ===========


-------------------------

(1)ImpulseSale's statement of operations is from January 1, 2000 through August 8, 2000, the date of acquisition by Nextron.



   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NEXTRON COMMUNICATIONS, INC.



      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



(1) UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET



     On August 8, 2000, Nextron Communications, Inc. (Nextron) acquired ImpulseSale.com (ImpulseSale), a privately-held company in San Jose, California. Nextron issued 345,736 shares of common stock, valued at $2,793,547, for all of ImpulseSale's outstanding stock. The transaction was accounted for as a purchase.



     As the assets and liabilities acquired in the acquisition of ImpulseSale are included in the Nextron audited September 30, 2000 balance sheet, pro forma disclosure is not required.



(2) UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS



     The pro forma combined condensed statements of operations give effect to the acquisition as if it had occurred on October 18, 1999, ImpulseSale's inception.



     The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:



          (a) Adjustment to record the amortization of goodwill and other intangible assets resulting from the allocation of the ImpulseSale purchase price calculated as follows:



                                            FAIR        ESTIMATED       MONTHLY
                                           VALUE       USEFUL LIFE    AMORTIZATION
                                         ----------    -----------    ------------
Existing technology....................  $  600,000     36 months       $16,667
Assembled workforce....................     100,000     36 months         2,778
Trademarks/trade names.................      60,000     36 months         1,667
Goodwill...............................   2,029,054     36 months        56,362
                                                                        -------
                                                                        $77,474
                                                                        =======



    The pro forma adjustment for the year ended December 31, 1999, includes three months of amortization. The pro forma adjustment for the nine months ended September 30, 2000, includes seven months of amortization.



          (b) To reflect the shares of common stock issued as consideration for the acquisition of ImpulseSale.

------------------------------------------------------
------------------------------------------------------

  You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.
                           -------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Consolidated Financial
  Data................................   18
Management's Discussion and Analysis
  of Consolidated Financial Condition
  and Results of Operations...........   21
Business..............................   29
Management............................   38
Related Party Transactions............   43
Principal Stockholders................   44
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   50
Plan of Distribution..................   51
Underwriting..........................   52
Legal Matters.........................   56
Experts...............................   56
Additional Information................   56
Index to Consolidated Financial
  Statements..........................  F-1



     Until             , 2001, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


------------------------------------------------------
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                                                  SHARES
                                     [LOGO]
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                                  ING BARINGS


                                           , 2001


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:


                          EXPENSE                             AMOUNT
                          -------                             -------
Securities and Exchange Commission registration fee.........  $15,180
NASD filing fee.............................................  $ 6,250
Nasdaq filing fee...........................................  $ 5,000
Printing and engraving expenses.............................  $     *
Legal fees and expenses.....................................  $     *
Accounting fees and expenses................................  $     *
Blue sky fees and expenses (including legal fees)...........  $ 5,000
Transfer agent and registrar fees expenses..................  $     *
Miscellaneous...............................................  $     *
                                                              -------
  Total.....................................................  $31,430
                                                              =======


-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation (Exhibit 3.2 hereto) and our bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.12 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Nextron and the underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:


          1. On June 3, 1998 to August 11, 1998, we issued an aggregate of 466,999 shares of common stock to employees and their families for an aggregate purchase price of $24,001 pursuant to Subscription Agreements.



          2. On November 6, 1998, we sold 33,332 shares of series A preferred stock for an aggregate purchase price of $30,000 to three purchasers.



          3. For the period January 1996 to May 1999, we issued promissory notes in the aggregate principal amount of $13,499,980 to Safeguard.


          4. On September 24, 1999, we issued a promissory note in the principal amount of up to $1,500,000 to Bank of America.

          5. On September 24, 1999, we issued warrants, which are effective of the purchase of 150,000 shares of series B preferred stock, to Bank of America.

          6. On November 24, 1999, we issued 2,500,000 shares of series B preferred stock for an aggregate purchase price of $10,000,000 including cancellation of certain promissory notes to Safeguard described in 3 above.

          7. On November 24, 1999, we issued warrants for the purchase of 625,000 shares of series B preferred stock to Safeguard.

          8. On November 24, 1999, we issued warrants for the purchase of 1,250,000 shares of series B preferred stock to Safeguard.

          9. On November 24, 1999, we issued warrants for the purchase of 666,667 shares of series B preferred stock to US West/Dex.

          10. On December 31, 1999, we issued an aggregate of 150,000 shares of common stock to a service provider in connection with services rendered.

          11. On December 31, 1999, we issued an aggregate of 75,000 shares of common stock to a service provider in connection with services rendered.

          12. On January 26, 2000, we issued an aggregate of 135,733 shares of common stock in connection with acquisition of Just Doin' Java Unlimited.

          13. On February 25, 2000, we sold 1,092,375 shares of series C preferred stock for an aggregate purchase price of $4,369,500 to one accredited investor.

          14. On March 8, 2000, we issued warrants for the purchase of 250,000 shares of series C preferred stock to one accredited investor.

          15. On March 8, 2000, we sold 1,405,744 shares of series C preferred stock for an aggregate purchase price of $5,622,976 to one accredited investor.

          16. On May 19, 2000 to August 8, 2000, we issued an aggregate of 140,000 shares of common stock to one of our former employees in connection with entering into separation agreement and mutual release.

          17. On May 19, 2000, we issued 50,000 shares of common stock to one of our former directors.

          18. As of July 31, 2000, we issued 1,683,065 of series B preferred stock for an aggregate purchase price of $6,732,259 in consideration for cancellation of certain promissory notes to Safeguard described in 3 above.

          19. On August 8, 2000, we issued an aggregate of 632,324 shares of common stock in connection with acquisition of ImpulseSale, Inc.


          20. From June 30, 1997 to September 30, 2000, we issued options to purchase an aggregate of 3,686,328 shares of common stock to employees, directors and consultants pursuant to the 1997 Equity Compensation Plan and the 1999 Equity Incentive Plan.


          21. On September 7, 2000 we issued a promissory note in the principal amount of $5,000,000 to Safeguard.

          22. On September 7, 2000, we issued warrants to purchase 50,000 shares of our series D preferred stock.

          23. On October 5, 2000, we sold 1,000,000 shares of series D preferred stock for an aggregate purchase price of $10 million to Safeguard including cancellation of the promissory note to Safeguard described in 21 above.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   1.1*    Form of Underwriting Agreement
   1.2*    Form of Standby Stock Purchase Agreement
   3.1*    Amended and Restated Certificate of Incorporation of Nextron
   3.2*    Amended and Restated Certificate of Incorporation of Nextron
           (as proposed)
   3.3*    Bylaws of Nextron
   3.4*    Bylaws of Nextron (as proposed)
   4.1*    Specimen Stock Certificate
   5.1*    Opinion of Georgopoulos Pahlavan & Prince, LLP regarding the legality of the common stock being registered
  10.1*    1997 Equity Compensation Plan and Form of Incentive Stock
           Option Grant and Nonqualified Stock Option Grant
  10.2*    1999 Equity Incentive Plan and Form of Incentive Stock
           Option and Nonstatutory Stock Option with Terms and
           Conditions
 10.3**    Warrant to purchase stock issued to Bank of America N.A.,
           dated September 24, 1999
 10.4**    Warrant Purchase Agreement and Form of Warrant to purchase series B preferred stock issued to U.S. West Dex Holdings,
           Inc., dated as of November 24, 1999
 10.5**    Warrant to purchase 625,000 shares of series B preferred
           stock issued to Safeguard Scientifics, Inc., dated November
           24, 1999
 10.6**    Warrant to purchase 1,250,000 shares of series B preferred stock issued to Safeguard Scientifics, Inc., dated November
           24, 1999
 10.7**    Warrant to purchase series C preferred stock issued to
           Security Capital Trading, Inc., dated March 8, 2000
 10.8**    Warrant to purchase series D preferred stock issued to
           Safeguard 2000 Capital, L.P., dated September 7, 2000
 10.9**    Warrant to purchase 30,000 shares of common stock issued to
           Gordon Taubenheim
10.10**    Security Agreement between Nextron and Safeguard
           Scientifics, Inc., dated February 23, 1996
10.11**    Promissory Note in the amount of $5.0 million issued to
           Safeguard dated September 7, 2000
10.12**    Form of Indemnity Agreement between Nextron and agents,
           officers and directors
10.13**    Employment Agreement between Nextron and Jeffrey M. Tablak, dated September 8, 2000
10.14**    Employment Agreement between Nextron and Scott C. Jensen,
           dated September 8, 2000
10.15**    Employment Agreement between Nextron and Robert E. James,
           dated September 8, 2000
10.16**    Asset Purchase Agreement between Nextron and Sage Networks
           Acquisition Corp., dated July 1, 1998
10.17**    Agreement and Plan of Merger among Nextron, ImpulseSale,
           ImpulseSale Acquisition Sub, Inc. and the Selling
           Shareholders, dated August 8, 2000
 10.18*    Lease Agreement between Nextron and The Equitable Life
           Assurance Society of the United States, dated December 10,
           1995
 10.19*    Lease Agreement between Nextron and Ross-Green Valley II,
           dated June 5, 2000
 10.20*    Sublease Agreement between Nextron and Lasergenics, dated
           January 19, 1996
10.21**    Third Amended and Restated Investors' Rights Agreement
 21.1**    Subsidiaries of the Registrant
  23.1     Consent of KPMG LLP

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  23.2     Consent of KPMG LLP
  23.3*    Consent of Georgopoulos Pahlavan & Prince, LLP (see Exhibit
           5.1)
 24.1**    Power of Attorney (see Part II-5)
  27.1     Financial Data Schedule
 99.1**    Form of Letter from Nextron to holders of more than 100
           shares of Safeguard Scientifics, Inc. describing the
           Safeguard Subscription Program.
 99.2**    Form of Letter from Nextron to brokers describing the
           Safeguard Subscription Program.
 99.3**    Subscription Form for Safeguard Subscription Program.


-------------------------
 * To be filed by amendment.
** Previously filed.

     (b) Financial Statement Schedules

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the consolidated financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on December 20, 2000.


                                          NEXTRON COMMUNICATIONS, INC.


                                          By:      /s/ ROBERT E. JAMES

                                            ------------------------------------

                                                      Robert E. James


                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 * JEFFREY M. TABLAK                   Chief Executive Officer and   December 20, 2000
-----------------------------------------------------      Director (Principal
                  Jeffrey M. Tablak                         Executive Officer)

                 /s/ ROBERT E. JAMES                     Chief Financial Officer     December 20, 2000
-----------------------------------------------------    (Principal Financial and
                   Robert E. James                         Accounting Officer)

                   * SCOTT JENSEN                                Director            December 20, 2000
-----------------------------------------------------
                    Scott Jensen

                  * CRAIG J. LONDON                     Chairman of the Board and    December 20, 2000
-----------------------------------------------------            Director
                  Craig. J. London

                 * ROOP K. LAKKARAJU                             Director            December 20, 2000
-----------------------------------------------------
                  Roop K. Lakkaraju

              *By: /s/ ROBERT E. JAMES
  ------------------------------------------------
          Robert E. James, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   1.1*    Form of Underwriting Agreement
   1.2*    Form of Standby Stock Purchase Agreement
   3.1*    Amended and Restated Certificate of Incorporation of Nextron
   3.2*    Amended and Restated Certificate of Incorporation of Nextron
           (as proposed)
   3.3*    Bylaws of Nextron
   3.4*    Bylaws of Nextron (as proposed)
   4.1*    Specimen Stock Certificate
   5.1*    Opinion of Georgopoulos Pahlavan & Prince, LLP regarding the legality of the common stock being registered
  10.1*    1997 Equity Compensation Plan and Form of Incentive Stock
           Option Grant and Nonqualified Stock Option Grant
  10.2*    1999 Equity Incentive Plan and Form of Incentive Stock
           Option and Nonstatutory Stock Option with Terms and
           Conditions
 10.3**    Warrant to purchase stock issued to Bank of America N.A.,
           dated September 24, 1999
 10.4**    Warrant Purchase Agreement and Form of Warrant to purchase series B preferred stock issued to U.S. West Dex Holdings,
           Inc., dated as of November 24, 1999
 10.5**    Warrant to purchase 625,000 shares of series B preferred
           stock issued to Safeguard Scientifics, Inc., dated November
           24, 1999
 10.6**    Warrant to purchase 1,250,000 shares of series B preferred stock issued to Safeguard Scientifics, Inc., dated November
           24, 1999
 10.7**    Warrant to purchase series C preferred stock issued to
           Security Capital Trading, Inc., dated March 8, 2000
 10.8**    Warrant to purchase series D preferred stock issued to
           Safeguard 2000 Capital, L.P., dated September 7, 2000
 10.9**    Warrant to purchase 30,000 shares of common stock issued to
           Gordon Taubenheim
10.10**    Security Agreement between Nextron and Safeguard
           Scientifics, Inc., dated February 23, 1996
10.11**    Promissory Note in the amount of $5.0 million issued to
           Safeguard dated September 7, 2000
10.12**    Form of Indemnity Agreement between Nextron and agents,
           officers and directors
10.13**    Employment Agreement between Nextron and Jeffrey M. Tablak, dated September 8, 2000
10.14**    Employment Agreement between Nextron and Scott C. Jensen,
           dated September 8, 2000
10.15**    Employment Agreement between Nextron and Robert E. James,
           dated September 8, 2000
10.16**    Asset Purchase Agreement between Nextron and Sage Networks
           Acquisition Corp., dated July 1, 1998
10.17**    Agreement and Plan of Merger among Nextron, ImpulseSale,
           ImpulseSale Acquisition Sub, Inc. and the Selling
           Shareholders, dated August 8, 2000
 10.18*    Lease Agreement between Nextron and The Equitable Life
           Assurance Society of the United States, dated December 10,
           1995
 10.19*    Lease Agreement between Nextron and Ross-Green Valley II,
           dated June 5, 2000
 10.20*    Sublease Agreement between Nextron and Lasergenics, dated
           January 19, 1996
10.21**    Third Amended and Restated Investors' Rights Agreement
 21.1**    Subsidiaries of the Registrant
  23.1     Consent of KPMG LLP
  23.2     Consent of KPMG LLP
  23.3*    Consent of Georgopoulos Pahlavan & Prince, LLP (see Exhibit
           5.1)
 24.1**    Power of Attorney (see Part II-5)
  27.1     Financial Data Schedule
 99.1**    Form of Letter from Nextron to holders of more than 100
           shares of Safeguard Scientifics, Inc. describing the
           Safeguard Subscription Program.
 99.2**    Form of Letter from Nextron to brokers describing the
           Safeguard Subscription Program.
 99.3**    Subscription Form for Safeguard Subscription Program.


-------------------------
 * To be filed by amendment.

** Previously filed.